As Filed with the Securities and Exchange Commission on June __, 2014	Registration No. 333-195599

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Utah	3669	87-0543981
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 West Civic Center Drive, Suite 400
Sandy, Utah 84070
Telephone: (801) 451-6141
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gordon Jesperson, Esq.
Chief Legal Counsel
150 West Civic Center Drive, Suite 400
Salt Lake City, UT 84070
Telephone: (801) 451-6141
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Kevin R. Pinegar, Esq.
Wayne D. Swan, Esq.
Durham Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, UT 84111
Telephone: (801) 415-3000
Facsimile: (801) 415-3500

Approximate date of commencement of proposed sale to the public: As soon as practical from time to time after this Registration Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.0001 par value	84,078	(3)	$18.00	$1,513,404	$195
Common Stock, $0.0001 par value	152,391	(4)	$18.00	$2,743,038	$353
Total	236,469		$18.00	$4,256,442	$548
       _______________
(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the closing sales price of the Registrant’s Common Stock on April 28, 2014, as reported on the OTC Markets (OTCQB).

(3)
Shares issued upon closing of acquisition; the number of shares issued determined pursuant to contract by dividing allocated purchase price amount ($1,600,000) by daily volume weighted average closing price as reported for 60 consecutive trading days ending on March 26, 2014.

(4)
Shares issued upon closing of acquisition and held in escrow; the number of shares issued determined pursuant to contract by dividing allocated purchase price amount ($2,900,000) by daily volume weighted average closing price as reported for 60 consecutive trading days ending on March 26, 2014.  These shares are held in escrow by a bank, to be delivered to the Selling Shareholder pursuant to terms and conditions contained in an escrow agreement.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

236,469 Shares of Common Stock

This prospectus relates to the offer and resale by Eli Sabag, the Selling Shareholder identified in this prospectus, of up to 236,469 shares (the “Shares”) of the common stock, par value $0.0001 (the “Common Stock”) of SecureAlert, Inc., a Utah corporation (“SecureAlert” or “we”), issued in connection with the acquisition by SecureAlert of GPS Global Tracking and Surveillance System Ltd., an Israeli corporation (“GPS Global”) from the Selling Shareholder.  Certain of the Shares are held in escrow and to be delivered to Selling Shareholder upon satisfaction of certain conditions contained in the escrow agreement among SecureAlert, Selling Shareholder and the escrow agent identified in such agreement.  Closing of the acquisition of GPS Global (the “Transaction”) occurred on April 1, 2014.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale or other disposition of the Shares by the Selling Shareholder.  Please refer to the section of this prospectus entitled “The Transaction” for a description of the acquisition transaction pursuant to which the Shares were or will be issued to Selling Shareholder and to the section entitled “Selling Shareholder” for additional information regarding the Selling Shareholder.

The Selling Shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares on any exchange, market or trading facility on which the Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at various prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for more information about how the Selling Shareholder may sell the Shares.

We will pay the expenses incurred in registering the Shares, including legal and accounting fees. The Selling Shareholder will pay any commissions and selling expenses he may incur in connection with the sale of the Shares. See “Plan of Distribution.”

Our Common Stock is currently quoted on the OTC Markets (OTCQB) under the symbol “SCRA.” On April 28, 2014, the last reported sale price of our Common Stock was $18.00 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June ___, 2014.

You should rely only on the information contained in this prospectus. We have not, and the Selling Shareholder has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is the Selling Shareholder seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and we will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

PROSPECTUS SUMMARY

SecureAlert, Inc., a Utah corporation, is referred to as “SecureAlert,” “we,” “us,” “our,” or the “Company” throughout this prospectus. The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the “Risk Factors” beginning on page 3 and the financial statements and related notes beginning on page 43. Our fiscal year ends on September 30.

Overview

We are a Utah corporation originally formed to manufacture and market medical diagnostic stains, solutions and related equipment.  In July 2001, we expanded into the elder care market with hardware products and monitoring services for Personal Emergency Response Systems (PERS) and Global Positioning System (GPS) location tracking. In 2006, we introduced GPS tracking technology and monitoring services for the corrections industry with a line of wearable, interactive GPS tracking devices that we manufacture and distribute, combined with offender monitoring and intervention services.

In December 2007, we acquired Midwest Monitoring and Surveillance, Inc. (Midwest), Court Programs Inc. and Court Programs of Florida, Inc. In order to focus our resources on our strategic purpose of producing or acquiring and deploying leading edge tracking technology and monitoring services for the criminal justice arena in 2009, we completed the divestiture of our medical diagnostic stain and PERS business in an entity known as ActiveCare, Inc., a Delaware corporation.

During fiscal year 2012, we continued our efforts to focus on our core competencies and embarked on a number of divestitures of those subsidiaries which were primarily local-services based.  We sold certain territories in the state of Florida previously serviced by our wholly-owned subsidiary, Court Programs of Florida, Inc. to various independent distributors.  At the end of fiscal year 2012, we also sold our interest in Midwest.  In fiscal year 2013, we sold Court Programs, Inc. to complete our divestment plans.

Effective April 1, 2014, we acquired all of the issued and outstanding equity of GPS Global Tracking and Surveillance System Ltd., an Israeli corporation (“GPS Global”) from its sole stockholder, Eli Sabag, the selling shareholder under this prospectus (“Selling Shareholder”).  GPS Global develops products for locating, tracking, tracing, monitoring and surveillance solutions of offenders, vehicles, facilities and human resources. GPS Global specializes in developing innovative products using advanced technologies and tailored turn-key solutions for its customers worldwide. GPS Global has been engaged primarily in research and development of its products and has had limited operations to date. See “The Transaction” at page 38, for more information regarding our acquisition of GPS Global.

We own or have rights to various trademarks, service marks or trade names that we use in connection with the operation of our business, including, without limitation: Mobile911, Mobile911Siren with 2-Way Voice Communication & Design, ActiveTrace, MobilePAL, HomePAL, HomeAware, PAL Services, TrackerPAL, ReliAlert, SecureAlert, SecureCuff, TrueDetect, and the stylized SecureAlert logo. While some of these trademarks, service marks and trade names are used in this document, for convenience, without protective marking, we will assert our ownership and rights to the fullest extent under applicable law. The trademarks, service marks and trade names of other companies appearing in this prospectus are, to our knowledge, the property of their respective owners. In this prospectus, unless indicated otherwise, references to “dollars” and “$” are to United States dollars.

Our Products and Services

We market and deploy offender management programs, combining patented GPS tracking technologies, fulltime 24/7/365 intervention-based monitoring capabilities and case management services.  Our vision is to be the global market leader for delivering the most reliable offender management solutions, which leverage superior intervention capabilities and integrated communication technologies.  We believe that we currently deliver the only offender management technology which effectively integrates GPS, Radio Frequency (RF) and an interactive 3-way voice communication system into a single piece device, deployable worldwide.  Through our patented electronic monitoring technologies and services, we empower law enforcement, corrections and rehabilitation professionals with offender, defendant, probationer and parolee programs, which grant convicted criminals and pre-trial suspects an accountable opportunity to be “free from prison.”  This provides for greater public safety at a lower cost compared to incarceration or traditional resource-intensive alternatives.

Our ReliAlert portfolio of devices and services are customizable to provide secure reintegration solutions for various offender types, including domestic abusers, sexual predators, gang members, pre-trial defendants, or juvenile offenders. Our proprietary software, device firmware and processes accommodate agency-established monitoring protocols, victim protection imperatives, geographic boundaries, work environments, school attendance, rehabilitation programs and sanctioned home restrictions.

ReliAlert devices are intelligent devices with integrated computer circuitry.  They are constructed from case-hardened materials and are designed to promptly notify intervention monitoring centers of attempts to breach applicable electronic supervision terms or to remove or otherwise tamper with device elements. They are securely attached around an offender’s ankle with a tamper resistant strap (steel cabling with optic fiber).  We also have a unique patented, dual-steel banded SecureCuff for high risk or high flight risk offenders who have qualified for electronic monitoring supervision, but who require an incremental level of security and supervision.

We believe successful monitoring requires effective, persistent management of monitored individuals. Our monitoring and intervention centers act as an important link between offenders and their supervising officers. SecureAlert intervention specialists initiate contact at the direction of the supervising agency or when an offender violates any established restriction or protocol.  The monitoring that is enabled by our state-of-the-art devices, which give us the unique ability to conduct live, three-way voice communication with monitored individuals and officers, provides the situational context that is the basis for behavior management and modification. And, if necessary, it allows us to provide interaction details to law enforcement officers, giving them greater insights prior to intervention.

Corporate Information

Our principal executive office and monitoring facility is located at 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070, and our telephone number is (801) 451-6141.  Our website address is www.securealert.com. No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

Reverse Stock Split

On February 28, 2013, our shareholders approved a reduction in the authorized share capital of the Company to 15,000,000 shares of Common Stock, and authorized a reverse split to reduce the outstanding shares of the Company at a ratio of 200-for-1, which was implemented on March 25, 2013.  Share and per share information for the prior periods has been retroactively adjusted in this prospectus to reflect the effects of the reverse stock split.

Risk Factors

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus, including without limitation, in conjunction with the forward-looking statements included in this prospectus.  All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:

•	Risks related to our ability to generate sufficient cash to finance our operations, which may not be successful;

•
Risks related to general economic conditions; if recovery from the recent recession continues to be slow or prolonged, it could continue to adversely affect our government agency customers and our reliance on third-party manufacturers and suppliers increases our risk of obtaining adequate, timing, and cost-effective product supplies;

•	How well we manage our business;

•	Competition that could negatively impact our business;

•	Risks associated with adequately maintaining security and preventing unauthorized access to electronic and other confidential information and data breaches;

•	Risks related to our information systems, including, for example, security breaches or the effects of loss of power supply or other service disruptions at our monitoring centers;

•	Risks related to our acquisitions, including the acquisition of GPS Global;

•	Our current lack of a Chief Executive Officer and our inability to identify, hire and subsequently integrate a new Chief Executive Officer;

•	Changes in regulations or enforcement that may adversely impact our business;

•	Risks relating to conducting business internationally, subjecting us to a variety of regulations, political interests and monetary fluctuations;

•	Disruptions in the capital markets could increase our costs of doing business; and

•	The possibility that the interests of our largest shareholder may conflict with the interests of other shareholders or creditors.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business.  In addition, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results of operations to differ materially from the forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.  You should review carefully the section captioned “Risk Factors” in this prospectus.

THE OFFERING

On April 1, 2014, we closed on a Share Purchase Agreement executed on March 12, 2014 (the “Purchase Agreement”) to acquire all of the issued and outstanding shares of GPS Global (the “Transaction”).  The sole owner of GPS Global was Eli Sabag, an individual residing in Israel and the Selling Shareholder under this prospectus.  The purchase price for the shares of GPS Global was an amount up to $7,811,404 payable in cash of $311,404 and shares of our Common Stock valued at $7,500,000.  The Purchase Agreement requires us to file with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, or the Securities Act, the registration statement that includes this prospectus for the purpose of registering the resale of the Shares that were issued at the time of the closing of the Transaction, including certain shares of Common Stock that are to be held in escrow by Zions First National Bank of Salt Lake City, Utah (“Escrow Agent”) to be released to Selling Shareholder on conditions contained in the escrow agreement entered into by the parties (the “Escrow Agreement”).  See “The Transaction” for a summary of the terms and conditions of our acquisition of GPS Global.

Securities Offered

This offering involves a total of 236,469 shares of our Common Stock (the “Shares”) issued under the Purchase Agreement, including 152,291 shares held in escrow by the Escrow Agent which may be delivered to Selling Shareholder on or about October 1, 2014, as provided in the Purchase Agreement and subject to conditions contained in the Purchase Agreement and in the Escrow Agreement, as follows:

Common Stock offered by the Selling Shareholder:	236,469 Shares

Common Stock outstanding prior to the offering:	9,833,407 Shares

Common Stock outstanding after the offering:	10,069,876 Shares

Use of proceeds:	We will not receive any proceeds from the sale of the Shares by the Selling Shareholder in this offering. See “Use of Proceeds.”

Risk factors:	An investment in the Shares involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

OTC Markets (OTCQB) symbol:	SCRA

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Common Stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to Our Business, Operations and Industry

We are primarily dependent on additional borrowings under a Facility Agreement. Our business plan is dependent upon raising sufficient capital to supplement operational income. It may be necessary for us to obtain additional borrowing at less than favorable terms. On January 3, 2014, we entered into an unsecured “Facility Agreement” with Tetra House Pte. Ltd., (“Tetra House”) an entity controlled by our Chairman, Guy Dubois, pursuant to which Tetra House agreed to make available to us up to $25,000,000 in borrowed funds at an 8% annual interest rate due and payable in arrears semi-annually. The funds may be drawn down at any time and from time to time through May 31, 2014, in minimum amounts of $2,000,000 and in $1,000,000 increments.  In addition, we paid Tetra House an arrangement fee of $750,000 (3% of the aggregate maximum amount under the Facility Agreement). The borrowed funds may be used for acquisitions and for general corporate purposes and are due and payable two years from the closing date.  After the loan was executed, Tetra House assigned the Facility Agreement to Conrent Invest S.A. through its compartment “Safety II.”  Since January 3, 2014, we have borrowed $15,000,000 under the Facility Agreement.

We face risks related to our substantial indebtedness.  Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk associated with our variable rate debt and prevent us from meeting our obligations under our outstanding debentures and other debt instruments.  As of March 31, 2014, we had $12,125,628 of indebtedness outstanding.

Our high degree of leverage could have important consequences to us, including:

•	making it more difficult for us to make payments on our debt;

•	increasing our vulnerability to general economic and industry conditions;

•
requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our debt, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•
limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who may be less highly leveraged.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful. Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control.  We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.  We may not be able to consummate those dispositions or the proceeds that we realize from them may not be adequate to meet any debt service obligations then due.

General economic conditions may affect our revenue and harm our business.  As widely reported, financial markets in the United States, Europe and Asia experienced extreme disruption in the past two years.  Unfavorable changes in economic conditions, including declining consumer confidence, inflation, recession or other changes, may lead our customers to delay or reduce purchases of our products and services, adversely affecting our results of operations and financial condition. Challenging economic conditions also may impair the ability of our customers to pay for products or services they have purchased, and as a result, our reserves for doubtful accounts and write-offs of accounts receivable could increase. Our cash flows may be adversely affected by delayed payments or underpayments by our customers. We are unable to predict the duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries.

Budgetary issues faced by government agencies could adversely impact our future revenue. Our revenues are primarily derived from contracts with state, local and county government agencies in the United States and governments of Caribbean and Latin American nations.  Many of these government agencies are experiencing budget deficits and may continue to do so.  As a result, the amount spent by our current clients on equipment and services that we supply may be reduced or grow at rates slower than anticipated and it may be more difficult to attract additional government clients.  In addition, since 2009, the industry has experienced a general decline in average daily lease rate for GPS tracking units.  As a result of these factors, our ability to maintain or increase our revenues may be negatively affected.

As a result of our increased focus on international business markets, our business is subject to many of the risks of a new or start-up venture.  Our business goals and strategy subject us to the risks and uncertainties usually associated with start-ups. Our business plan involves risks, uncertainties and difficulties frequently encountered by companies in their early stages of development.  If we are to be successful in this new business direction, we must accomplish the following, among other things:

•	Develop and introduce functional and attractive product and service offerings;

•	Increase awareness of our brand and develop customer loyalty;

•	Respond to competitive and technological developments;

•	Increase gross profit margins;

•	Build an operational structure to support our business; and

•	Attract, retain and motivate qualified personnel.

If we fail to achieve these goals, that failure would have a material adverse effect on our business, prospects, financial condition and operating results.

Certain individuals and groups own or control a significant number of our outstanding shares.  Certain groups or persons associated with them beneficially own a substantial number of shares of our outstanding Common Stock or securities and debt instruments convertible into shares of our Common Stock.  As a result, these persons have the ability, acting as a group, to effectively control our affairs and business, including the election of our directors and, subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change of control or making other transactions more difficult or impossible without their support. In addition, these equity holders may have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments, even though such transactions may involve risk to us or our other shareholders.  Additionally, they may make investments in businesses that directly or indirectly compete with us, or may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

There is no certainty that the market will accept our products and services.  Our targeted markets may be slow to or may never accept our products or services.  Governmental organizations may not use our products unless they determine, based on experience, advertising or other factors, that those products are a preferable alternative to other available methods of tracking.  In addition, decisions to adopt new tracking devices can be influenced by government administrators, regulatory factors, and other factors largely outside our control.  No assurance can be given that key decision-makers will accept our products, which could have a material adverse effect on our business, financial condition and results of operations.

We do not have a chief executive officer and we are dependent upon the services of our senior management team; the failure to attract and retain such individuals could adversely affect our operations.  We are dependent on the services, abilities and experience of our executive officers. The permanent loss of the services of any of these senior executives and any change in the composition of our senior management team could have a negative impact on our ability to execute on our business and operating strategies.  We do not currently have a chief executive officer.  In October 2012, the Board of Directors established an Executive Committee and transferred the executive function to this committee, currently comprised of Guy Dubois and David Boone.  Messrs. Dubois and Boone will continue to execute the responsibilities of the Company’s principal executive officer through the Executive Committee, until our search for a new chief executive officer is completed.  Our inability to identify, hire and subsequently integrate a new chief executive officer could adversely impact our business, financial condition and results of operations.

We rely on significant suppliers for key products and cellular access.  If we do not renew these agreements when they expire we may not continue to have access to these suppliers’ products or services at favorable prices or in volumes as we have in the past, which could adversely affect our results of operations or financial condition.  We have entered into an agreement with a national cellular access company for cellular services. We also rely currently on a single source for the manufacture of our ReliAlert devices.  If any of these significant suppliers were to cease providing products or services to us, we would be required to seek alternative sources. There is no assurance that alternate sources could be located or that the delay or additional expense associated with locating alternative sources for these products or services would not materially and adversely affect our business and financial condition.

Our business subjects our research, development and marketing activities to current and possibly to future government regulations. The cost of compliance or the failure to comply with these regulations could adversely affect our business, results of operations and financial condition. Our monitoring device products are not subject to specific approvals from any governmental agency, although our products using cellular and GPS technologies for use in the United States must be manufactured in compliance with applicable rules and regulations of the Federal Communications Commission (“FCC”).  There can also be no assurance that changes in the legal or regulatory framework or other subsequent developments will not result in limitation, suspension or revocation of regulatory approvals granted to us. Any such events, were they to occur, could have a material adverse effect on our business, financial condition and results of operations.  We may be required to comply with FCC regulations for manufacturing practices, which mandate procedures for extensive control and documentation of product design, control and validation of the manufacturing process and overall product quality. Foreign regulatory agencies have similar manufacturing standards. Any third parties manufacturing our products or supplying materials or components for such products may also be subject to these manufacturing practices and mandatory procedures. If we, our management or our third-party manufacturers fail to comply with applicable regulations regarding these manufacturing practices, we could be subject to a number of sanctions, including fines, injunctions, civil penalties, delays, suspensions or withdrawals of market approval, seizures or recalls of product, operating restrictions and, in some cases, criminal prosecutions.  Our products and related manufacturing operations may also be subject to regulation, inspection and licensing by other governmental agencies, including the Occupational Health and Safety Administration.

We face intense competition, including competition from entities that are more established and may have greater financial resources than we do, which may make it difficult for us to establish and maintain a viable market presence.  Our current and expected markets are rapidly changing.  Existing products and services and emerging products and services will compete directly with our products and services.  Although we believe our technology has advantages over competing systems, there can be no assurance that those advantages are significant enough to cause users to adopt its use.  Competition is expected to increase.  Many of our competitors have products or techniques approved or in development and operate large, well-funded research and development programs in the field.  Moreover, these companies and institutions may be in the process of developing technology that could be developed more quickly or be ultimately more effective than our products.  We face competition based on product efficacy, availability of supply, marketing and sales capability, price and patent position.  There can be no assurance that our competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization.

We are dependent upon certain customers, the loss of which would adversely affect our results of operations and business condition.  During fiscal year 2013, two customers each accounted for more than 10% of total sales.  One customer paid $5,252,959 (34% of total sales) under an international contract that was completed during fiscal year 2013 and it is uncertain if we will provide services to this customer in the future.  Another customer paid $1,622,326 (10% of total sales) under a three-year contract which was completed in November 2013 and has continued on a month-to-month basis since that time.  This contract could be terminated at anytime upon 30 days notice. The loss of either of these customers would result in lower revenues and limit the cash available to grow our business and to achieve profitability.  In addition, on November 15, 2013, we entered into a contract with the uniformed prison service of the Republic of Chile known as the Gendarmerie.  This is a 41-month contract and barring additional new contracts, this contract is expected to account for more than 10% of sales for fiscal year 2014.  Subsequent to the execution of this contract, general elections were held in Chile.  There is no assurance that the new government will honor this contract.  The loss or interruption of this new contract would adversely affect our results of operations and financial condition.

Our business plan is subject to the risks of technological uncertainty, which may result in our products failing to be competitive or readily accepted by our target markets.   Some of the products we are currently evaluating, including the products under development by GPS Global, likely will require further research and development efforts before they can be commercialized. There can be no assurance that our research and development efforts will be successful.  In addition, the technology which we integrate or that we may expect to integrate with our product and service offerings is rapidly changing and developing.  We face risks associated with the possibility that our technology may not function as intended and the possible obsolescence of our technology and the risks of delay in the further development of our own technologies. Cellular coverage is not uniform throughout our current and targeted markets and GPS technology depends upon “line-of-sight” access to satellite signals used to locate the user.  This limits the effectiveness of GPS if the user is in the lower floors of a tall building, underground or otherwise located where the signals have difficulty penetrating.  Other difficulties and uncertainties normally associated with new industries or the application of new technologies in new or existing industries also threaten our business, including the possible lack of consumer acceptance, difficulty in obtaining financing for untested technologies, increasing competition from larger or smaller well-funded competitors, advances in competing or other technologies, and changes in laws and regulations affecting the development, marketing or use of our new products and related services.

We face risks of litigation and regulatory investigation and actions in connection with our operations. Lawsuits, including regulatory actions, may seek recovery of large, indeterminate amounts or otherwise limit our operations, and their existence and magnitude may remain unknown for substantial periods of time.  Relevant authorities in the markets in which we operate may investigate us in the future. These investigations may result in significant penalties in multiple jurisdictions, and we may become involved in disputes with private parties seeking compensation for damages resulting from the relevant violations. Such substantial legal liability or regulatory action could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and credibility.  In addition, our business activities are subject to various governmental regulations in countries where we operate, which include investment approvals, export regulations, tariffs, antitrust, anti-bribery, intellectual property, consumer and business taxation, foreign trade and exchange controls, and environmental and recycling requirements. These regulations limit, and other new or amended regulations may further limit, our business activities or increase operating costs. In addition, the enforcement of such regulations, including the imposition of fines or surcharges for violation of such regulations, may adversely affect our results of operations, financial condition, cash flows, reputation and credibility.

Our products are subject to the risks and uncertainties associated with the protection of intellectual property and related proprietary rights.  We believe that our success depends in part on our ability to obtain and enforce patents, maintain trade secrets and operate without infringing on the proprietary rights of others in the United States and in other countries.  We have received several patents; we have also applied for several additional patents and those applications are awaiting action by the United States Patent and Trademark Office, or PTO, and by similar regulators in other countries.  There is no assurance those patents will issue or that when they do issue they will include all of the claims currently included in the applications. Even if they do issue, those new patents and our existing patents must be protected against possible infringement.  The enforcement of patent rights can be uncertain and involve complex legal and factual questions.  The scope and enforceability of patent claims are not systematically predictable with absolute accuracy.  The strength of our own patent rights depends, in part, upon the breadth and scope of protection provided by the patent and the validity of our patents, if any.  Our inability to obtain or to maintain patents on our key products could adversely affect our business.  We own 15 patents and have filed and intend to file additional patent applications with the in the United States and in key foreign jurisdictions relating to our technologies, improvements to those technologies and for specific products we may develop.  There can be no assurance that patents will issue on any of these applications or that, if issued, any patents will not be challenged, invalidated or circumvented.  The prosecution of patent applications and the enforcement of patent rights are expensive, and the expense may adversely affect our profitability and the results of our operations.  In addition, there can be no assurance that the rights afforded by any patents will guarantee proprietary protection or competitive advantage.  Our success will also depend, in part, on our ability to avoid infringing the patent rights of others.  We must also avoid any material breach of technology licenses we may enter into with respect to our new products and services.  Existing patent and license rights may require us to alter the designs of our products or processes, obtain licenses or cease certain activities.  In addition, if patents have been issued to others that contain competitive or conflicting claims and such claims are ultimately determined to be valid and superior to our own, we may be required to obtain licenses to those patents or to develop or obtain alternative technology.  If any licenses are required, there is no assurance given that we will be able to obtain any necessary licenses on commercially favorable terms, if at all.  Any breach of an existing license or failure to obtain a license to any technology that may be necessary in order to commercialize our products may have a material adverse impact on our business, results of operations and financial condition.  Litigation that could result in substantial costs may also be necessary to enforce patents licensed or issued to us or to determine the scope or validity of third-party proprietary rights.  If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in proceedings declared by the PTO to determine priority of invention, which could result in substantial costs, even if we eventually prevail.  An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require that we cease using such technology.

We also rely on trade secrets laws to protect portions of our technology for which patent protection has not yet been pursued or is not believed to be appropriate or obtainable.  These laws may protect us against the unlawful or unpermitted disclosure of any information of a confidential and proprietary nature, including but not limited to our know-how, trade secrets, methods of operation, names and information relating to vendors or suppliers and customer names and addresses.  We seek to protect this unpatentable and unpatented proprietary technology and processes, in addition to other confidential and proprietary information in part, by entering into confidentiality agreements with employees, collaborative partners, consultants and certain contractors.  There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and other confidential and proprietary information will not otherwise become known or be independently discovered or reverse-engineered by competitors.

We conduct business internationally with a variety of sovereign governments.  Our business is subject to a variety of regulations and political interests that could affect the timing of payment for services and the duration of our contracts.  We face the risk of systems interruptions and capacity constraints, possibly resulting in adverse publicity, revenue loss and erosion of customer trust.  The satisfactory performance, reliability and availability of our network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels.  In addition, because our customers in these foreign jurisdictions are sovereign governments or governmental departments or agencies, it may be difficult for us to enforce our agreements with them in the event of a breach of those agreements, including, for example, the failure to pay for our services or to complete projects that we have commenced.

We may experience temporary service interruptions for a variety of reasons, including telecommunications or power failures, fire, water damage, vandalism, computer bugs or viruses or hardware failures.  Any service interruption that results in the unavailability of our system or reduces its capacity could result in real or perceived public safety issues that may affect customer confidence in our services and result in negative publicity that could cause us to lose customer accounts or fail to obtain new accounts.  In the past we have experienced temporary interruptions of telecommunications or power outages which were promptly mitigated.  Such instances may result in loss of customer accounts or similar problems if they occur in the future.  Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, or impaired quality and speed of transaction processing.  We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our services to permit us to upgrade and expand our systems effectively or to integrate smoothly and newly developed or purchased modules with our existing systems.

Risks Related to the Transaction

The success of our business depends on achieving our strategic objectives, including through acquisitions, dispositions and restructurings.  With respect to acquisitions such as the Transaction, as well as potential restructuring actions, we may not achieve expected returns and other benefits as a result of various factors, including integration and collaboration challenges, such as personnel and technology. In addition, we may not achieve anticipated cost savings from restructuring actions, which could result in lower margin rates.  In the past 18 months, we disposed of entities we had previously acquired.  When we decide to sell assets or a business, we may encounter difficulty in finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the accomplishment of our strategic objectives. Alternatively, we may dispose of a business at a price or on terms that are less than we had anticipated. After reaching an agreement with a buyer or seller for the acquisition or disposition of a business, we are subject to satisfaction of pre-closing conditions as well as to necessary regulatory and governmental approvals on acceptable terms, which may prevent us from completing the transaction. Dispositions may also involve continued financial involvement in the divested business, such as through continuing equity ownership, guarantees, indemnities or other financial obligations. Under these arrangements, performance by the divested businesses or other conditions outside our control could affect our future financial results.

We may not be able to grow successfully through the Transaction or through future acquisitions, we may not successfully manage future growth, and we may not be able to effectively integrate the business of GPS Global or other businesses that we may acquire. We plan to continue to grow through strategic acquisitions of other businesses.  In order to complete acquisitions, we would expect to require additional debt and/or equity financing, which could increase our interest expense, leverage and number of shares outstanding.  Businesses that we acquire, such as GPS Global, may not perform as expected. Future revenues, profits and cash flows of an acquired business may not materialize due to the failure or inability to capture expected synergies, increased competition, regulatory issues, changes in market conditions, or other factors beyond our control. In addition, we may not be successful in integrating these acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management’s attention.  Even if we are successful in integrating GPS Global or future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies or earnings gains, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital. Also, competition for acquisition opportunities may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions.  Additional risks related to acquisitions include, but are not limited to:

•	the potential disruption of our existing business;

•	entering new markets or industries in which we have limited prior experience;

•
difficulties integrating and retaining key management, sales, research and development, production and other personnel or diversion of management attention from ongoing business concerns to integration matters;

•	difficulties integrating or expanding information technology systems and other business processes or administrative infrastructures to accommodate the acquired businesses;

•	complexities associated with managing the combined businesses and consolidating multiple physical locations;

•	risks associated with integrating financial reporting and internal control systems; and

•
whether any necessary additional debt or equity financing will be available on terms acceptable to us, or at all, and the impact of such financing on our operating performance and results of operations.

We are exposed to fluctuations in currency exchange rates. A significant portion of our business, particularly our research and development following the completion of the Transaction, is or will be conducted outside the United States.  The business of GPS Global, which we acquired on April 1, 2014, is located in Israel.  We also have significant contracts with agencies in Central and South America and in the Caribbean.  Therefore, we are exposed to currency exchange fluctuations in other currencies such as New Israeli Shekels (“NIS”).  Moreover, a portion of our expenses in Israel are paid in NIS, which subjects us to the risks of foreign currency fluctuations. Our primary expenses paid in NIS are employee salaries, fees for consultants and subcontractors and lease payments on our Israeli facilities.

The dollar cost of our operations in Israel will increase to the extent increases in the rate of inflation in Israel are not offset by a devaluation of the NIS in relation to the dollar, which would harm our results of operations. A considerable portion of our expenses related to GPS Global, which we anticipate will ultimately include much of our research and development activities, such as employees’ salaries are linked to an extent to the rate of inflation in Israel.  The dollar cost of our operations is expected to be influenced by the extent to which any increase in the rate of inflation in Israel is or is not offset by the devaluation of the NIS in relation to the dollar. As a result, we are exposed to the risk that the NIS, after adjustment for inflation in Israel, will appreciate in relation to the dollar. In that event, the dollar cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected. During the past few years the inflation-adjusted NIS appreciated against the dollar. We cannot predict whether the NIS will appreciate or depreciate against the dollar in the future. Any increase in the rate of inflation in Israel, unless the increase is offset on a timely basis by a devaluation of the NIS in relation to the dollar, will increase labor and other costs, which will increase the dollar cost of our operations in Israel and adversely affect our results of operations.

Political, economic and military instability in Israel may impede our ability to execute our plan of operations.  Our GPS Global operations and the research and development facilities to be funded by us under the Purchase Agreement are located in Israel.  Accordingly, political, economic and military conditions in Israel may affect our business.  Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors.  Acts of random terrorism periodically occur which could affect our operations or personnel.  Ongoing or revived hostilities or other factors related to Israel could harm our operations and research and development process and could impede our ability to execute our plan of operations. In addition, Israeli-based companies and companies doing business with Israel have been the subject of an economic boycott by members of the Arab League and certain other predominantly Muslim countries since Israel’s establishment. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved. Wars and acts of terrorism have resulted in damage to the Israeli economy, including reducing the level of foreign and local investment. Any hostilities involving Israel, acts of terrorism, or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect our operations and research and development and cause our revenues to decrease. Moreover, in order to effectively compete in certain foreign jurisdictions, it is frequently necessary or required to establish joint ventures, strategic alliances or marketing arrangements with local operators, partners or agents. Reliance on local operators, partners or agents could expose us to the risk of being unable to control the scope or quality of our overseas services or products.  In addition, our business insurance may not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business and financial condition.

Our Israeli operations may be disrupted by the obligations of personnel to perform military service. In connection with the Transaction, we now have eight full-time employees and two independent contractors based in Israel.  This number may increase in the future as we relocate additional research and development activity to our Israeli operations.  Our employees in Israel may be called upon to perform up to 36 days (and in some cases more) of annual military reserve duty until they reach the age of 45 (and in some cases, up to age 49), and in emergency circumstances, could be called to active duty. In response to increased tension and hostilities, since September 2000 there have been occasional call-ups of military reservists, and it is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of one or more of our key employees for military service. Such disruption could materially adversely affect our operations, business and results of operations.

Risks Related to Our Common Stock

Our Board of Directors may authorize the issuance of preferred stock and designate rights and preferences that will dilute the ownership and voting interests of existing shareholders without their approval.  Our Articles of Incorporation authorize us to issue up to 20,000,000 shares of preferred stock, at par value $0.0001. The Board of Directors is authorized to designate, and to determine the rights and preferences of any series or class of preferred stock. The Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which are senior to the Common Stock or which could adversely affect the voting power or other rights of the existing holders of outstanding shares of preferred stock or Common Stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock and reduce the likelihood that common shareholders will receive dividend payments and payments upon liquidation. The issuance of additional shares of preferred stock may also adversely affect an acquisition or change in control of the Company.  The Board of Directors has designated 85,000 shares of preferred stock as our Series D Preferred stock.  Each share of Series D Preferred stock is convertible into Common Stock.  Holders of the Series D Preferred stock may vote their shares on an as-converted basis on any issue presented for a vote of the shareholders, including the election of directors and the approval of certain transactions such as a merger or other business combination.  As of April 28, 2014, there were no outstanding shares of Series D Preferred stock.

Sales by certain of our shareholders of a substantial number of shares of our Common Stock in the public market, including the sale of the Shares in this offering, could adversely affect the market price of our Common Stock.  A large number of outstanding shares of our Common Stock are held by several of our principal shareholders, including the Selling Shareholder.  If any of these principal shareholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our Common Stock to decline.

A decline in the price of our Common Stock could affect our ability to raise additional working capital and adversely impact our operations and would severely dilute existing or future investors if we were to raise funds at lower prices.  A prolonged decline in the price of our Common Stock could result in a reduction in our ability to raise capital. Because our operations have been financed in part through the sale of equity securities and convertible debt instruments, a decline in the price of our Common Stock could be especially detrimental to our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations.  We believe the following factors could cause the market price of our Common Stock to continue to fluctuate widely and could cause our Common Stock to trade at a price below the price at which you purchase your Shares:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of new services, products, acquisitions or strategic relationships by us or our competitors;

•	changes in accounting treatments or principles;

•	changes in earnings estimates by securities analysts and in analyst recommendations; and

•	general political, economic, regulatory and market conditions.

The market price for our Common Stock may also be affected by our ability to meet or exceed expectations of analysts or investors. Any failure to meet these expectations, even if minor, could materially adversely affect the market price of our Common Stock.

If we issue additional shares of Common Stock in the future, it will result in the dilution of our existing shareholders.  Our Articles of Incorporation authorize the issuance of 15,000,000 shares of Common Stock. Our Board of Directors has the authority to issue additional shares of Common Stock up to the authorized capital stated in The Articles of Incorporation.  The issuance of any such shares of Common Stock will result in a reduction of the book value or market price of the outstanding shares of our Common Stock. If we do issue any such additional shares of Common Stock, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of our corporation.

Trading of our Common Stock may be volatile and sporadic, which could depress the market price of our Common Stock and make it difficult for our shareholders to resell their shares. There is currently a limited market for our Common Stock and the volume of our Common Stock traded on any day may vary significantly from one period to another. Our Common Stock is quoted on OTC Market’s OTCQB. Trading in stock quoted on OTC Market’s OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the issuer’s operations or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our Common Stock that is unrelated to operating performance. Moreover, OTC Market’s OTCQB is not a stock exchange, and trading of securities quoted on OTC Market’s OTCQB is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ. We have filed an application to have our Common Stock included on the NASDAQ stock market, but there is no assurance that the application will be accepted or that a sufficient market will develop in the stock, in which case it could be difficult for our shareholders to resell their stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

The forward-looking statements contained in this prospectus involve a number of risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from projected results include, but are not limited to, those discussed in “Risk Factors” elsewhere in this prospectus. Readers are expressly advised to review and consider those Risk Factors. Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. Except as required by applicable laws including the securities laws of the United States, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to the Shares of our Common Stock that may be offered and sold from time to time by the Selling Shareholder. We will not receive any proceeds upon the sale of the Shares by the Selling Shareholder.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our Common Stock is traded on the OTCQB under the symbol “SCRA.QB.”  The following table sets forth the range of high and low bid prices of our Common Stock as reported on the OTC Bulletin Board for the periods indicated.  The sales information is available online at http://otcbb.com.

Fiscal Year Ended September 30, 2012	High	Low
First Quarter ended December 31, 2011	$20.00	$13.20
Second Quarter ended March 31, 2012	$15.40	$8.00
Third Quarter ended June 30, 2012	$10.80	$5.60
Fourth Quarter ended September 30, 2012	$7.80	$4.00

Fiscal Year Ended September 30, 2013	High	Low
First Quarter ended December 31, 2012	$14.60	$3.22
Second Quarter ended March 31, 2013	$14.60	$11.00
Third Quarter ended June 30, 2013	$14.70	$7.00
Fourth Quarter ended September 30, 2013	$20.90	$14.40

Holders

As of April 28, 2014, we had approximately 2,500 holders of record of our Common Stock and 10,069,876 shares of Common Stock outstanding. We also have granted options and warrants for the purchase of 410,851 shares of Common Stock and 42,000 shares of Series D Preferred stock.

Dividends

Since incorporation, we have not declared any cash dividends on our Common Stock.  We do not anticipate declaring cash dividends on our Common Stock for the foreseeable future.  The Series D Preferred stock is entitled to dividends at the rate equal to 8% per annum calculated on the purchase amount actually paid for the shares or amount of debt converted in exchange for the shares.  The dividend is payable in cash or shares of Common Stock at the sole discretion of the Board of Directors. To date all dividends payable on our preferred stock outstanding have been paid by issuance of shares of common or preferred stock.  During the fiscal years ended September 30, 2013 and 2012, we recorded $1,042,897 and $2,480,298 in stock dividend expenses, respectively, payable with respect to our outstanding preferred stock.

Dilution

The Board of Directors determines when and under what conditions and at what prices to issue stock.  In addition, a significant number of shares of Common Stock are reserved for issuance upon exercise of purchase or conversion rights.

The issuance of any shares of Common Stock for any reason will result in dilution of the equity and voting interests of existing shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York, 11219.

Securities Authorized for Issuance under Equity Compensation Plans

The 2012 SecureAlert, Inc. Stock Incentive Plan

The Board of Directors has adopted the SecureAlert, Inc. 2012 Equity Compensation Plan (the “2012 Plan”), approved by shareholders at the Annual Meeting of Shareholders held on December 21, 2011.  We believe that incentives and stock-based awards focus employees on the objective of creating shareholder value and promoting the success of the Company, and that incentive compensation plans like the 2012 Plan are an important attraction, retention and motivation tool for participants in the plan.

Under the 2012 Plan, awards for 90,000 shares of Common Stock may be granted.  As of the date of this prospectus, options for the purchase of 30,000 shares of Common Stock have been awarded under the 2012 Plan.

The following table includes information as of September 30, 2013 for our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	21,433	$16.66	60,000

Equity compensation plans not approved by security holders	568,533	$15.28	-

Total	589,966	$16.12	60,000

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 2013 and the three and six months ended March 31, 2014, included elsewhere in this prospectus.

Overview

We market and deploy offender management programs, combining patented GPS tracking technologies, fulltime 24/7/365 intervention-based monitoring capabilities and case management services.  Our vision is to be the global market leader for delivering the most reliable offender management solutions, which leverage superior intervention capabilities and integrated communication technologies.  We believe that we currently deliver the only offender management technology which effectively integrates GPS, RF and an interactive 3-way voice communication system into a single piece device, deployable worldwide.  Through our patented electronic monitoring technologies and services, we empower law enforcement, corrections and rehabilitation professionals with offender, defendant, probationer and parolee programs, which grant convicted criminals and pre-trial suspects an accountable opportunity to be “free from prison.”  This provides for greater public safety at a lower cost compared to incarceration or traditional resource-intensive alternatives.

Our ReliAlert and ReliAlert XC devices are designed in the United States and manufactured in China and include a portfolio of products, e-Arrest Beacons and monitoring services designed to create “Jails without Walls,” while re-socializing offender populations.  The products and services are customizable by offender types (e.g., domestic abusers, sexual predators, gang members, pre-trial defendants, or juvenile offenders) and offer practical solutions and options for the reintegration and effective re-socialization of select offenders safely back into society.  Additionally, our proprietary software and device firmware support the dynamic accommodation of agency-established monitoring protocols, victim protection imperatives, geographic boundaries, work environments, school attendance, rehabilitation programs and sanctioned home restrictions.  Our technologies are designed for domestic or international, federal, state and local agencies to provide location tracking of designated individuals within the criminal justice system and throughout a restricted geography.

Our GPS tracking devices are securely attached around the offender’s ankle with a tamper resistant strap (steel cabling with optic fiber) that can be adjusted or removed without detection only by a supervising officer, and which is activated through services provided by our SecureAlert Monitoring Center (or other agency-based monitoring centers).  During fiscal year 2011, we also deployed an upgraded, patented, dual-steel banded SecureCuff strap for “at-risk” offenders who have qualified for electronic monitoring supervision, but who require an incremental level of security and supervision, provided through both hardware and monitoring services.  Our monitoring and intervention centers act as an important link between the offender and the supervising officer, as intervention specialists persistently track and monitor the offender, initiating contact at the direction of the supervising agency and/or when the offender is in violation of any established restrictions or protocols.  The ReliAlert and ReliAlert XC units are intelligent devices with integrated computer circuitry and constructed from case-hardened plastics designed to promptly notify the intervention centers of any attempt made to breach applicable protocols, or to remove or otherwise tamper with the device or optical strap housing.

Results of Operations

Continuing Operations - Three months ended March 31, 2014, compared to three months ended March 31, 2013

Revenues

For the three months ended March 31, 2014, the Company recognized revenues from operations of $2,455,789, compared to $4,808,324 for the three months ended March 31, 2013, a decrease of $2,352,535 (49%).  Of these revenues, $2,309,864 and $4,643,071, respectively, were from monitoring and other related services, a decrease of $2,333,207 (50%) in the quarter ended March 31, 2014.  The decrease was the result of the completion of a contract with an international customer.  For the three months ended March 31, 2014, international revenue was $728,443, compared to $3,029,440 for the three months ended March 31, 2013, a decrease of $2,300,996 (76%); the decrease in total revenue was due to the completion of a contract with an international customer.

Product revenues decreased $19,328 (12%) from $165,253 for the three months ended March 31, 2013, to $145,925 for the three months ended March 31, 2014.

Cost of Revenues

During the three months ended March 31, 2014, cost of revenues totaled $1,093,767 compared to cost of revenues during the three months ended March 31, 2013 of $2,043,070, a decrease of $949,303.  The decrease in cost of revenues in 2014 resulted primarily from decreases of $503,420 in royalty payments; $200,269 in commissions and a decrease in depreciation of $145,715 related to international sales.

Depreciation for the three months ended March 31, 2014 and 2013 totaled $191,823 and $343,835, respectively. Depreciation costs are based on a three-year useful life for TrackerPAL™ and ReliAlert™ devices.  Devices that are leased or retained by us for future deployment or sale are depreciated over three years.  The Company believes this three-year life is appropriate due to rapid changes in electronic monitoring technology and the corresponding potential for obsolescence.  Management periodically assesses the useful life of the devices for appropriateness.

The Company expects the cost of revenues as a percentage of revenues to decrease in the foreseeable future due to economies of scale realized through projected increases in revenues, further development of our proprietary software, enabling each operator to monitor more devices resulting in lower monitoring center costs, and the use of more efficient supply channels.

Gross Profit and Margin

During the three months ended March 31, 2014, gross profit totaled $1,362,022, or 55% of net revenues compared to $2,765,254, or 58% of net revenues during the three months ended March 31, 2013.

Research and Development Expenses

During the three months ended March 31, 2014, research and development expenses totaled $403,175 compared to research and development expenses for the three months ended March 31, 2013 totaling $197,603, an increase of $205,572.  These research and development costs were incurred to improve efficiency in the software, firmware and hardware of our products and services including the development of our upcoming 3G electronic monitoring device.

Selling, General and Administrative Expenses

During the three months ended March 31, 2014, selling, general and administrative expenses totaled $2,564,015 compared to $2,124,965 for the three months ended March 31, 2013.  The increase of $439,050 primarily resulted of an increase of legal expense ($335,381) in connection with preliminary work and preparation for a large international contract.

Other Income and Expense

For the three months ended March 31, 2014, interest expense was $327,367 compared to $2,358,727 for the three months ended March 31, 2013. This decrease in interest expense resulted primarily from a reduction in convertible debentures and the acceleration of certain debt conversion features into common stock. For the three months ended March 31, 2014, other income was $624,730, compared to $175,083 for the three months ended March 31, 2013.  This increase in other income resulted primarily from a settlement agreement.

Net Loss

The Company had a net loss from continuing operations for the three months ended March 31, 2014 totaling $1,292,119 compared to a net loss of $1,638,785 for the three months ended March 31, 2013, a decrease of  $346,666.  This decrease is a result of other income and an offset to expense recognized from a settlement agreement offset by a reduction of gross profit generated from monitoring services in connection with an international customer.  Offsetting this are increased operating expenses in connection with preliminary work and preparation for a large international contract and increased research and development expenses related to the development of our 3G electronic monitoring devices.

 Continuing Operations - Six months ended March 31, 2014, compared to six months ended March 31, 2013

Revenues

For the six months ended March 31, 2014, the Company had revenues from operations of $5,115,083 compared to $10,396,396 for the six months ended March 31, 2013, a decrease of $5,281,313 (51%).  Of these revenues, $4,903,547 and $10,097,349 were from monitoring and other related services, a decrease of $5,193,802 (51%); this decrease resulted primarily from the completion of a contract with an international customer.  Product revenues decreased $87,511 (29%) from $299,047 for the six months ended March 31, 2013 to $211,536 for the six months ended March 31, 2014.

Cost of Revenues

During the six months ended March 31, 2014, cost of revenues totaled $2,492,596 compared to cost of revenues during the six months ended March 31, 2013 of $5,021,588, a decrease of $2,528,992.  The decrease in cost of revenues resulted primarily from decreases of $1,330,447 in royalties; $433,998 in commissions; the cost of equipment of $295,091 related to international sales and $492,321 in costs in connection with the development of a charging solution for an international customer.

Amortization for the six months ended March 31, 2014 and 2013 totaled $373,651 and $666,414, respectively. Amortization costs are based on a three-year useful life for TrackerPAL™ and ReliAlert™ devices.  Devices that are leased or retained by us for future deployment or sale are amortized over three years.  The Company believes this three-year life is appropriate due to rapid changes in electronic monitoring technology and the corresponding potential for obsolescence.  Management periodically assesses the useful life of the devices for appropriateness.

We expect the cost of revenues as a percentage of revenues to decrease in the foreseeable future due to economies of scale realized through projected increases in revenues, further development of our proprietary software, enabling each operator to monitor more devices resulting in lower monitoring center costs, and the use of more efficient supply channels.

Gross Profit and Margin

During the six months ended March 31, 2014, gross profit totaled $2,622,487, or 51% of net revenues, compared to $5,374,808, or 52% of net revenues during the six months ended March 31, 2013.

Research and Development Expenses

During the six months ended March 31, 2014, research and development expenses totaled $722,745 compared to research and development expenses for the six months ended March 31, 2013 totaling $399,197.  These additional research and development costs were incurred to improve efficiency in the software, firmware and hardware of our products and services including the development of our upcoming 3G electronic monitoring device.

Selling, General and Administrative Expenses

During the six months ended March 31, 2014, selling, general and administrative expenses totaled $4,735,423 compared to $4,162,987 for the six months ended March 31, 2013.  The increase of $572,436 is primarily the result of increases in legal and professional fees ($411,056) and travel expenses ($278,820) related to preliminary work and preparation in connection with a large international contract.

Other Income and Expense

For the six months ended March 31, 2014, interest expense was $371,285 compared to $3,201,951 for the six months ended March 31, 2013.  This decrease in interest expense resulted primarily from a reduction in convertible debentures and the acceleration of certain debt conversion features into common stock.   For the six months ended March 31, 2014, other income was $624,780 compared to $167,100 for the six months ended March 31, 2013.  This increase in other income resulted primarily from a settlement agreement.

Net Loss

The Company had a net loss from continuing operations for the six months ended March 31, 2014 totaling $2,562,312 compared to a net loss of $2,479,623 for the six months ended March 31, 2013.  This increase primarily resulted from the reduction of gross profit generated from monitoring services in connection with an international customer. Additionally, the increase in net loss resulted from preliminary work and preparation in connection with a large international contract and the development of our 3G electronic monitoring device.  The increase in net loss was offset by the income resulting from a settlement agreement.

Discontinued Operations - Six months ended March 31, 2014, compared to six months ended March 31, 2013

Effective October 1, 2012, we sold all of the issued and outstanding capital stock of our subsidiary, Midwest, to the former principals of Midwest. Because Midwest was a component of our consolidated entity, this sale requires discontinued operations reporting treatment of the Midwest operations.

We also sold to the former principal of our wholly owned subsidiary, Court Programs, Inc., all of the issued and outstanding capital stock of Court Programs, Inc. and its affiliated entities, effective January 1, 2013. Because these entities were a component of our consolidated entity, this sale requires discontinued operations reporting treatment of their operations.

A summary of the operating results of discontinued operations for the six months ended March 31, 2014 and 2013 is as follows:

	March 31,	March 31,
	2014	2013
Revenues	$-	$477,298
Cost of revenues	-	(163,487)
Gross profit	-	313,811
Selling, general and administrative	-	(319,976)
Loss from operations	-	(6,165)
Other expense	-	(295)
Net loss from discontinued operations	$-	$(6,460)

Continuing Operations – Fiscal Year 2013 compared to Fiscal Year 2012

Net Revenues

During the fiscal year ended September 30, 2013, we had net revenues of $15,641,062 compared to net revenues of $13,114,979 for the fiscal year ended September 30, 2012, an increase of $2,526,083, or approximately 19%.  Revenues from monitoring services for the fiscal year ended September 30, 2013, totaled $15,028,625, compared to $11,519,727 for fiscal year 2012, an increase of $3,508,898 or approximately 30%.  Revenues increased as a result of our continued expansion into international markets, which contributed an additional $2,745,667 to monitoring revenues for fiscal year 2013. Of the $15,028,625 in revenues in fiscal year 2013, $5,252,959 (35%) was derived from an international contract that was completed during the fiscal year and it is uncertain if we will provide services to this customer in the future. Domestic revenues decreased by $219,584, or 3%, from fiscal year 2012. This decrease resulted primarily from lowering our monitoring daily charge to compete in the domestic marketplace. Revenues from product sales for fiscal year 2013 were $612,437, compared to $1,595,252 for the prior year, a decrease of $982,815, or 62%.  This decrease was primarily due to the sale and installation of an onsite charging solution in fiscal year 2012.

Cost of Revenues

During the fiscal year ended September 30, 2013, cost of revenues totaled $8,030,168, compared to cost of revenues during the fiscal year ended September 30, 2012 of $8,954,364, a decrease as a percentage of net revenues of 17%, from 68% of revenues in 2012 to 51% of revenues in 2013.

Impairment costs for equipment and parts for the fiscal years ended September 30, 2013 and 2012, were $213,276 and $1,648,762, respectively.  These costs resulted from the disposal of obsolete inventory, monitoring equipment, and parts as we continue to make enhancements to the device.

Amortization for the fiscal years ended September 30, 2013 and 2012, totaled $1,230,293 and $1,231,773, respectively. Amortization costs are based on a three-year useful life for TrackerPAL and ReliAlert devices.  Devices that are leased or retained by us for future deployment or sale are amortized over three years.  We believe this three-year life is appropriate due to rapid changes in electronic monitoring technology and the corresponding potential for obsolescence.  Management periodically assesses the useful life of the devices for appropriateness.

We expect the cost of revenues, excluding impairment of equipment and parts, as a percentage of revenues to decrease in the foreseeable future due to economies of scale realized through projected increases in revenues, and further development of our proprietary software, enabling each operator to monitor more devices resulting in lower monitoring center costs.

Gross Profit and Margin

During the fiscal year ended September 30, 2013, gross profit totaled $7,610,894, or 49% of net revenues, compared to $4,160,615, or 32% of net revenues during the fiscal year ended September 30, 2012, an increase of $3,450,279.  Included in cost of revenues are costs attributable to impairment of inventory and monitoring equipment of $213,276 and $1,648,762 for fiscal years 2013 and 2012, respectively.  These impairment costs from disposal and reduction in value of obsolete monitoring equipment are expenses we expect to decrease in future periods.  Excluding impairment costs, adjusted gross profit for the fiscal year ended September 30, 2013 was $7,824,170 or 50% of net revenues, compared to $5,809,377 or 44% of net revenues, for the same period in 2012, an increase of $2,014,793.

Research and Development Expenses

During the fiscal year ended September 30, 2013, we incurred research and development expenses of $987,934 compared to similar expenses recognized during fiscal year 2012 totaling $1,248,654.  This decrease of $260,720 is due primarily to a reduction in research and development staff.

Selling, General and Administrative Expenses

During the fiscal year ended September 30, 2013, our selling, general and administrative expenses totaled $7,689,124, compared to $12,623,114 for the fiscal year ended September 30, 2012.  The decrease of $4,933,990 is the result of reductions in the following expenses: bad debt expense ($202,782), consulting fees ($2,286,737), insurance ($182,191), legal fees ($170,011), payroll, payroll taxes and employee benefits ($1,426,001), and travel expenses ($102,810).  Consulting and non-cash employee compensation expense for the fiscal year ended September 30, 2013 totaled $445,971, compared to $3,904,527 for fiscal year 2012, a decrease of $3,458,556.  The decrease in consulting and non-cash employee compensation expenses resulted primarily from the issuance of Common Stock and acceleration of expense in connection with cancellation of stock options during fiscal year 2012.

Other Income and Expense

For the fiscal year ended September 30, 2013, interest expense was $17,048,519, compared to $1,431,416 for the fiscal year ended September 30, 2012. This increase of $15,617,103 is a result primarily of non-cash interest expense of $15,960,382 related to the amortization of debt discounts on convertible debentures. Also included in interest expense is $939,770 in accrued interest on a loan and security agreement with a related party, of which $936,627 was converted into Common Stock in fiscal year 2013.

Net Loss

We had a net loss from continuing operations for the fiscal year ended September 30, 2013 totaling $18,334,070 (approximately $3.79 per share), compared to a net loss of $17,150,288 (approximately $6.27 per share) for the fiscal year ended September 30, 2012.  This increase of $1,183,782 is due primarily to the amortization of the beneficial conversion feature of our convertible debentures recorded as non-cash interest expense as described above.

Discontinued Operations - Fiscal Year 2013 compared to Fiscal Year 2012

Effective October 1, 2012, we sold all of the issued and outstanding capital stock of our subsidiary, Midwest, to the former principals of Midwest. Because Midwest was a component of our consolidated entity, this sale requires discontinued operations reporting treatment of the Midwest operations.

Effective January 1, 2013, we sold all of the issued and outstanding capital stock of Court Programs, Inc. to the former principal of that entity, together with all issued and outstanding capital stock of its affiliated entities. Because these entities were a component of our consolidated entity, this sale requires that we report their operating results as discontinued operations for accounting purposes.

A summary of the operating results of discontinued operations for the fiscal years ended September 30, 2013 and 2012, is as follows:

	2013	2012
Revenues	$477,298	$6,676,513
Cost of revenues	(163,487)	(4,112,410)
Gross profit	313,811	2,564,103
Selling, general and administrative expense	(319,976)	(2,782,628)
Loss from operations	(6,165)	(218,525)
Other expense	(295)	(89,294)
Net loss from discontinued operations	$(6,460)	$(307,819)

Liquidity and Capital Resources

During the fiscal year ended September 30, 2013, we were able to finance our business from cash flows only in part from operating activities.  We supplemented cash flows with the proceeds from borrowings.

During the six months ended March 31, 2014, we supplemented cash flows to finance our business from borrowings under a credit facility and from the sale and issuance of debt and equity securities, providing net cash proceeds from financing activities of $11,160,422.

As of September 30, 2013, we had unrestricted cash of $3,382,428, compared to unrestricted cash of $458,029 as of September 30, 2012.  As of September 30, 2013, we had a working capital surplus of $6,836,442, compared to a working capital deficit of $13,600,345 as of September 30, 2012.  The increase in working capital in fiscal year 2013 primarily resulted from the conversion of amounts owed to a related party under a loan and security agreement into shares of Common Stock.

As of March 31, 2014, we had unrestricted cash of $7,365,884 and working capital surplus of $6,342,405, compared to unrestricted cash of $3,382,428 and working capital surplus of $6,836,442 as of September 30, 2013.  For the six months ended March 31, 2014, our operating activities used cash of $1,002,552 compared to $39,240 of cash provided in operating activities for the six months ended March 31, 2013.

During fiscal year 2013, our operating activities provided cash of $838,910, compared to $1,910,067 of cash used during fiscal year 2012.  This improvement in cash provided from operating activities of $2,748,977 resulted primarily from an increase in revenues of $2,526,083 in fiscal year 2013.

We used cash of $6,174,414 for investing activities during the six months ended March 31, 2014, compared to $484,391 of cash used in investing activities in the six months ended March 31, 2013.

Investing activities during the fiscal year ended September 30, 2013, used cash of $560,425, compared to $2,847,274 used during fiscal year 2012.  The decrease of $2,286,849 in cash used by investing activities during fiscal year 2013 resulted primarily from the decrease in cash used for the purchase of monitoring equipment.

Financing activities during the fiscal year ended September 30, 2013, provided $2,500,724 of net cash compared to $4,396,563 of cash provided during fiscal year 2012.

During the fiscal year ended September 30, 2013, we made net cash payments of $299,276 on notes payable.  During fiscal year 2013, we had cash proceeds totaling $2,800,000 from the issuance of convertible debentures to related parties.

During the fiscal year ended September 30, 2012, we made net payments of $687,354 on notes payable, and we paid $207,578 on related-party notes payable and $1,147,250 of commissions in connection with capital raises.  During fiscal year 2012, we had proceeds of $2,004,000 from the sale of Series D Preferred stock, proceeds of $500,000 from the issuance of convertible debentures, proceeds of $2,900,000 from the issuance of convertible debentures to related parties, and $1,033,000 from the sale of Common Stock to a related party.

Financing activities for the six months ended March 31, 2014, provided cash of $11,160,422, compared to $2,545,681 for the six months ended March 31, 2013. For the six months ended March 31, 2014, we received proceeds of $2,700,000 from a significant shareholder under a promissory note; $9,250,000 from net borrowings under a Facility Agreement; and $8,000 from the exercise of warrants.  Cash decreased by $425,571 due to principal payments made on notes payable; $312,007 for the redemption of Series D Preferred stock and $60,000 to pay off a related-party note payable.  Cash provided by financing activities was used to support operating activities.

Cash flow from discontinued operations for the six months ended March 31, 2014, provided cash of $0, compared to $145,190 for the six months ended March 31, 2013.

During the fiscal year ended September 30, 2013, we incurred a net loss from continuing operations of $18,334,070 and we had positive cash flows from operating activities of $838,910, compared to a net loss of $17,150,288 and negative cash flows from operating activities of $1,910,067 for fiscal year 2012.  As of September 30, 2013, our working capital surplus was $6,836,442, our stockholders’ equity was $23,963,342, and the accumulated deficit totaled $266,429,337.

Inflation

We do not believe that inflation has had a material impact on our historical operations or profitability.

Critical Accounting Policies

In Note (2) to the audited Consolidated Financial Statements for the fiscal year ended September 30, 2013, we discuss those accounting policies that are considered to be significant in determining the results of operations and our financial position.

The preparation of financial statements requires management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, warranty obligations, product liability, revenue, and income taxes. We base our estimates on historical experience and other facts and circumstances that are believed to be reasonable, and the results form the basis for making judgments about the carrying value of assets and liabilities.  The actual results may differ from these estimates under different assumptions or conditions.

With respect to inventory reserves, revenue recognition, impairment of long-lived assets and allowance for doubtful accounts receivable, we apply critical accounting policies discussed below in the preparation of our financial statements.

Inventory Reserves

The nature of our business requires maintenance of sufficient inventory on hand at all times to meet the requirements of our customers. We record inventory and raw materials at the lower of cost, or market, which approximates actual cost. General inventory reserves are maintained for the possible impairment of the inventory. Impairment may be a result of slow moving or excess inventory, product obsolescence or changes in the valuation of the inventory. In determining the adequacy of reserves, management analyzes the following, among other things:

•	Current inventory quantities on hand;

•	Product acceptance in the marketplace;

•	Customer demand;

•	Historical sales;

•	Forecast sales;

•	Product obsolescence; and

•	Technological innovations.

Any modifications to these estimates of reserves are reflected in cost of revenues within the statement of operations during the period in which such modifications are determined necessary by management.

Revenue Recognition

Our revenue has historically been from two sources: (i) monitoring services; and (ii) product sales.

Monitoring Services

Monitoring services include two components: (i) lease contracts in which we provide monitoring services and lease devices to distributors or end users and we retain ownership of the leased device; and (ii) monitoring services purchased by distributors or end users who have previously purchased monitoring devices and opt to use our monitoring services.

We typically lease our devices under one-year contracts with customers that opt to use our monitoring services.  However, these contracts may be cancelled by either party at anytime with 30 days notice.  Under our standard leasing contract, the leased device becomes billable on the date of activation or 7 to 21 days from the date the device is assigned to the lessee, and remains billable until the device is returned.  We recognize revenue on leased devices at the end of each month that monitoring services have been provided.  In those circumstances in which we receive payment in advance, we record these payments as deferred revenue.

Product Sales

We may sell monitoring devices in certain situations to our customers. In addition, we may sell equipment in connection with the building out and setting up a monitoring center on behalf of customers.  We recognize product sales revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the devices or equipment, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured. When purchasing products (such as TrackerPAL and ReliAlert devices), customers may, but are not required to, enter into one of our monitoring service contracts.  We recognize revenue on monitoring services for customers that have previously purchased devices at the end of each month that monitoring services have been provided.

We sell and install standalone tracking systems that do not require our ongoing monitoring.  We have experience in component installation costs and direct labor hours related to this type of sale and can typically reasonably estimate costs, therefore we recognize revenue over the period in which the installation services are performed using the percentage-of-completion method of accounting for material installations.  We typically use labor hours or costs incurred to date as a percentage of the total estimated labor hours or costs to fulfill the contract as the most reliable and meaningful measure that is available for determining a project’s progress toward completion.  We evaluate our estimated labor hours and costs and determine the estimated gross profit or loss on each installation for each reporting period.  If it is determined that total cost estimates are likely to exceed revenues, we accrue the estimated losses immediately.

Multiple Element Arrangements

The majority of our revenue transactions do not have multiple elements. However, on occasion, we enter into revenue transactions that have multiple elements.  These may include different combinations of products or monitoring services that are included in a single billable rate.  These products or monitoring services are delivered over time as the customer utilizes our services.  For revenue arrangements that have multiple elements, we consider whether the delivered devices have standalone value to the customer, there is objective and reliable evidence of the fair value of the undelivered monitoring services, which is generally determined by surveying the price of competitors’ comparable monitoring services, and the customer does not have a general right of return.  Based on these criteria, we recognize revenue from the sale of devices separately from the monitoring services provided to the customer as the products or monitoring services are delivered.

Other Matters

We consider an arrangement with payment terms longer than our normal terms not to be fixed or determinable, and we recognize revenue when the fee becomes due.  Normal payment terms for the sale of monitoring services and products are due upon receipt to 30 days.  We sell our devices and services directly to end users and to distributors.  Distributors do not have general rights of return.  Also, distributors have no price protection or stock protection rights with respect to devices we sell to them.  Generally, title and risk of loss pass to the buyer upon delivery of the devices.

We estimate our product returns based on historical experience and maintain an allowance for estimated returns, which is recorded as a reduction to accounts receivable and revenue.

Shipping and handling fees charged to customers are included as part of net revenues.  The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of revenues.

Impairment of Long-lived Assets

We review our long-lived assets such as goodwill and intangibles for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable and in the case of goodwill, at least annually. We evaluate whether events and circumstances have occurred which indicate possible impairment as of each balance sheet date. We use an equity method of the related asset or group of assets in measuring whether the assets are recoverable.  If the carrying amount of an asset exceeds its market value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset.  Impairment of long-lived assets is assessed at the lowest levels for which there is an identifiable fair market value that is independent of other groups of assets.

Allowance for Doubtful Accounts

We must make estimates of the collectability of accounts receivable.  We analyze accounts receivable and historical bad debts, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies, which are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Accounting for Stock-Based Compensation

We recognize compensation expense for stock-based awards expected to vest on a straight-line basis over the requisite service period of the award based on their grant date fair value.  We estimate the fair value of stock options using a Black-Scholes option pricing model which requires us to make estimates for certain assumptions regarding risk-free interest rate, expected life of options, expected volatility of stock and expected dividend yield of stock.

Financial and Certain Pro Forma Information Regarding GPS Global

At the time of the Transaction, GPS Global was a privately owned company established in 2007 in the State of Israel.  GPS Global provides tracking, monitoring and surveillance solutions of offenders, vehicles, facilities and human resources.  GPS Global specializes in developing innovative products using advanced technologies to provide a complete solution for its customers.  GPS Global has had limited operations.  Its business has involved primarily the research and development of solutions for offender tracking and monitoring, human resources and personnel locating, vehicle and asset tracking, locating and control, and facility monitoring.  It does not own any patents at this time.  The financial and certain pro forma financial information regarding GPS Global specified in Rule 3-05(b) or Rule 8-04(b) of Regulation S-X under the Securities and Exchange Act of 1934, as amended (“Exchange Act”), will be filed by amendment to this registration statement on Form S-1/A within the 71 days allowed.

BUSINESS

We market and deploy offender management programs, combining patented GPS tracking technologies, fulltime 24/7/365 intervention-based monitoring capabilities and case management services.  Our vision is to be the global market leader for delivering the most reliable offender management solutions, which leverage superior intervention capabilities and integrated communication technologies.  We believe that we currently deliver the only offender management technology, which effectively integrates GPS, RF and an interactive 3-way voice communication system into a single piece device, deployable worldwide.  Through our patented electronic monitoring technologies and services, we empower law enforcement, corrections and rehabilitation professionals with offender, defendant, probationer and parolee programs, which grant convicted criminals and pre-trial suspects an accountable opportunity to be “free from prison.”  This provides for greater public safety at a lower cost compared to incarceration or traditional resource-intensive alternatives.

Our ReliAlert portfolio of devices and services are customizable to provide secure reintegration solutions for various offender types, including domestic abusers, sexual predators, gang members, pre-trial defendants, or juvenile offenders. Our proprietary software, device firmware and processes accommodate agency-established monitoring protocols, victim protection imperatives, geographic boundaries, work environments, school attendance, rehabilitation programs and sanctioned home restrictions.

ReliAlert devices are intelligent devices with integrated computer circuitry.  They are constructed from case-hardened materials and are designed to promptly notify intervention monitoring centers of attempts to breach applicable electronic supervision terms or to remove or otherwise tamper with device elements. They are securely attached around an offender’s ankle with a tamper resistant strap (steel cabling with optic fiber).  We also have a unique patented, dual-steel banded SecureCuff for high risk or high flight risk offenders who have qualified for electronic monitoring supervision, but who require an incremental level of security and supervision.

We believe successful monitoring requires effective, persistent management of monitored individuals. Our monitoring and intervention centers act as an important link between offenders and their supervising officers. SecureAlert intervention specialists initiate contact at the direction of the supervising agency or when an offender violates any established restriction or protocol.  The monitoring that is enabled by our state-of-the-art devices, which give us the unique ability to conduct live, three-way voice communication with monitored individuals and officers, provides the situational context that is the basis for behavior management and modification.  In addition, if necessary, monitoring allows us to provide interaction details to law enforcement officers, giving them greater insights prior to intervention or other actions.

Our Strategy

Our global growth strategy is to continue to expand offerings which empower professionals in security, law enforcement, corrections and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.  To accomplish this objective, we are implementing a growing portfolio of proprietary and non-proprietary real-time monitoring and intervention products and services.  These include GPS, RF, drug and alcohol testing for defendants and offenders as well other individuals and assets in the corrections, law enforcement and rehabilitation arena.

In addition, our product and service offerings will expand upon our exception-based reporting, analytical capabilities and behavioral-monitoring knowledge.  These customizable solutions will be available through Web portals and mobile device platforms, in addition to traditional desktops, to leverage our real-time monitoring data, best-practice monitoring, and interaction protocols and analytics capabilities.  Customer insights will be increased further by aggregating real-time data from additional monitoring device types and technologies, regardless of manufacturer, as well as other critical data sources.

In summary, we are committed to delivering a superior proprietary and non-proprietary portfolio of reliable, intervention monitoring products and services for the global offender management marketplace.  We will continue to work with agencies to increase public safety and officer productivity, mitigate budgetary constraints through cost-effective monitoring alternatives, increase early-release compliance and improve monitoring program success rates, all while offering defendants and offenders opportunities for accountable freedom instead of incarceration.

Marketing

Our strategic purpose is to produce or acquire and globally deploy leading edge tracking technology and monitoring services in the criminal justice arena.  During fiscal year 2013, we worked to meet this objective by expanding sales and marketing activities domestically and internationally through the addition of sales resources and increase of marketing efforts such as trade show participation.  As in fiscal 2012, new account acquisition was aided by the lack of public funding for enforcement and corrections agencies, the need to reduce jail operating and expansion expenses, and a desire for greater control of monitoring of high risk and high flight risk device wearers.  Also, the view continues to widen that society needs to look at alternative ways of sentencing offenders, as well as keeping track of certain types of offenders, such as those convicted of sexual or domestic violence offenses who have been released from custody.  Several countries including the United States began or continued the process of evaluating sentencing laws which would release sentenced felons to GPS monitoring, after partially serving their incarceration sentences. We foresee that these views and the harsh economic and funding realities will continue to fuel wider implementation of electronic monitoring programs globally, increasing demand for our products and monitoring services.

Our products’ unique and patented functionality make us a good match for these opportunities.  In particular, our customers have expressed interest for the patented two- and three-way voice communication technology on our ReliAlert device, and our SecureCuff steel reinforced band. Other SecureAlert features, including our 95 decibel siren, the real-time posting of location traces and flexible mapping, are also instrumental in winning accounts.

During fiscal year 2013, we continued our commitment to ongoing enhancements to the ReliAlert device line and our TrackerPAL tracking and monitoring software.  Device enhancements centered on the continuation of integrating componentry designed to expand the life span and robustness of the devices, enhance GPS sensitivity, and increase battery operation time.  We also enhanced our TrackerPAL software in the areas of selection and reporting features.

Research and Development Program

During the fiscal year ended September 30, 2013, we spent $987,934 on research and development, compared to research and development expenditures of $1,248,654 in the fiscal year ended September 30, 2012.  These costs of $987,934 were to further develop our TrackerPAL and ReliAlert portfolio of products and services.

Monitoring Center

During fiscal year 2013, we continued to realize productivity enhancements and additions to our key core competency and differentiator, our Intervention Monitoring Center.  Productivity gains were achieved through monitoring software enhancements as well as continuous optimization of processes and procedures and ongoing training. The Intervention Monitoring Center employs bilingual Spanish-speaking staff who provide 24/7 coverage.  The bilingual staff addresses the needs of both domestic and international customers.

Competition

During fiscal year 2013, as in past years, we continued to encounter electronic offender monitoring competition from traditional competitors, a few of which had consolidated in 2011 and 2012.  We also saw a couple of major new entrants come into the United States market.  Traditional competition includes:

•
BI Incorporated, Denver, Colorado, a subsidiary of GEO Care, Inc., Boca Raton, Florida –  This international company provides a wide variety of private correctional services from facilities operation and management to correctional health care services.  BI Incorporated, which was purchased by GEO Care, Inc. in 2011, has been providing intensive community supervision services and technologies for more than 20 years to criminal justice agencies throughout the United States.

•
Omnilink Systems, Inc., Alpharetta, Georgia – This company provides a one-piece device combined with GPS and Sprint cellular networks to electronically track an individual.  In fiscal year 2013, Omnilink completed an agreement with Alcohol Monitoring Systems, Inc. (AMS) for AMS to distribute Omnilink GPS devices as “SCRAM One-Piece GPS™”, to extend AMS’ product line for those agencies looking for a one-stop shop for their monitoring needs.

•
3M Electronic Monitoring, Odessa, Florida (purchased and consolidated Attenti Group, (ElmoTech and ProTech) in 2011) – This company has satellite tracking software technology that operates in conjunction with GPS and wireless communication networks.

•	Satellite Tracking of People, LLC, Houston, Texas – This company provides a broad line of GPS tracking systems and services to government agencies.

•
Sentinel Offender Services, LLC, Augusta, Georgia (purchased and consolidated G4S’ United States Offender Monitoring operation in 2012) – This company supplies monitoring and supervision solutions for the offender population.  Through their acquisition and consolidation of G4S’ United States Offender Monitoring operation, they expanded their customer base to which they provide electronic monitoring of offenders, prison and detention center management and transitional support services.  Through this acquisition, they also resell Omnilink’s active GPS device, in addition to their own.

The following companies entered the United States market in fiscal year 2013:

•
Buddi, Ltd., Aylesbury, Binkghamshire, United Kingdom – This company was started in 2005 to provide consumer tracking for the elderly and for Alzheimer’s sufferers.  Buddi has recently entered offender monitoring and are pursuing business within the United States.

•
Corrisoft, LLC, Lexington, Kentucky – This company produces offerings for the monitoring of low and medium risk offenders, and distributes other companies’ products for higher risk offenders.  They have announced that they will be developing additional products for the monitoring of all offender types.

We also continue to face competition from small and regional companies that provide electronic monitoring technology along with localized case management and/or monitoring services.  Some of these entities utilize less well-known technologies or are resellers of the above competitors’ products.  We do not believe there is reliable publicly available information to indicate our relative market share or that of our competitors.

Dependence on Major Customers

Two customers each represented more than 10% of gross revenues for the years ended September 30, 2013 and 2012 as follows:

	2013	%	2012	%

Secretaría de Gobernación de México	$5,252,959	34%	$2,450,984	16%

The Ministry of National Security in the Bahamas	$1,622,326	10%	$1,876,285	12%

No other customer represented more than 10% of total revenues for the fiscal years ended September 30, 2013 or 2012. Our contract with Secretaría de Gobernación de México was completed during fiscal year 2013.  The Ministry of National Security in the Bahamas arrangement involved a three-year contract which concluded in November 2013, and services have continued on a month-to-month basis since that time. This arrangement could be terminated at anytime with a 30-day notice.

Concentration of credit risk associated with our total and outstanding accounts receivable as of September 30, 2013 and 2012, respectively, is shown in the table below:

	2013	%	2012	%

La Oficina de Servicios con Antelación al Juicio de Puerto Rico	$887,233	24%	$681,781	24%

The Ministry of National Security in the Bahamas	$732,163	20%	$475,800	17%

Secretaría de Gobernación de México	$892,897	24%	$-	0%

Subsequent to the fiscal year ended September 30, 2013, we received $387,483 from la Oficina de Servicios con Antelación al Juicio de Puerto Rico and $518,137 from The Ministry of National Security in the Bahamas.

Dependence on Major Suppliers

We purchase cellular services from several suppliers. The cost to us for these services during the fiscal years ended September 30, 2013 and 2012, was approximately $974,709 and $961,994, respectively. Our cellular costs increased by approximately 1% in 2013 compared to 2012, due to the increase in the number of monitoring devices assigned to customers.

Product Returns

During fiscal year 2013, we made improvements to the ReliAlert device as well as internal processes to improve product reliability and reduce product returns. These improvements include the following:

•	We redesigned the shell of the ReliAlert device addressing several issues related to devices that were returned to us by our customers.

•	We refined our assembly and inspection processes (outgoing and incoming inspections) to ensure continued quality improvements.

•
We instituted a formal change control process to ensure that we have a structured, strategic, and documented approach to addressing and implementing changes.  This also includes improvements in our internal communications processes to ensure that different groups within the Company have visibility into current issues, and everyone has input into the process of continual improvement of our processes and design.

•
We cross-trained technical support staff and returns analysis staff to enable them to have improved visibility of the customer experience.  This has helped our staff to quickly and correctly diagnose issues in the field.

Intellectual Property

Trademarks.  We have developed and use trademarks in our business, particularly relating to our corporate and product names. We own six trademarks that are registered with the United States Patent and Trademark Office plus one trademark registered in Mexico and one in Canada. Federal registration of a trademark in the United States enables the registered owner of the mark to bar the unauthorized use of the registered mark in connection with a similar product in the same channels of trade by any third-party anywhere in the United States, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs. We may file additional applications for the registration of our trademarks in foreign jurisdictions as our business expands under current and planned distribution arrangements.  Protection of registered trademarks in some jurisdictions may not be as extensive as the protection provided by registration in the United States.

The following table summarizes our trademark registrations and applications:

Trademark	Application Number	Registration Number	Status/Next Action
Mobile911 Siren with 2-Way Voice Communication & Design®	76/013,886	2,595,328	Registered
PAL Services®	78/514,514	3,100,192	Registered
TrackerPAL®	78/843,035	3,345,878	Registered
Mobile911®	78/851,384	3,212,937	Registered
TrackerPAL®	CA 1,315,487	749,417	Registered
TrackerPAL®	MX 805,365	960954	Registered
Foresight®	77/137/822	3481509	Registered
Bishop Rock Software®	77/132,255	3481474	Registered
ReliAlert™	85/238,049	In process	Pending
HomeAware™	85/238,064	In process	Pending
SecureCuff™	85/238,058	In process	Pending
TrueDetect™	85/237,202	In process	Pending
SecureAlert™	86/031,550	In process	Pending

Patents. We have 15 patents issued and two patents pending in the United States.  At foreign patent offices we have three patents issued and 12 patents pending.  We are also preparing patents that will be filed in other countries in the coming year.  The following tables summarize information regarding our patents and patent applications.  There is no assurance given that the pending applications will be granted or that they will, if granted, contain all of the claims currently included in the applications.

Domestic Patents	Application#	Date Filed	Patent#	Issued	Status

Emergency Phone for Automatically Summoning Multiple Emergency Response Services	09/173645	16-Oct-98	6226510	1-May-01	Issued

Combination Emergency Phone and Personal Audio Device	09/185191	3-Nov-98	6285867	4-Sep-01	Issued

Panic Button Phone	09/044497	19-Mar-98	6044257	28-Mar-00	Issued

Interference Structure for Emergency Response System Wristwatch	09/651523	29-Aug-00	6366538	2-Apr-02	Issued

Emergency Phone With Alternate Number Calling Capability	09/684831	10-Oct-00	7092695	15-Aug-06	Issued

Remote Tracking and Communication Device	11/202427	10-Aug-05	7330122	12-Feb-08	Issued

Remote Tracking System and Device With Variable Sampling and Sending Capabilities Based on Environmental Factors	11/486991	14-Jul-06	7545318	9-Jun-09	Issued

Alarm and Alarm Management System for Remote Tracking Devices	11/486992	14-Jul-06	7737841	15-Jun-10	Issued

Remote Tracking and Communication Device	12/028088	8-Feb-08	7804412	28-Sep-10	Issued

A Remote Tracking System with a Dedicated Monitoring Center	11/486976	14-Jul-06	7936262	3-May-11	Issued

Alarm and Alarm Management System for Remote Tracking Devices	12/792572	2-Jun-10	8013736	6-Sep-11	Issued

Remote Tracking and Communication Device	12/875988	3-Sep-10	8031077	4-Oct-11	Issued

Tracking Device Incorporating Enhanced Security Mounting Strap	12/818,453	18-Jun-10	8514070	20-Aug-13	Issued

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device	12/399151	6-Mar-09	8232876	31-Jul-12	Issued

Emergency Phone with Single-Button Activation	11/174191	30-Jun-05	7251471	7/31/2007	Issued

Tracking Device Incorporating Enhanced Security Mounting Strap	13/970,007	19-Aug-13	-	-	Pending

A Remote Tracking Device and a System and Method for Two-Way Voice Communication Between the Device and a Monitoring Center	11/486989	14-Jul-06	-	-	Pending

International Patents	Application#	Date Filed	Patent#	Issued	Status

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - EPO	9716860.3	6-Oct-10	2260482	1/9/2013	Issued

Remote Tracking and Communication Device -	MX/a/2008/
Mexico	1932	4-Aug-06	278405	24-Aug-10	Issued

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking	MX/a/2010/
Device - Mexico	9680	2-Sep-10	306920	1/22/2013	Issued

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - Canada	2717866	3-Sep-10	-	-	Pending

Remote Tracking and Communication Device - EPO	6836098.1	4-Aug-06	-	-	Pending

Remote Tracking and Communication Device - Brazil	PI0614742.9	4-Aug-06	-	-	Pending

Remote Tracking and Communication Device - Canada	2617923	4-Aug-06	-	-	Pending

A Remote Tracking System with a Dedicated Monitoring Center - EPO	7812596	3-Jul-07	-	-	Pending

A Remote Tracking System with a Dedicated Monitoring Center - Brazil	PI0714367.2	3-Jul-07	-	-	Pending

Secure Strap Mounting System For an Offender Tracking Device - EPO	10 009 091.9	1-Sep-10	-	-	Pending

Secure Strap Mounting System For an Offender Tracking Device - Brazil	PI11001593	28-Feb-11	-	-	Pending

Secure Strap Mounting System For an Offender Tracking Device - Mexico	MX/a/2011/002283	28-Feb-11	-	-	Pending

Secure Strap Mounting System For an Offender Tracking Device - Canada	2732654	23-Feb-11	-	-	Pending

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - Brazil	PI0909172-6	1-Sep-10	-	-	Pending

Secure Strap Mounting System For an Offender Tracking Device - Mexico - DIV	MX/a/2013/12524	25-Oct-13	-	-	Pending

Royalty Agreement.  On August 4, 2011, with an effective date of July 1, 2011, we entered into an agreement (the “Royalty Agreement”) with Borinquen Container Corp., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Borinquen”) to purchase Borinquen’s wholly-owned subsidiary, International Surveillance Services Corporation, a Puerto Rico corporation (“ISS”) in consideration of 310,000 shares of our Common Stock, valued at the market price on the date of the Royalty Agreement at $16.40 per share, or $5,084,000.  We also agreed to pay to Borinquen quarterly royalty payments in an amount equal to 20% of our net revenues from the sale or lease of our monitoring devices and monitoring services within a territory comprised of South and Central America, the Caribbean, Spain and Portugal, for a term of 20 years.  We redeemed and terminated this royalty obligation in February 2013 using the proceeds of a loan from a related party, Sapinda Asia Limited (“Sapinda Asia”).  The obligation to Sapinda Asia was converted to Common Stock and satisfied in full in September 2013.

Trade Secrets.  We own certain intellectual property, including trade secrets that we seek to protect, in part, through confidentiality agreements with employees and other parties, although some employees who are involved in research and development activities have not entered into these agreements. Even where these agreements exist, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

We intend to protect our legal rights concerning intellectual property by all appropriate legal action. Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights. Any patent litigation could result in substantial cost and divert the efforts of management and technical personnel.

Seasonality

Given the consistency in recurring domestic monitoring revenues by customer throughout 2013, we detected no apparent seasonality in our business.  However, as in previous years, incremental domestic deployment opportunities slow down in the months of July and August.  We believe that this is due to the unavailability of many judges, probation directors and other key parole officials, who observe a traditional vacation season during these two months.

Properties

Our headquarters and monitoring facility are housed in approximately 7,500 square feet of commercial office space located at 150 West Civic Center Drive, Suite 400, Sandy, Utah.  Lease payments are approximately $18,000 per month. This lease expires on May 31, 2014.  In addition, we lease 6,152 square feet of warehousing and pallet shipping functions and capabilities in a facility located at 9716 South 500 West, Sandy, Utah 84070.  Monthly lease payments for this facility are approximately $6,500; the lease expires on August 31, 2014.

GPS Global’ s operations are housed in approximately 350 square meters of commercial office space located at 23 Htaas St Kfar-Saba, Israel.  The monthly lease is approximately $5,100.  The lease expires on May 31, 2014 and the operations will likely be relocated to a comparable space in the same commercial area.

Environment

We are not aware of any instance in which we have contravened federal, state, or local laws relating to protection of the environment or in which we otherwise may be subject to liability for environmental conditions that could materially affect operations.

Employees

As of March 31, 2014, we had 94 full-time employees and four part-time employees in the United States.  None of these employees are represented by a labor union or subject to a collective bargaining agreement.  We have never experienced a work stoppage and management believes that relations with employees are good.

We acquired eight employees and two independent contractors in Israel in connection with the acquisition of GPS Global.  Israeli labor laws and regulations apply to all employees based in Israel.  The laws principally cover matters such as paid vacation, paid sick days, length of the workday, payment for overtime and severance payments upon the retirement or death of an employee or termination of employment under specified circumstances.  The severance payments may be funded, in whole or in part, through a managers’ insurance fund or a pension fund.  The payments to the managers’ insurance fund or pension fund toward severance amount to 8.3% of wages.  Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute of Israel, which also include payments for health insurance.  The payments to the National Insurance Institute amount to approximately 14.5% of wages, of which the employee contributes 66% and the employer contributes 34%.

Additional Available Information

We maintain our principal executive offices and facilities at 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070.  Our telephone number is (801) 451-6141. We maintain a World Wide Web site at www.securealert.com.  The information found on, or otherwise accessible through, our website, is not incorporated into and does not form a part of this prospectus.  We make available, free of charge at our corporate website copies of our annual reports filed with the SEC on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and all amendments to these reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We also provide copies of our Forms 8-K, 10-K, 10-Q, and proxy statements at no charge to investors upon request.

All reports filed by us with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov.  In addition, the public may read and copy materials we have filed with the SEC at the SEC’s public reference room located at 450 Fifth St., N.W., Washington, D.C. 20549.

Legal Proceedings

Lazar Leybovich et al v. SecureAlert, Inc.  On March 29, 2012, Lazar Leybovich, Dovie Leybovich and Ben Leybovich filed a complaint in the 11th Circuit Court in and for Miami-Dade County, Florida alleging breach of contract with regard to certain Stock Redemption Agreements.  The complaint was subsequently withdrawn by the plaintiffs.  An amended complaint was filed by the plaintiffs on November 15, 2012.  We believe these allegations are inaccurate and intend to defend the case vigorously. We have not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Larry C. Duggan v. Court Programs of Florida, Inc. and SecureAlert, Inc.  On March 26, 2012, Mr. Duggan filed a complaint in the 9th Circuit Court in and for Orange County, Florida alleging malicious prosecution, abuse of process and negligent infliction of emotional distress against us and our former subsidiary.  The case resulted from actions of a former agent of our former subsidiary.  We intend to defend this matter. We have not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Integratechs v. SecureAlert, Inc.  On March 14, 2013, Integratechs, Inc. filed a suit in the Fourth Judicial District Court of Utah County, claiming we had breached a contract for computer services and intentionally interfered with its economic relations.  We reached a settlement with Integratechs in March 2014, and agreed to pay $20,000 to Integratechs; neither party admitted any wrongdoing or liability and the lawsuit was dismissed with prejudice.

Christopher P. Baker v. SecureAlert, Inc.  In February 2013, Mr. Baker filed suit against us in the Third Judicial District Court in and for Salt Lake County, State of Utah.  Mr. Baker asserts that we breached a 2006 consulting agreement with him and claims damages of not less than $210,000.  We dispute the plaintiff’s claims and will defend the case vigorously.  No accrual for a potential loss has been made as we believe the probability of incurring a material loss is remote.

SecureAlert, Inc. v. STOP, LLC.  On December 17, 2013, we filed a complaint in the United States District Court, District of Utah, Central Division against Satellite Tracking of People, LLC (a.k.a. STOP, LLC) asserting claims for declaratory relief, reimbursement for overpayment and unjust enrichment related to a Settlement Agreement entered into by and between the Company and STOP, effective January 29, 2010.  On February 14, 2014, STOP filed an answer denying our claims and asserted counterclaims for breach of contract against us related to the same Settlement Agreement.  On March 1, 2014, we entered into a Supplemental Settlement Agreement that included a stipulation and dismissal of all claims and counterclaims in this litigation.  Under the terms of the settlement, both parties restructured their relationship and provided reciprocal licenses for all patents listed in the Settlement Agreement effective January 29, 2010.  In addition both parties provided the other with reciprocal license for future patents awarded the respective parties, but excluding patents held by or acquired by SecureAlert related to: (i) GPS or cellular tracking by a device not attached to a person’s limb, (ii) related to alcohol/drug monitoring, (iii) any patent held by an entity acquired by SecureAlert for so long as that entity is paying or owes STOP a royalty or fee until such time as any royalty or fee is no longer owed to STOP, unless STOP already has a right to those patents, and (iv) any patent not used in the electronic monitoring and tracking services, using cellular and/or GPS technologies, for governmental law enforcement agencies (e.g. offender tracking).  In addition, we agreed to pay to STOP a total of $4,500,000 in 24 equal monthly installments of $187,500 in exchange for a release of all royalty and other payment obligations called for under the Settlement Agreement dated January 29, 2010.

SecureAlert, Inc. v. Derrick Brooks and STOP, LLC.  On February 21, 2014, we filed a complaint in the Third Judicial District Court, Salt Lake County, State of Utah, against Derrick Brooks and STOP, asserting claims for declaratory relief, breach of contract, tortious interference with prospective economic relations, tortious interference with contract, misappropriation of trade secrets, injurious falsehood/trade libel/business disparagement, defamation, respondeat superior, injunctive relief and punitive damages.  On March 20, 2014, we entered into a settlement agreement with STOP and all of the claims between us and STOP in the litigation have been dismissed with prejudice.  On April 9, 2014, Mr. Brooks filed an answer denying our claims and asserted counterclaims for constructive discharge, interference with contract/interference with prospective economic relations and blacklisting.  In his counterclaim Mr. Brooks seeks to recover “not less than $150,000” on each of his claims.  We have not yet responded to Mr. Brooks’ counterclaims, but believe them to be without merit and we intend to vigorously defend against them.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about the members of our Board of Directors as of April 1, 2014:

Name	Age	Position
David S. Boone	53	Director
Guy Dubois	55	Director
Rene Klinkhammer	34	Director
Winfried Kunz	48	Director
Dan L. Mabey	62	Director
George F. Schmitt	70	Director

David S. Boone is the CEO of Paranet Solutions, LLC, in Dallas, Texas.  He became a director of our Company on December 21, 2011. He has served in executive roles with a variety of publicly traded and start-up organizations including Kraft General Foods, Sears, PepsiCo, Safeway and Belo Corporation, and was the CFO of Intira Corporation.  In addition, he has served as a consultant with the Boston Consulting Group.  Mr. Boone was CEO, President and Director of American CareSource Holdings Inc. (Nasdaq: ACS) from 2005 to 2011.  He was the 2009 Ernst and Young Entrepreneur of the Year winner for Health Care in the Southwest Region. Mr. Boone serves on a number of private company boards and serves on the board of the Texas Kidney Foundation. Mr. Boone graduated from the University of Illinois, cum laude, in 1983 majoring in accounting.  He received his master’s degree in business administration from Harvard Business School in 1989.

Guy Dubois is our Chairman since February 2013 and became a director in December 2012.  Mr. Dubois is a Director at Singapore-based Tetra House Pte. Ltd., that provides consulting and advisory services worldwide.  Mr. Dubois was Chief Executive Officer of gategroup AG from September 2008 until April 2011. He previously held the positions of President, Executive Vice President Finance and Administration, Chief Administrative Officer and Chief Financial Officer of Gate Gourmet Holding LLC. He served as a manager of the Board of Managers of Gate Gourmet Holding LLC from March 2007 until April 2011, and as a member of the Board of gategroup AG from February 2008 until April 2011.  Prior to joining Gate Gourmet in July 2003, Mr. Dubois was Vice President Finance, Administration, Demand and Supply Chain for Roche’s Vitamins Inc. in New Jersey from 2000 to 2003. He was Area Manager, Finance and Administration for Roche’s Vitamins Asia-Pacific Pte. Ltd. in Singapore from 1997 to 1999, and Finance Manager from 1995 to 1997. Mr. Dubois worked in corporate finance for Hoffman-La Roche in 1994.  Mr. Dubois also served on the European Organization for Nuclear Research (CERN) team in Switzerland in various roles, including Treasurer and Chief Accountant, Manager General Accounting and Financial Accountant from 1989 to 1994.  He also worked with IBM in Sweden from 1984 to 1988 as Product Support Specialist for Financial Applications.  He attended the Limburg Business School in Diepenbeek, Belgium, and has a degree in Financial Science and Accountancy.  Mr. Dubois’ appointment to the Board of Directors was a requirement of a financing arrangement as part of the terms of a loan agreement with Sapinda Asia.

Rene Klinkhammer became a director in January 2010.  He graduated from European Business School, Oestrich-Winkel, Germany, in 2004, with an MBA-equivalent degree in business administration.  His majors were Banking, Finance and International Management.  After graduating, Mr. Klinkhammer joined Deutsche Bank’s Investment Banking Division as an analyst in the Corporate Finance Advisory Group, specializing in mergers and acquisitions, along with debt and equity financing transactions for larger German clients of the bank.  From 2007 to June 2013, Mr. Klinkhammer worked for Sapinda Holding B.V. and its subsidiaries, a group of privately-owned investment companies with offices in Amsterdam, Berlin, London and other major cities around the world.  Since July 2013, Mr. Klinkhammer works for Anoa Capital S.A., a Luxembourg based provider of innovative financing solutions, as Head of Origination.

Winfried Kunz became a director on December 21, 2011. He studied Business Administration and Economics from 1984 -1989 at the Universities in Munich and Cologne.  In 1985 he started working as a system analyst and from 1987 – 1998 as a management consultant for German, British and American companies in the information technology industry, where he served in executive positions.  Mr. Kunz worked as an executive at Precision Software Ltd., Contact Software International Inc., and Symantec Corp.  For more than 15 years, Mr. Kunz has worked as an independent consultant and managing partner of Asecon GmbH, a company he founded in 1997, developing and implementing investor innovative business models for residential properties with a focus in Munich for his own portfolio and for third parties.  For more than 10 years he has been a consultant to JK Wohnbau GmbH, a Munich-based real estate developer, where he served as COO from 2009 until the company’s initial public offering in 2010. From 2009 to 2011, Mr. Kunz has also worked with us as an investor.

Dan L. Mabey became a director on December 21, 2011.  He is the CEO of BigHorn Oil and Gas, an energy development company (Casper, Wyoming), and he has served in both public and private company leadership positions in the high-tech industry including President of 1-2-1 View digital signage company (Singapore), Chief Operating Officer and Director of In Media Corporation IPTV service company (California), President of Interactive Devices, Inc. a video compression company (Folsom, California) and Vice President of Broadcast International, a satellite broadcast company ( Salt Lake City, Utah).  From 1990 until 2002, Mr. Mabey was Director of the State of Utah Department of Economic Development International Business Development Office, growing Utah exports from $700 million to $3.6 billion a year. He helped recruit the 2002 Winter Olympics to Salt Lake City, Utah, and managed international business development for the games. Throughout his career, Mr. Mabey has been active in civic and community organizations and is the recipient of numerous service awards. He is also the co-inventor or lead inventor on six patents and the sole inventor of a seventh.  Mr. Mabey received a Masters of Public Administration (MPA) degree from Idaho State University in 1978 and a B.A. degree from Boise State University in 1974.

George F. Schmitt became a director on December 21, 2011.  He is a director and CEO of MBTH Technology Holdings.  He has held this position since December, 2010.  Mr. Schmitt is also a director of XG Technology, Inc. a publicly traded company, Kentrox and Calient.  Mr. Schmitt previously served as a director of TeleAtlas, Objective Systems Integrators, Omnipoint and LHS Group.  Mr. Schmitt is a principal of Sierra Sunset II, LLC and is a former Trustee of Saint Mary’s College of California.  In addition, Mr. Schmitt has served as a director of many privately held companies including Voice Objects, Knowledge Adventure, Jungo and Cybergate, among others.  Mr. Schmitt has also served as Financial Vice President of Pacific Telesis and chaired the audit committee of Objective Systems Integrations and TeleATLAS.  Mr. Schmitt received an M.S. in Management from Stanford University, where he was a Sloan Fellow, and a B.A. in Political Science from Saint Mary’s College.

Board of Directors

Election and Meetings

Directors hold office until the next annual meeting of the shareholders and until their successors have been elected or appointed and duly qualified.  Executive officers are appointed by the Board of Directors and hold office until their successors are appointed and duly qualified.  Vacancies on the Board which are created by the retirement, resignation or removal of a director may be filled by the vote of the remaining members of the Board, with such new director serving the remainder of the term or until his/her successor shall be elected and qualify.

The Board of Directors is elected by and is accountable to our shareholders.  The Board establishes policy and provides strategic direction, oversight, and control.  The Board met 18 times during fiscal year 2013.  All directors attended at least 80% of the meetings of the Board and of the committees of the Board of Directors of which they are members.

Director Independence

The Board of Directors intends to comply with the director independence standards of the NASDAQ Stock Market, including NASDAQ Rule 4200(a)(15).  The Board determined the independence of all directors based on the NASDAQ standards and asserts that George F. Schmitt, Winfried Kunz, David S. Boone, Rene Klinkhammer and Dan L. Mabey meet the standards to be considered independent.  The Board has not appointed a lead independent director.

Shareholder Communications with Directors

If we receive correspondence from our shareholders that is addressed to the Board of Directors, we forward it to every director or to the individual director to whom it is addressed. Shareholders who wish to communicate with the directors may do so by sending their correspondence to the directors c/o SecureAlert, Inc., 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070.

Committees of the Board of Directors

The Board of Directors has three standing committees: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  These committees assist the Board of Directors to perform its responsibilities and make informed decisions.

Audit Committee.  The primary duties of the Audit Committee are to oversee (i) management’s conduct of our financial reporting process, including reviewing the financial reports and other financial information provided by the Company, and reviewing our systems of internal accounting and financial controls, (ii) our independent auditors’ qualifications and independence and the audit and non-audit services provided to the Company and (iii) the engagement and performance of our independent auditors.  The Audit Committee assists the Board in providing oversight of our financial and related activities, including capital market transactions. The Audit Committee has a charter, a copy of which is available on our website at www.securealert.com.

The Audit Committee meets with our Chief Financial Officer and with our independent registered public accounting firm, and evaluates the responses by the Chief Financial Officer both to the facts presented and to the judgments made by our independent registered public accounting firm.  The Audit Committee met four times during both fiscal years 2012 and 2013 and all members of the Audit Committee attended at least 75% of the committee’s meetings.

Members of the Audit Committee as of March 31, 2014, are Messrs. Boone, Schmitt and Kunz.  In the opinion of the Board of Directors, each member of the Audit Committee satisfies the definition of independent director established in the NASDAQ Listing Standards.  All of the members of the Audit Committee are financially literate.  In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has designated David S. Boone as the Audit Committee’s “Audit Committee Financial Expert” as defined by the applicable regulations promulgated by the SEC.

The Audit Committee reviewed and discussed the matters required by United States auditing standards required by the Public Company Accounting Oversight Board (“PCAOB”) and our audited financial statements for the fiscal year ended September 30, 2013 with management and our independent registered public accounting firm.  The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board No. 1, and the Audit Committee has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Compensation Committee. Members of the Compensation Committee are Messrs. Mabey (Chairman), Boone, and Schmitt.  The Compensation Committee met two times during fiscal year 2013.  Members of the Compensation Committee are appointed by the Board of Directors.  Messrs. Mabey, Boone, and Schmitt are independent directors, as determined by the Board of Directors in accordance with the NASDAQ listing standards.  The Compensation Committee is governed by a charter approved by the Board of Directors, a copy of which is available on the Company’s website www.securealert.com.

The Compensation Committee has responsibility for developing and maintaining an executive compensation policy that creates a direct relationship between pay levels and corporate performance and returns to shareholders.  The Committee monitors the results of such policy to assure that the compensation payable to our executive officers provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance, and is justified by the returns available to shareholders.

The Compensation Committee also acts on behalf of the Board of Directors in administering compensation plans approved by the Board, in a manner consistent with the terms of such plans (including, as applicable, the granting of stock options, restricted stock, stock units and other awards, the review of performance goals established before the start of the relevant plan year, and the determination of performance compared to the goals at the end of the plan year).  The Committee reviews and makes recommendations to the Board with respect to new compensation incentive plans and equity-based plans; reviews and recommends the compensation of the Company’s directors to the full Board for approval; and reviews and makes recommendations to the Board on changes in major benefit programs of executive officers of the Company.

Nominating and Corporate Governance Committee.  Mr. Schmitt serves as the chair of the Nominating and Corporate Governance Committee.  Messrs. Kunz and Klinkhammer also currently serve as members of this committee.  The Nominating and Corporate Governance Committee has the responsibility for identifying and recommending candidates to fill vacant and newly created Board positions, setting corporate governance guidelines regarding director qualifications and responsibilities, and planning for senior management succession.

The Nominating and Corporate Governance Committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of the Board of Directors, and recommend a slate of directors to be nominated for election at the annual meeting of shareholders, or, in the case of a vacancy on the Board of Directors, recommend a director to be elected by the Board to fill such vacancy.  The Nominating and Corporate Governance Committee held one meeting during fiscal 2013. The Nominating and Corporate Governance Committee’s charter is available on our website, www.securealert.com.

Code of Ethics. We have established a Code of Business Ethics that applies to our officers, directors and employees.  The Code of Business Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.  We will post on our website www.securealert.com any amendments to or waivers from a provision of our Code of Business Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and that relates to any element of the Code of Business Ethics.

Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or executive officer or any associate of any such director or officer is a party adverse to us or has a material interest adverse to our Company.

Except as discussed below, no director or executive officer has been involved in any of the following events during the past ten years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and- desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

An executive of gategroup holdings AG, an airline catering company headquartered in Switzerland was convicted in a Danish court in September 2012 of fraud and embezzlement involving that company’s assets.  Guy Dubois, a director of the Company since December 2012, was Chief Executive Officer of gategroup holdings AG at the time the executive committed the acts leading to her conviction, voluntarily resigned from gategroup holdings AG in 2011.  The Zurich State Prosecutor initiated an investigation in 2011 focused on whether other individuals, including Mr. Dubois were aware of or benefitted personally from the fraud and embezzlement that occurred.  Mr. Dubois, who has indicated he was unaware of any of these activities at the time they were being committed, has been cooperating with that investigation.

Executive Officers

The following table sets forth certain information regarding our principal executive officer and principal financial and accounting officer as of March 31, 2014:

Name	Age	Position

Executive Committee of Board of Directors		Principal Executive Officer
John R. Merrill	44	Chief Financial Officer

The Executive Committee of the Board of Directors was established to act temporarily in the principal executive officer function following the resignation of our Chief Executive Officer in October 2012.  Current members of the Executive Committee are Guy Dubois and David S. Boone.  On April 16, 2013, Mr. Dubois was granted warrants valued at $300,000 for his additional work as a director and member of the Board’s Executive Committee.  This grant is of warrants to purchase 64,665 shares of Common Stock at an exercise price of $9.00 per share.  These warrants vest in equal monthly increments over a period of one year or immediately upon the hiring of a new Chief Executive Officer.  These warrants were valued at the date of grant using the Black-Scholes option-pricing model. The Board of Directors has not determined a timeline for the hiring of a new Chief Executive Officer.

John R. Merrill Mr. Merrill joined the Company on April 21, 2014 and officially assumed the duties as Chief Financial Officer on April 24, 2014.  Mr. Merrill is also the Chief Financial Officer for TenXNetworks and IPVidTech.com, a network intelligence provider of both hardware and services.  From 2010 to 2013, Mr. Merrill worked as an advisor in the healthcare technology industry facilitating both due diligence and integration of certain acquired companies. Prior to 2010, Mr. Merrill was the Chief Financial Officer of Park City Group, Inc. (Nasdaq: PCYG) and Prescient Applied Intelligence, Inc. (OTC: PPID), software-as-a-service providers of supply chain solutions for both retailers and their suppliers.  Throughout his career, Mr. Merrill has held various financial roles within broadcasting, sports marketing, and the retail industry.  He began his career with KPMG and holds a BS and a Masters of Accounting from the University of South Florida.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater-than-ten-percent shareholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely upon a review of these forms that were furnished to us, we believe that all reports required to be filed by these individuals and persons under Section 16(a) were filed during fiscal year 2013 and that such filings were timely except the following:

•	Mr. Klinkhammer, a director, filed two late reports on Form 4 reporting two transactions; and

•	Mr. Schmitt, a director, filed two late reports on Form 4 reporting two transactions.

•	Mr. Dubois, a director, filed two late reports on Form 4 reporting two transactions.

•	Mr. Boone, a director, filed one late report on Form 4 reporting one transaction.

•	Mr. Mabey, a director, filed one late report on Form 4 reporting one transaction.

•	Mr. Kunz, a director, filed one late report on Form 4 reporting one transaction.

Compensation of Directors

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended September 30, 2013, who are serving as directors as of March 31, 2014:

(a)	(b)	(c)	(d)	(e)
	Fees earned	Stock awards	Option awards	Total
Name	($)	($)	($)	($)
David S. Boone	$-	$-	$76,385	$76,385
Guy Dubois	$-	$-	$335,322	$335,322
Rene Klinkhammer	$-	$7,500	$46,859	$54,359
Winfried Kunz	$-	$-	$55,706	$55,706
Dan L. Mabey	$-	$15,000	$35,047	$50,047
George F. Schmitt	$-	$-	$55,706	$55,706

Effective January 1, 2012, we began to accrue $2,500 per month for each director, to be issued in shares of Common Stock valued on the last date of the quarter; provided, that in the alternative, the director may elect to receive stock purchase warrants for the purchase of three times the number of shares otherwise issuable to the director, valued at the date of grant using the Black-Scholes valuation method.  Additionally, the Chairman of the Audit Committee is paid $5,000 per month, rather than $2,500 paid to the other directors.  Mr. Dubois became a director in December 2012 and our Chairman on February 28, 2013.  Amounts indicated in the table include the fair market value on the date of grant of warrants to purchase 73,413 shares of Common Stock granted to Mr. Dubois with exercise prices ranging from $9.00 to $19.46; these warrants expire at different dates from March 2015 to September 2015.  The values of all shares and warrants listed above were determined using the Black-Scholes option-pricing model as of the date of grant or issuance.  The table below summarizes outstanding warrants previously issued for compensation to our current non-employee directors as of September 30, 2013:

	Grant	Expiration	Exercise	Number of	Compensation
Name	Date	Date	Price	Options	Expense

Winfried Kunz	3/22/13	3/21/15	$12.58	8,943	$43,809
7/1/13		6/30/15	$14.70	2,040	$11,811
10/1/13		9/30/15	$19.46	1,140	$8,848

George F. Schmitt	3/22/13	3/21/15	$12.58	8,943	$43,809
7/1/13		6/30/15	$14.70	2,040	$11,811
10/1/13		9/30/15	$19.46	1,140	$8,848

Rene Klinkhammer	1/20/10	1/19/15	$26.00	1,000	$21,036
3/22/13		3/21/15	$12.58	8,943	$43,809
7/1/13		6/30/15	$14.70	2,040	$11,811

David S. Boone	3/22/13	3/21/15	$12.58	8,943	$43,809
7/1/13		6/30/15	$14.70	4,083	$23,640
10/1/13		9/30/15	$19.46	2,280	$17,698

Dan L. Mabey	3/22/13	3/21/15	$12.58	8,943	$43,809

Guy Dubois	3/22/13	3/21/15	$12.58	2,385	$11,682
4/16/13		4/15/15	$9.00	64,665	$300,000
7/1/13		6/30/15	$14.70	4,083	$23,640

Reimbursement of Expenses

We reimburse travel expenses of members of the Board of Directors for their attendance at Board meetings and other necessary business travel.

Compensation Risks Assessment

As required by rules adopted by the SEC, management has made an assessment of our compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, we have determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION

Summary Compensation

Set out in the following summary compensation table are the particulars of compensation paid to the following persons for our fiscal years ended September 30, 2013 and 2012:

(a)
our principal executive officer (note, we currently have no principal executive officer, rather the executive committee of the Board of Directors acts as our principal executive officer and compensation paid to members of this committee is included in the Director Compensation table above); and

(b)
our most highly compensated executive officer who was serving as an executive officer at the end of the fiscal year ended September 30, 2013 who had total compensation exceeding $100,000 (with the principal executive officer, the Named Executive Officers); and

(c)
an additional individual for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer at the end of the most recently completed financial year.

Name and
Principal				Stock	Option	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Total
( a )	( b )	( c )	( d )	( e )	( f )	( g )	( h )

Chad D. Olsen (1)	2013	$192,000	$-	$-	$-	$8,740	$200,740
Chief Financial Officer	2012	$192,000	$35,000	$124,000	$432,352	$42,195	$825,547

Bernadette Suckel (2)	2013	$168,000	$-	$-	$-	$8,061	$176,061
Managing Director Global Customer Service	2012	$168,000	$35,000	$77,500	$270,219	$7,950	$558,669

(1)
Mr. Olsen served as our Chief Financial Officer from January 2010 to April 2014. Prior to his appointment as Chief Financial Officer, Mr. Olsen was our controller. Column (g) includes additional compensation for paid time off, health, dental, life and vision insurance.

(2)
Mrs. Suckel has served as Managing Director of Global Customer Service and Account Management of the Company since June 2008. Column (g) includes additional compensation for health, dental, life and vision insurance.

Outstanding Equity Awards

The table below summarizes outstanding equity awards held by our Named Executive Officers and Mrs. Suckel as of September 30, 2013:

Outstanding Equity Awards at Fiscal Year-End 2013

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of Unearned shares, units or other rights that have not vested (#)

Chad D. Olsen	1,000	-	-	$15.00	1/15/14	-	-	-
	125	-	-	$15.00	3/14/14	-	-	-
	3,590	-	-	$15.00	9/29/15	-	-	-
	30,000	-	-	$16.66	9/29/14	-	-	-

Bernadette Suckel	1,000	-	-	$60.00	1/15/14	-	-	-
	18,750	-	-	$16.66	9/29/14	-	-	-
	3,500	-	-	$30.00	9/29/15	-	-	-

No options held by the Named Executive Officers or any of our directors were exercised during the fiscal year ended September 30, 2013.

We have adopted our 2012 Plan and our 2006 Plan.  We have also granted individual plans to certain executives and directors in the form of stock purchase warrants, which are included in the table above.

Employment Agreements

On November 14, 2013, we entered into an Employment Agreement with our former Chief Financial Officer, Chad Olsen.  The term of this agreement ended 30 days following the closing of an acquisition by the Company and Mr. Olsen resigned at that time.  Mr. Olsen will receive separation benefits, which include payment of salary of $192,000 over a 120-day period and other benefits as outlined in the agreement.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Compensation Risks Assessment

As required by rules adopted by the SEC, our management has made an assessment of our compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on us.  In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, management has determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

We have two classes of voting securities issued and outstanding: our Common Stock and our Series D Preferred.  The following table presents information regarding beneficial ownership as of April 28, 2014 (the “Table Date”), of all classes of our voting securities by (1) each shareholder known to us to be the beneficial owner of more than 5% of any class of our voting securities; (2) each of our Named Executive Officers serving as of the Table Date; (3) each of our directors serving as of the Table Date; and (4) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC.  Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all securities they beneficially own.  As of the Table Date, the applicable percentage ownership is based on 10,069,876 shares of Common Stock issued and outstanding.  In computing the number of shares of Common Stock beneficially owned by a person and the applicable percentage ownership of that person, we deemed outstanding shares of Common Stock subject to warrants, options and convertible debt or other securities held by that person that are currently exercisable or exercisable within 60 days of the Table Date.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership representing less than 1% of the issued and outstanding shares of a class is denoted with an asterisk (“*”).  Holders of Common Stock are entitled to one vote per share.

	Title or Class of Securities:
Name and Address of	Common Stock
Beneficial Owner (1)	Shares	Percent

5% Beneficial Owners:
Sapinda Asia Limited (2)	4,534,168	45.0%
Safety Invest S.A., Compartment Secure I (3)	1,890,697	18.8%
Eli Sabag (4)	84,078	*

Directors and Named Executive Officers:
David S. Boone (5)	18,055	*
Guy Dubois (6)	78,189	*
Rene Klinkhammer (7)	13,293	*
Winfried Kunz (8)	13,700	*
Dan L. Mabey (9)	10,799	*
George F. Schmitt (10)	12,919	*
John Merrill (11)	-	*

All directors and executive officers as a group (7 persons)	146,955	1.4%
____________

(1)	Except as otherwise indicated, the business address for these beneficial owners is c/o the Company, 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070.

(2)	Address is Rooms 803-4, 8F, Hang Seng Bank Building, 200 Hennessy Road, Wanchai, Hong Kong. Based on a Form 4 filed by Sapinda Asia Limited on November 5, 2013.

(3)
Secure I is a compartment of Safety Invest S.A. (“Safety”), a company established under the Luxembourg Securitization Law and incorporated as a “société anonyme” under the laws of the Grand Duchy of Luxembourg whose principal business is to enter into one or more securitization transactions. A compartment under Luxembourg law represents a distinct part of the assets and liabilities of a company but is itself not a legal entity. Compartmentalization allows for the segregation of assets and liabilities between compartments where the rights of recourse of investors and creditors are limited to the assets of the relevant compartment.  Secure I’s principal business address is 19 rue de Bitbourg, L-1273 Luxembourg.  The owner of Safety is the SECULUX Trust, an Irish charitable trust for which Constitutional Trustees Limited (“Constitutional”) acts as trustee. The total share capital of Safety is held by Constitutional for the SECULUX Trust. The SECULUX Trust is a charitable trust with no named beneficiaries where any dividend or other distribution received by Constitutional will be distributed in its entirety to charity. Constitutional is a company limited by shares incorporated under the laws of Ireland whose principal business is the provision of share trustee and related services. Constitutional’s principal business address is 22, Clanwilliam Square, Dublin 2, Ireland. Constitutional is owned by Mr. Rory Williams and Ms. Wendy Merrigan, each of whom is a director and 50% shareholder of Constitutional.  Information based on Schedule 13D filed February 5, 2014.

(4)
Eli Sabag is the Selling Shareholder under this prospectus.  Includes 84,078 shares of Common Stock owned of record.  The 152,291 shares held in escrow which are deliverable to Mr. Sabag on or about October 1, 2014 (six months following the closing of the Transaction) are not included in the table above.  Mr. Sabag’s address is Hamaapilim 14, Kfar Saba, Israel.

(5)
Mr. Boone is a director and a member of the Board of Directors’ executive committee.  Includes 405 shares of Common Stock owned of record and 17,650 shares of Common Stock issuable upon exercise of stock purchase warrants.

(6)
Mr. Dubois is a director and Chairman of the Board of Directors; he is also a member of the executive committee of the Board of Directors.  Includes 78,189 shares of Common Stock issuable upon exercise of stock purchase warrants.

(7)	Mr. Klinkhammer is a director. Includes 1,310 shares of Common Stock owned of record and 11,983 shares of Common Stock issuable upon exercise of stock purchase warrants.

(8)	Mr. Kunz is a director. Includes 405 shares of Common Stock owned of record and 13,295 shares of Common Stock issuable upon exercise of stock purchase warrants.

(9)	Mr. Mabey is a director. Includes 1,856 shares of Common Stock owned of record and 8,943 shares of Common Stock issuable upon exercise of stock purchase warrants.

(10)	Mr. Schmitt is a director. Includes 796 shares of Common Stock owned of record and 12,123 shares of Common Stock issuable upon exercise of stock purchase warrants.

(11)	Mr. Merrill is our Chief Financial Officer beginning on April 24, 2014.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

We have entered into certain transactions with related parties during the fiscal year ended September 30, 2013. These transactions consisted mainly of financing transactions and service agreements.  Transactions with related parties are reviewed and approved by the independent and disinterested members of the Board of Directors.

Royalty Agreement

On August 4, 2011, with an effective date of July 1, 2011, we entered into an agreement (the “Royalty Agreement”) with Borinquen (a shareholder) to purchase its wholly-owned subsidiary ISS for 310,000 shares of our Common Stock, valued at the market price on the date of the Royalty Agreement at $16.40 per share, or $5,084,000.  As additional consideration, we also granted Borinquen a royalty in the amount of 20% of our net revenues from the sale or lease of monitoring devices and monitoring services within a territory comprised of South and Central America, the Caribbean, Spain and Portugal, payable quarterly for a term of 20 years.

On February 1, 2013, we entered into an agreement with Sapinda Asia and Borinquen (the Settlement and Royalty and Share Buy Back Agreement) to complete the repurchase and termination of the royalty obligation (at a cost of $11,616,984) and to pay accrued royalty expenses (totaling $1,383,016) for a total payment of $13,000,000.  To finance these expenditures, we borrowed $16,700,000 from Sapinda Asia (the “Loan”).  In addition to the payments to Borinquen totaling $13,000,000, we used $3,700,000 of the Loan for operating capital.  During the fiscal year ended September 30, 2013, we recorded a debt discount of $14,290,269 as interest expense to account for a beneficial conversion feature in connection with the Loan. Additionally, we recorded $611,308 of interest expense during the fiscal year ended 2013 relating to accretion of a debt discount associated with the Loan. On September 30, 2013, Sapinda Asia converted all outstanding principal and interest in connection with the Loan totaling $17,576,627 into 3,905,917 shares of Common Stock at a rate of $4.50 per share pursuant to a right of conversion granted as part of the Loan agreement.

Revolving Loan Agreement

On February 1, 2013, we entered into a revolving loan agreement with Sapinda Asia (the “Revolving Loan”).  Under this arrangement, we had the right to borrow up to $1,200,000; interest was payable at a rate of 3% per annum for unused funds and 10% per annum for borrowed funds.  On October 24, 2013, we drew down the full $1,200,000 for use in a performance bond as required under a contract with an international customer.

Related-Party Service Agreement

During the quarter ended September 30, 2013, we entered into an agreement with Paranet Solutions, LLC to provide the following services for a monthly fee of $4,500: (1) procurement of hardware and software necessary to ensure that vital databases are available to us in the event of a disaster (backup and disaster recovery system); and (2) the security of all data and the integrity of such data against all loss of data, including misappropriation of data by Paranet, its employees and affiliates.  We subsequently amended the agreement to expand the services offered to the Company and it subsidiaries.  The additional services are at a monthly rate of $2,700.00 David S. Boone, a director and member of our Executive Committee, is the Chief Executive Officer of Paranet.  The arrangement can be terminated by either party for any reason upon 90 days written notice to the other party.

Related-Party Loan

During fiscal year 2012, we borrowed $500,000 from David Derrick, who was then an executive officer and director of the Company.  During the fiscal year ended September 30, 2013, we established terms for this loan which created a debt discount of $500,000 which was immediately recorded as interest expense to account for a beneficial conversion feature and reflected an adjustment in the conversion rate from $11.00 to $4.50 to equal the conversion rate of the Loan described above.  During fiscal year 2013, this debt was converted into 111,112 shares of Common Stock.

Related-Party Convertible Debenture #1

During fiscal year 2012, we borrowed $500,000 from George F. Schmitt, a director of the Company, with an interest rate of 8% per annum. The debenture was to mature on December 17, 2012 and was secured by our domestic patents.  During the fiscal year ended September 30, 2013, the debenture was convertible at $4.50 which created a beneficial conversion feature expense of $110,556 which was to be amortized over the term of the debenture, but which was accelerated upon the conversion of the debenture into 117,784 shares of Common Stock on March 13, 2013.

Related-Party Convertible Debenture #2

During fiscal year 2012, we borrowed $2,000,000 from Sapinda Asia with an interest rate of 8% per annum. The debenture was to mature on December 17, 2012 and was secured by our domestic patents.  During the fiscal year ended September 30, 2013, the debenture was convertible at $4.50 which created a beneficial conversion feature of $442,222 which was to be amortized over the term of the debenture, but which was accelerated upon the conversion of the debenture into 472,548 shares of Common Stock on February 4, 2013.

Facility Agreement

On January 3, 2014, we entered into a loan agreement (“Facility Agreement”) with Tetra-House Pte. Ltd., (“Tetra House”) to provide unsecured debt financing to the Company for acquisitions and for other corporate purposes, including working capital.  Tetra House is a private company incorporated under the laws of the Republic of Singapore and is controlled by Mr. Guy Dubois who is chairman of our Board of Directors.  Under this agreement, we may borrow up to $25,000,000, through May 31, 2014.  Borrowed amounts under the Facility Agreement bear interest at a rate of 8% per annum payable in arrears semi-annually.  All outstanding principal under the Facility Agreement, together with accrued and unpaid interest, is due and payable on January 3, 2016.  We may prepay borrowed amounts without penalty in minimum amounts of $1,000,000.  In consideration of the Facility Agreement, we paid Tetra House an arrangement fee in the amount of $750,000 (3% of the aggregate maximum amount available under the Facility Agreement).  We may draw down funds in increments of not less than $2,000,000 and in integral multiples of $1,000,000 by submitting a Utilization Request to Tetra House, who then has 10 business days in which to fund the Utilization Request.  Since January 3, 2014, we have borrowed $15,000,000 under the Facility Agreement.  Tetra House has transferred and assigned its obligations and rights under the Facility Agreement to Conrent Invest S.A through its compartment “Safety II”.  The Facility Agreement was reviewed and approved by disinterested and independent members of the Board of Directors, David S. Boone, Winfried Kunz, Dan L. Mabey and George F. Schmitt.

Additional Related Party Transactions and Summary of All Related-Party Obligations

The following table summarizes all related-party obligations, including those described above:

	March 31,	September 30,
	2014	2013

Loan from a significant shareholder with an interest rate of 10% per annum. Principal and interest due at maturity on June 30, 2014.	$1,200,000	$-

Promissory note with a significant shareholder with an interest rate of 8% per annum. Principal and interest due at maturity on November 19, 2014.	1,500,000	-

Convertible debenture of $16,700,000 from a significant shareholder with an interest rate of 8% per annum. On September 30, 2013, $16,640,000 plus accrued interest of $936,627 was converted into 3,905,917 shares of common stock and in October 2013, the Company paid $60,000 in cash to pay off the debenture.	-	60,000

Total related-party debt obligations	2,700,000	60,000
Less current portion	(2,700,000)	(60,000)
Long-term debt, net of current portion	$-	$-

Recent Transactions

We evaluated subsequent events through the date the accompanying consolidated financial statements were issued.  Subsequent to September 30, 2013, the following events occurred:

•
We granted warrants to purchase 6,840 shares of Common Stock with an exercise price of $19.46 per share, valued at the date of grant at $53,091 using the Black-Scholes model, for services of our directors during the quarter ended September 30, 2013.

•	We issued 483 shares of Common Stock as payment of Series D Preferred stock dividends for the quarter ended September 30, 2013, valued at $5,650 as of the date of issuance.

•	We issued a total of 760 shares of Common Stock to directors for services rendered, valued at $15,000 as of the date of issuance.

•	We issued 500 shares of Common Stock for cash proceeds of $8,000 ($16.00 per share) upon the exercise of warrants by a consultant.

•	We issued 4,700 shares of Common Stock upon the cashless exercise of warrants by an executive officer at exercise prices ranging from $15.00 to $16.66 per share.

•
On November 15, 2013, we entered into a 41-month agreement with the Gendarmeria de Chile (the Republic of Chile’s uniformed prison service) to provide electronic (GPS and residential) monitoring of offenders and other services to the Chilean government. The agreement anticipates that we will put into service up to 9,400 electronic monitoring (GPS) devices over the contract term. We were required to post a performance bond in the amount of $3,382,082.  In addition, we agreed to design and construct a real-time monitoring and data center to be staffed by Chilean government employees and to train the monitoring center personnel. The maximum sum to be paid for the services provided by us under the agreement is approximately $70,000,000, at current exchange rates.  While devices are not yet being monitored, we have completed construction of the real-time monitoring center in Santiago and training of government personnel, and we continue working with the Chilean government on implementation of the project.

•	We borrowed $1,200,000 from a shareholder to be used with other available cash on hand to post the performance bond under our agreement with the Gendarmeria de Chile described above.

•	We borrowed $1,500,000 from a shareholder for working capital. The unsecured loan bears interest at a rate of 8% per annum and matures on November 18, 2014.

•
On January 3, 2014, we entered into an unsecured Facility Agreement with Tetra House Pte. Ltd., a related-party entity, controlled by our Chairman, Guy Dubois.  Under this agreement, we may borrow up to $25,000,000 for working capital and acquisitions purposes. The loan bears interest at a rate of 8% per annum, payable in arrears semi-annually, with all principal and accrued and unpaid interest due on January 3, 2016. In addition, we agreed to pay Tetra House an arrangement fee equal to 3% of the aggregate maximum amount under the loan. After the loan was executed, Tetra House assigned the Facility Agreement to Conrent Invest S.A.  Since January 3, 2014, we borrowed $10,000,000 under the Facility Agreement.

•
On January 16, 2014, we sent notices of redemption to holders of 261 shares of Series D Preferred stock of the Company.  Pursuant to Section 10(c) of the Designation of Rights and Preferences we have the right to redeem Series D Preferred shares for cash at 120 percent of the original issue price at any time after December 1, 2010.  The date of redemption was February 13, 2014, subject to the right of the Series D shareholders to convert their shares of Series D Preferred stock into common stock by giving notice of conversion prior to the date of redemption.  On February 16, we redeemed 261 shares of Series D Preferred stock .

•
On June 2, 2014, we entered into a Stock Purchase Agreement (the “SPA”) to purchase from BFC Surety Group, Inc., (“Seller”), all of the issued and outstanding shares and equity interests (collectively the “Shares”) of Emerge Monitoring, Inc., a Florida corporation (“Emerge”), which is the direct owner of all of the issued and outstanding equity interests of Emerge Monitoring II, LLC, a Florida limited liability company and wholly-owned subsidiary of Emerge (“Emerge LLC”), and a majority (65%) of the equity interest of Integrated Monitoring Systems, LLC, a Colorado limited liability company and subsidiary of Emerge LLC. The SPA contains customary representations and warranties and covenants, including provisions for indemnification, subject to the limitations described in the SPA. Certain key employees of the acquired entities will continue to operate the acquired entities following the closing. The closing of the transaction occurred on June 2, 2014, and is subject to customary closing conditions.  The purchase price for the Shares is $7,360,000 and was paid in cash at the closing.

Director Independence

The Board of Directors intends to comply with the director independence standards of the NASDAQ Stock Market, including NASDAQ Rule 4200(a)(15).  The Board determined based on the NASDAQ standards that George F. Schmitt, Winfried Kunz, David S. Boone, Rene Klinkhammer, and Dan L. Mabey meet the NASDAQ standards to be considered independent.  The Board has not appointed a lead independent director.

Specifically, none of these directors:

•	has been at any time during the past three years employed by us or by any parent or subsidiary of the Company;

•
has accepted or has a family member who accepted any compensation from us in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service;

•	is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

•
is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000;

•
is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers serve on the compensation committee of such other entity; or

•	is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

THE TRANSACTION

On March 12, 2014, we entered into the Purchase Agreement to acquire all of the issued and outstanding shares of GPS Global from the Selling Shareholder for a purchase price of $7,811,404 payable in cash and shares of our Common Stock.  The Transaction closed on April 1, 2014.  The cash portion of the purchase price was paid by offsetting amounts owed to us totaling $311,404, that were loaned to the Selling Shareholder and to GPS Global on or about March 14, 2014, under a Loan Agreement and Loan and Funding Agreement, respectively.  Under the Loan and Funding Agreement, we also agreed to provide to GPS Global up to $3,000,000 to fund corporate operations.  The initial advances under the Loan and Funding Agreement totaled NIS 2,000,000 (approximately $577,000), and liabilities to be paid were approximately NIS 1,687,000 (approximately $500,000).  An additional advance was made in the amount of approximately $188,600 for payment of certain liabilities owed to LineBit Systems Ltd. and Eytanim Building and Infrastructure Ltd., entities owned or controlled by the Selling Shareholder:

The Common Stock issuable as part of the purchase price in the Transaction is valued at $7,500,000 and is payable to Selling Shareholder as follows:

•	$1,600,000 (84,078 shares of Common Stock) delivered to the Selling Shareholder at the closing of the Transaction;

•
$2,900,000 (152,291 shares of Common Stock) delivered to Escrow Agent to be held and released to Selling Shareholder under the terms of the Escrow Agreement at the end of six months following the date of closing (the “Escrow Period”); and

•	$3,000,000, or approximately 157,646 shares of Common Stock (the “Contingent Shares”) to be issued to the Selling Shareholder, if at all, upon the achievement of certain milestones as follows:

o
$1,000,000 (valued at the time of issuance) within 30 days of the date GPS Global sells or leases a minimum of 1,500 units of its offender GPS tracking device under revenue-generating contracts as defined in the Purchase Agreement; and

o
$2,000,000 (valued at the time of issuance) within 30 days of the date GPS Global sells or leases a minimum of 2,500 units of its offender GPS tracking device (in addition to the 1,500 units described above, or a minimum of 4,000 units) under revenue-generating contracts.

We also agreed to enter into an employment agreement with the Selling Shareholder to continue his involvement with GPS Global in an executive capacity and we granted Selling Shareholder the right to appoint his nominee as a member of the boards of directors of SecureAlert and of GPS Global until the third anniversary of the closing date of the Transaction.  We also agreed to file the registration statement of which this prospectus is a part, for the purpose of registering the shares issued to Selling Shareholder as part of the purchase price of the Transaction (excluding the Contingent Shares).  The shares covered by this prospectus are referred to in this prospectus as the “Shares.”

The Purchase Agreement also contains customary representations, warranties, covenants and conditions to the performance of the parties to the agreement.  A copy of the Purchase Agreement, the Loan and Funding Agreement, the Loan Agreement and the Escrow Agreement are filed as exhibits to the registration statement of which this prospectus forms a part.  The foregoing description of the Transaction and summary of the terms of these agreements are qualified in their entirety by the terms of the agreements.

SELLING SHAREHOLDER

This prospectus relates to the possible resale by Eli Sabag as the Selling Shareholder of the Shares, which were issued to the Selling Shareholder pursuant to the Purchase Agreement.

The Selling Shareholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the Shares. The Selling Shareholder may sell some, all or none of his Shares.  We do not know how long the Selling Shareholder will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the resale of any of the Shares.

The following table presents information regarding the Selling Shareholder and the Shares that he may offer and sell from time to time under this prospectus.  The table is prepared based on information supplied to us by the Selling Shareholder, and reflects his holdings of our equity securities as of April 1, 2014.  The Selling Shareholder has represented to us that neither the Selling Shareholder nor any of his affiliates have held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates.  Selling Shareholder is the chief executive officer of our wholly-owned subsidiary, GPS Global, and he has the right to appoint a nominee to our Board of Directors.  This position and right of appointment make Selling Shareholder an affiliate of the Company.

As used in this prospectus, the term “Selling Shareholder” includes Eli Sabag and any of his donees, pledgees, transferees or other successors in interest selling Shares received after the date of this prospectus from Selling Shareholder as a gift, pledge or other non-sale related transfer.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.  The percentage of shares beneficially owned prior to the offering is based on 9,833,407 shares of our Common Stock actually outstanding as of April 28, 2014.

Selling Shareholder	Shares Beneficially Owned Before this Offering (1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering (2)	Shares Beneficially Owned After this Offering (2)	Percentage of Outstanding Shares Beneficially Owned After this Offering

Eli Sabag	236,469	*	236,469	*	*

*  Less than 1%.

Footnotes:

(1)	Includes the Shares offered hereby.

(2)	Assumes the sale of all of the Shares offered hereby.

DESCRIPTION OF SECURITIES

Common Stock

Authorized and Outstanding

We are authorized to issue up to 15,000,000 shares of Common Stock, par value $0.0001 per share, of which 10,069,876 shares are outstanding as of April 28, 2014.

Voting

Holders of our Common Stock each have one vote per share.  Our directors are elected by the vote of a plurality of the Common Stock represented in person or by proxy entitled to vote on the election of directors. A majority of the outstanding shares of Common Stock constitute a quorum. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Upon our dissolution, our shareholders will be entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities and provision for the liquidation of any shares of Preferred Stock with preferential liquidation rights, if any, at the time outstanding. Our common shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

Authorized and Outstanding

We are authorized to issue up to 20,000,000 shares of Preferred Stock, par value $0.0001 per share.  As of the date of this prospectus, we have shares of Preferred Stock outstanding as described below.

Series D Preferred

Our Board of Directors has designated 85,000 shares of Preferred Stock as our Series D Convertible Preferred Stock (the “Series D Preferred”), and established the designations, rights and preferences for the Series D Preferred.  As of April 28, 2014, there were no outstanding shares of Series D Preferred stock.

As amended, the Certificate of Designation of Rights and Preferences, or Certificate, provides that the holders of the Series D Preferred are entitled to the preferences and other rights described below.

Rank. The Series D Preferred ranks senior as to liquidation rights to the Common Stock, and all as to other classes and series of equity securities which by their terms do not rank senior to the Series D Preferred (collectively with the Common Stock, “Junior Stock”). The Series D Preferred is subordinate and ranks junior to all indebtedness of the Company.

Payment of Dividends. Dividends declared by the Board of Directors are payable on the Series D Preferred on a pro rata basis with the Common Stock and all of our other equity securities ranking pari passu with the Common Stock as to the payment of dividends, before certain distributions are paid on, or declared and set apart for Junior Stock, other than the Common Stock.  In addition, we are prohibited from declaring, paying or setting apart for payment any dividend or making any distribution on Junior Stock (other than dividends or distributions payable in shares of the Junior Stock) unless, at the time of such dividend or distribution, we have paid all unpaid dividends on the outstanding shares of Series D Preferred.  Holders of the Series D Preferred are entitled to receive cumulative quarterly dividends accrued on March 31, June 30, September 30, and December 31 of each year at the rate per share equal to 8% per annum, payable in cash or shares of Common Stock at the sole discretion of the Board of Directors.  If a dividend is paid in shares of Common Stock, the number of shares to be issued will be based on the average per share market price of the Common Stock for the 14-day period immediately preceding the applicable accrual date (i.e., March 31, June 30, September 30, or December 31, as the case may be).  Dividends are paid quarterly, no later than the thirtieth (30th) day following the end of the accrual period.

Voting Rights. Except as otherwise required by Utah law and in the Certificate, the Series D Preferred votes with the Common Stock on an as-converted basis.  Each share of Series D Preferred entitles the holder thereof to 30 votes.  The Common Stock into which the Series D Preferred is convertible, upon issuance, has all of the same voting rights as other issued and outstanding Common Stock.

Liquidation Preference. Holders of the Series D Preferred are entitled to preferences upon liquidation, dissolution or winding up of the Company, voluntary or involuntary, before any payment is made or any assets distributed to holders of any Junior Stock.

Conversion.  Each holder of Series D Preferred has the right to convert the Series D Preferred into shares of Common Stock under certain circumstances.  Each share of Series D Preferred is convertible into 30 shares of Common Stock, subject to adjustment as provided in the Certificate.

Optional Redemption. At any time on or after December 1, 2010, we have the right, exercisable at our option, to redeem from funds legally available therefore, all or any portion of the then-outstanding and unconverted shares of the Series D Preferred at a price that is equal to 120% of the original purchase price of the shares redeemed.  Any redemption of less than all of the Series D Preferred will be pro rata among the holders of the Series D Preferred based on the number of shares of Series D Preferred held by each holder of record at the time of such partial redemption.  On February 16, 2014, we redeemed 261 shares of Series D Preferred for cash payments totaling $312,008.

Undesignated Preferred Stock

The ability to authorize and issue undesignated Preferred Stock may enable our Board of Directors to render more difficult or discourage an attempt to change control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in our best interest, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Utah Anti-Takeover Law and Articles and Bylaws Provisions

Certain provisions of our Articles of Incorporation and Bylaws, and of applicable Utah State corporation law, have the effect of making more difficult an acquisition of control of the Company in a transaction not approved by the Board of Directors.  Specifically, Article VIII of the Articles of Incorporation provides that the affirmative vote of the holders of not less than two-thirds of the outstanding shares of our voting stock is required for approval of the following types of transactions:

•
Merger or consolidation with another entity if the other entity or its affiliates are directly or indirectly the beneficial owners of more than 10% of the total voting power of all of the outstanding shares of our voting stock (defined as a “Related Corporation”), or

•	The sale or exchange of all or substantially all of our assets to a Related Corporation, or

•
The issuance or delivery of our stock or other securities in exchange for payment for any properties or assets or the securities of a Related Corporation or the merger of any our affiliates with or into a Related Corporation or any of its affiliates.

Any amendment of Article VIII requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of our voting stock.

PLAN OF DISTRIBUTION

We are registering the Shares issued to the Selling Shareholder to permit the resale of these Shares by the Selling Shareholder from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale of the Shares.  We will pay all fees and expenses incident to our obligation to register the Shares.

The Shares offered by this prospectus are being offered by the Selling Shareholder.  The Shares may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Shares offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Shareholder and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. We know of no existing arrangements between the Selling Shareholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares offered by this prospectus. We will pay the expenses incident to the registration, offering, and sale of the Shares to the Selling Shareholder; provided, however, that the Selling Shareholder is solely responsible for the payment of any fee or commission payable to any broker-dealer in connection with the sale of the Shares.

Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Shareholder and/or purchasers of the Shares for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.  Neither we nor the Selling Shareholder can presently estimate the amount of compensation that any agent will receive.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

This offering will terminate on the date that all Shares offered by this prospectus have been sold by the Selling Shareholder or may be sold by the Selling Shareholder without restriction under Rule 144(b)(1)(i) under the Securities Act.  Our Common Stock is quoted on the OTCQB under the symbol “SCRA”.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Durham Jones & Pinegar, P.C., Salt Lake City, Utah.

EXPERTS

Eide Bailly, LLP, our independent registered public accounting firm, has audited our balance sheet as of September 30, 2013 and the related statement of operations, changes in capital, deficit and cash flows for the year then ended. We have included our financial statements in this prospectus and elsewhere in the registration statement of which it is a part in reliance on Eide Bailly LLP’s report, given on their authority as experts in accounting and auditing.

Hansen Barnett & Maxwell, P.C., an independent registered public accounting firm, has audited our balance sheet as of September 30, 2012 and the related statement of operations, changes in capital, deficit and cash flows for the year then ended. We have included our financial statements in this prospectus and elsewhere in the registration statement of which it is a part in reliance on Hansen Barnett & Maxwell, P.C.’s report, given on their authority as experts in accounting and auditing.

On September 23, 2013, Hansen, Barnett & Maxwell, P.C. (“HBM”) resigned as our independent registered public accounting firm.  Prior to that resignation, HBM entered into an agreement with Eide Bailly LLP (“Eide Bailly”), pursuant to which Eide Bailly acquired the operations of HBM, and certain of the professional staff and partners of HBM joined Eide Bailly either as employees or partners of Eide Bailly and continue to practice as members of Eide Bailly.  Concurrent with the resignation of HBM, the Company, through and with the approval of our Audit Committee, engaged Eide Bailly as our independent registered public accounting firm.

Prior to engaging Eide Bailly, we did not consult with Eide Bailly regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Eide Bailly on our financial statements, and Eide Bailly did not provide any written or oral advice that was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting issue.

The reports of HBM regarding our financial statements for the fiscal year ended September 30, 2012 contained a going concern note.  Other than such note, the reports of HBM did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the year ended September 30, 2012, and during the period from September 30, 2012 through September 23, 2013, the date of resignation, there were no disagreements with HBM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of HBM would have caused it to make reference to such disagreement in its reports.

We previously filed a Current Report on Form 8-K with the SEC to report this change.  We also filed as an exhibit to the Current Report a copy of HBM’s letter dated September 24, 2013 in which HBM stated its agreement with the above statements which were also contained in the Current Report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement under the Securities Act for the Shares in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement.  For further information with respect to us and our Common Stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.  Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee.  Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the SEC.  These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SecureAlert, Inc.
Consolidated Financial Statements
September 30, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of SecureAlert, Inc.

We have audited the accompanying consolidated balance sheet of SecureAlert, Inc. and Subsidiaries (collectively the Company) as of September 30, 2013 and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidences supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SecureAlert, Inc. as of September 30, 2013 and the consolidated results of its operations, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Eide Bailly LLP

Salt Lake City, Utah
January 14, 2014
5 Triad Center, Ste. 750 | Salt Lake City, UT 84180-1128 | T 801.532.2200 | F 801.532.7944 | EOE
www.eidebailly.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of SecureAlert, Inc.

We have audited the accompanying consolidated balance sheets of SecureAlert, Inc. and Subsidiaries (collectively the Company) as of September 30, 2012 and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidences supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SecureAlert, Inc. as of September 30, 2012, and the consolidated results of its operations, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements (not presented herein), the Company has incurred losses, negative cash flows from operating activities, notes payable in default and has an accumulated deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1 (not presented herein). The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

HANSEN, BARNETT & MAXWELL, P.C.
Salt Lake City, Utah
January 10, 2013

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2013 AND 2012

Assets	2013	2012
Current assets:
Cash	$3,382,428	$458,029
Accounts receivable, net of allowance for doubtful accounts of $3,968,000 and $772,000, respectively	3,721,964	2,411,701
Note receivable, current portion	176,205	74,801
Prepaid expenses and other	1,783,805	1,760,579
Inventory, net of reserves of $148,043 and $192,000, respectively	467,101	630,566
Current assets from discontinued operations	-	989,905
Total current assets	9,531,503	6,325,581
Property and equipment, net of accumulated depreciation of $2,092,222 and $1,879,540, respectively	318,201	504,491
Monitoring equipment, net of accumulated amortization of $1,183,346 and $669,929, respectively	1,236,696	3,171,947
Note receivable, net of current portion	28,499	112,492
Intangible assets, net of accumulated amortization of $1,256,647 and $327,540, respectively	15,413,920	15,494,598
Other assets	170,172	65,597
Non-current assets from discontinued operations, net of accumulated depreciation of $0 and $2,837,498, respectively	-	859,019
Total assets	$26,698,991	$26,533,725

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	348,074	1,830,075
Accrued liabilities	2,180,791	2,439,451
Dividends payable	9,427	630,528
Deferred revenue	8,674	354,570
Current portion of long-term related-party debt	60,000	12,654,701
Current portion of long-term debt	88,095	339,151
Current liabilities from discontinued operations	-	1,677,450
Total current liabilities	2,695,061	19,925,926
Long-term related-party debt, net of current portion	-	1,730,712
Long-term debt, net of current portion	40,588	85,680
Long-term liabilities from discontinued operations	-	364,270
Total liabilities	2,735,649	22,106,588

Stockholders’ equity:
Preferred stock:
Series D 8% dividend, convertible, voting, $0.0001 par value: 85,000 shares designated; 468 and 48,763 shares outstanding, respectively (aggregate liquidation preference of $467,507)	1	5
Common stock, $0.0001 par value: 15,000,000 shares authorized; 9,805,503 and 3,096,641 shares outstanding, respectively	980	310
Additional paid-in capital	290,391,698	252,940,448
Accumulated deficit	(266,429,337)	(248,513,626)
Total equity	23,963,342	4,427,137
Total liabilities and stockholders’ equity	$26,698,991	$26,533,725

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2013 AND 2012

	2013	2012
Revenues:
Products	$612,437	$1,595,252
Monitoring and other related services	15,028,625	11,519,727
Total revenues	15,641,062	13,114,979

Cost of revenues:
Products	262,022	1,353,953
Monitoring and other related services	7,554,870	5,951,649
Impairment of monitoring equipment and parts	213,276	1,648,762
Total cost of revenues	8,030,168	8,954,364

Gross profit	7,610,894	4,160,615

Operating expenses:
Selling, general and administrative (including non-cash expenses of $430,618 and $3,576,194, respectively, of compensation expense paid in stock, stock options and warrants or as a result of amortization of stock-based compensation)	7,679,124	12,623,114
Impairment of goodwill	-	5,514,395
Settlement expense	360,000	403,678
Research and development	987,934	1,248,654

Loss from continuing operations	(1,416,164)	(15,629,226)

Other income (expense):
Currency exchange rate loss	(145,612)	(28,358)
Loss on disposal of equipment	(2,949)	(5,374)
Interest expense (including non-cash expenses of $15,954,355 and $963,233, respectively, paid in stock, stock options and warrants, or amortization of debt discount)	(17,048,519)	(1,431,416)
Other income (expense), net	279,174	(55,914)
Net loss from continuing operations	(18,334,070)	(17,150,288)
Gain on disposal of discontinued operations	424,819	-
Net loss from discontinued operations	(6,460)	(307,819)
Net loss	(17,915,711)	(17,458,107)
Dividends on Series D Preferred stock	(1,042,897)	(2,480,298)
Net loss attributable to SecureAlert, Inc. common stockholders	$(18,958,608)	$(19,938,405)
Net loss per common share, basic and diluted from continuing operations	$(3.79)	$(6.27)
Net loss per common share, basic and diluted from discontinued operations	$0.09	$(0.11)
Weighted average common shares outstanding, basic and diluted	4,832,000	2,735,170

See accompanying notes to consolidated financial statements.

SECUREALERT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2012 AND 2013

	Preferred Stock		Common Stock		Additional
	Series D				Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance as of October 1, 2011	44,845	$5	2,518,117	$252	$244,670,570	$(231,055,519)	$13,615,308

Issuance of common stock for:
Conversion of Series D Preferred stock	(90)	-	2,700	-	-	-	-
Royalty payment	-	-	71,969	7	819,965	-	819,972
Services	-	-	4,315	-	40,000	-	40,000
Debt	-	-	8,449	1	118,279	-	118,280
Dividends from Series D Preferred stock	-	-	210,689	21	2,391,547	-	2,391,568
Employee compensation	-	-	121,700	12	732,622	-	732,634
Board of director fees	-	-	3,000	-	48,060	-	48,060
Cash	-	-	155,703	17	1,032,983	-	1,033,000

Vesting and re-pricing of stock options	-	-	-	-	1,405,500	-	1,405,500

Acceleration of vesting and cancellation of stock warrants	-	-	-	-	1,398,060	-	1,398,060

Beneficial conversion feature recorded as interest expense	-	-	-	-	1,475,000	-	1,475,000

Series D Preferred dividends	-	-	-	-	(2,480,298)	-	(2,480,298)

Issuance of common stock warrant to settle a lawsuit	-	-	-	-	253,046	-	253,046

Issuance of common stock warrants for Board of Director fees	-	-	-	-	105,042	-	105,042

Issuance of common stock warrants for consulting fees	-	-	-	-	33,357	-	33,357

Repricing of common stock warrants in connection with debt and accrued interest	-	-	-	-	39,965	-	39,965

Issuance of Series D Preferred stock for cash	4,008	-	-	-	2,004,000	-	2,004,000

Commission paid in connection with capital raise	-	-	-	-	(1,147,250)	-	(1,147,250)

Net loss	-	-	-	-	-	(17,458,107)	(17,458,107)

Balance as of September 30, 2012	48,763	$5	3,096,641	$310	$252,940,448	$(248,513,626)	$4,427,137

See accompanying notes to consolidated financial statements.

SECUREALERT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2012 AND 2013

	Preferred Stock		Common Stock		Additional
	Series D				Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance as of October 1, 2012	48,763	$5	3,096,641	$310	$252,940,448	$(248,513,626)	$4,427,137

Issuance of common stock for:
Conversion of Series D Preferred stock	(48,295)	(4)	1,894,283	189	(185)	-	-
Services	-	-	21,884	2	141,758	-	141,760
Debt	-	-	4,607,361	461	20,732,657	-	20,733,118
Dividends from Series D Preferred stock	-	-	181,832	18	1,663,979	-	1,663,997
Accrued board of director fees	-	-	3,661	-	47,500	-	47,500
Cash	-	-	(159)	-	(1,996)	-	(1,996)

Vesting and re-pricing of stock options	-	-	-	-	160,301	-	160,301

Beneficial conversion feature recorded as interest expense	-	-	-	-	15,349,074	-	15,349,074

Series D Preferred stock dividends	-	-	-	-	(1,042,897)	-	(1,042,897)

Issuance of common stock warrants for Board of Director fees	-	-	-	-	401,059	-	401,059

Net loss	-	-	-	-	-	(17,915,711)	(17,915,711)

Balance as of September 30, 2013	468	$1	9,805,503	$980	$290,391,698	$(266,429,337)	$23,963,342

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2013 AND 2012

	2013	2012
Cash flows from operating activities:
Net Loss	$(17,915,711)	$(17,458,107)
Gain on sale of subsidiaries	(424,819)	-
Loss from discontinued operations	6,460	307,819
Loss from continuing operations	(18,334,070)	(17,150,288)
Adjustments to reconcile net loss to net cash used and provided by in operating activities:
Depreciation and amortization	2,414,270	1,816,945
Vesting and re-pricing of stock options for services	160,301	1,405,500
Issuance of common stock to employees for the cancellation of warrants	-	2,130,694
Issuance of common stock for services	141,760	40,000
Re-pricing of warrants in connection with debt with related parties	-	39,965
Accretion of debt discount and beneficial conversion feature recorded as interest expense	15,954,355	923,268
Issuance of warrants with related parties	128,559	-
Impairment of monitoring equipment and parts	213,276	1,648,763
Impairment of goodwill	-	5,514,395
Factional shares of common stock paid in cash	(1,996)	-
Loss on disposal of property and equipment	4,740	5,374
Loss on disposal of monitoring equipment and parts	84,805	188,901
Loss on forgiveness of note receivable	-	22,750
Property and equipment disposed for services and compensation	-	2,790
Change in assets and liabilities:
Accounts receivable, net	(652,749)	854,673
Notes receivable	63,978	88,061
Inventories	186,913	(437,421)
Prepaid expenses and other assets	107,576	(908,673)
Accounts payable	(1,473,530)	572,277
Accrued expenses	2,186,618	1,102,638
Deferred revenue	(345,896)	229,321
Net cash provided by (used in) operating activities	838,910	(1,910,067)

Cash flow from investing activities:
Purchase of property and equipment	(50,682)	(101,875)
Purchase of monitoring equipment and parts	(509,743)	(2,745,399)
Net cash used in investing activities	(560,425)	(2,847,274)

Cash flow from financing activities:
Borrowings on related-party notes payable	2,800,000	2,980,000
Principal payments on related-party notes payable	-	(3,187,578)
Proceeds from convertible debentures	-	500,000
Proceeds from related-party convertible debentures	-	2,900,000
Proceeds from notes payable	-	1,745
Principal payments on notes payable	(299,276)	(687,354)
Net proceeds from issuance of common stock	-	1,033,000
Net proceeds from issuance of Series D Convertible Preferred stock	-	2,004,000
Commissions paid in connection with capital raise	-	(1,147,250)
Net cash provided by financing activities	2,500,724	4,396,563

Cash flow from discontinued operations:
Net cash provided by operating activities	126,715	200,679
Net cash provided by investing activities	-	126,330
Net cash provided by (used in) financing activities	18,475	(220,869)
Net cash provided by discontinued operations	145,190	106,140

Net increase in cash	2,924,399	(254,638)
Cash, beginning of period	458,029	712,667
Cash, end of period	$3,382,428	$458,029

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2013 AND 2012

	2013	2012
Cash paid for interest	$238,080	$444,644

Supplemental schedule of non-cash investing and financing activities:
Issuance of stock warrants for settlement of debt	-	253,046
Issuance of common stock in connection with Series D Preferred stock dividends	1,663,997	2,391,568
Series D Preferred stock dividends earned	1,042,897	2,480,298
Issuance of warrants for accrued Board of Director fees	272,500	105,042
Issuance of common stock shares for accrued Board of Director fees	47,500	48,060
Issuance of shares of common stock, respectively, for related-party royalty payable	-	819,972
Issuance of common stock shares for settlement of debt	20,733,118	118,280
Issuance of warrants to a consultant for services	-	33,357
Issuance of common stock shares from the conversion of shares of Series D
Preferred stock	189	54
Accretion of debt discount and beneficial conversion feature expense recorded with convertible debentures	15,954,355	473,334
Issuance of debt to repurchase royalty agreement	11,616,984	-
Note payable issued to acquire monitoring equipment and property and equipment	-	69,000
Beneficial conversion feature recorded with related-party convertible debentures	-	1,001,666

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization and Nature of Operations

General

SecureAlert, Inc. and subsidiaries (collectively, the “Company”) markets, monitors and leases ReliAlert™ devices. ReliAlert™ devices are used to monitor convicted offenders that are on probation or parole in the criminal justice system or pretrial defendants. ReliAlert™ devices utilize GPS, radio frequencies, and cellular technologies in conjunction with a monitoring center that is staffed 24/7 and 365 days a year. The Company believes that its technologies and services benefit law enforcement officials by allowing them to respond immediately to a problem involving the monitored offender. ReliAlert™ devices are targeted to meet the needs of this market domestically as well as internationally.

Going Concern

The Company has had a history of recurring net losses and a significant accumulated deficit. For the fiscal year ended September 30, 2012, the Company did not have enough cash on hand to meet its current liabilities. As a result, the report from the independent registered public accounting firm for fiscal year 2012 included an explanatory paragraph in respect to the substantial doubt of the Company’s ability to continue as a going concern. The financial statements for fiscal year 2012 and for prior periods did not include any adjustments that might result from the outcome of that uncertainty. The Company’s plan for continuing as a going concern included obtaining the necessary funding to meet its projected capital investment requirements and operating needs.

Subsequent to September 30, 2013, the Company entered into a Facility Agreement, whereby the Company may borrow up to $25,000,000 for working capital and acquisitions purposes (see Note 5). As of January 14, 2014, the Company borrowed $10,000,000 under the Facility Agreement which its Board of Directors and management believes provides the Company sufficient working capital and enough cash on hand to satisfy its current obligations.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SecureAlert, Inc. and its subsidiaries, SecureAlert Monitoring, Inc., International Surveillance Services Corp, and SecureAlert Chile SpA (collectively, the “Company”). Additionally, during the fiscal year ended September 30, 2013, the Company sold Midwest Monitoring & Surveillance, Inc. and Court Programs, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Statements

The carrying amounts reported in the accompanying consolidated financial statements for accrued liabilities and debt obligations approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company’s debt obligations approximate fair value as the interest rates approximate market interest rates.

Concentration of Credit Risk

In the normal course of business, the Company provides credit terms to its customers and requires no collateral. Accordingly, the Company performs credit evaluations of its customers' financial condition.

The Company had sales to entities which represent more than 10 percent of total revenues as follows for the years ended September 30:

	2013	%	2012	%

Customer A	$5,252,959	34%	$2,450,984	16%

Customer B	$1,622,326	10%	$1,876,285	12%

No other customer represented more than 10 percent of the Company’s total revenues for the fiscal years ended September 30, 2013 or 2012. Customer A which attributed $5,252,959 (34 percent) derived from a contract that completed during the fiscal year ended 2013 and it is uncertain if the Company will provide services to this customer in the future. Customer B which attributed $1,622,326 (10%) derived from a three-year contract which completed in November 2013 and has continued under a month-to-month contract. This contract could be terminated at anytime with a 30-day notice.

Concentration of credit risk associated with the Company’s total and outstanding accounts receivable as of September 30, 2013 and 2012, respectively, are shown in the table below:

	2013	%	2012	%

Customer A	$887,233	24%	$681,781	24%

Customer B	$732,163	20%	$475,800	17%

Customer C	$892,897	24%	$-	0%

Based upon the expected collectability of its accounts receivable, the Company maintains an allowance for doubtful accounts receivable. Subsequent to the fiscal year ended September 30, 2013, the Company received $387,483 from Customer A and $518,137 from Customer B for a total of $905,620.

Cash Equivalents

Cash equivalents consist of investments with original maturities to the Company of three months or less. The Company has cash in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company had $3,128,187 and $350,716 of cash deposits in excess of federally insured limits as of September 30, 2013 and 2012, respectively.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. The allowance is estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables and changes in payment histories. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when cash is received. A trade receivable is considered to be past due if any portion of the receivable balance has not been received by the Company within its normal terms. Interest income is not recorded on trade receivables that are past due, unless that interest is collected.

Note Receivable

Notes receivable are carried at the face amount of each note plus respective accrued interest receivable, less received payments. The Company does not typically carry notes receivable in the course of its regular business, but had entered into an agreement with one of its customers during the fiscal year ended September 30, 2012. Payments are under the note are recorded as they are received and are immediately offset against any outstanding accrued interest before they are applied against the outstanding principal balance on the respective note. The note requires monthly payments of $15,000 and matures in May 2014. The note is currently in default and accrues interest at a rate of 17% per annum. As of September 30, 2013, the outstanding balance of the note was $199,682 and $5,022 of accrued interest.

Prepaid and Other Expenses

The carrying amounts reported in the balance sheets for prepaid and other expenses approximate their fair market value based on the short-term maturity of these instruments. As of September 30, 2013 and 2012, the outstanding balance of prepaid and other expenses was $1,783,805 and $1,760,579, respectively. Of the $1,783,805, was a bond posted for an international customer in the amount of $1,488,778, which the Company believes will be returned to the Company by March 31, 2014.

Inventory

Inventory is valued at the lower of the cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Market is determined based on the estimated net realizable value, which generally is the item selling price. Inventory is periodically reviewed in order to identify obsolete or damaged items or impaired values. The Company impaired its inventory by $1,555 and $359,734 during the fiscal years ended September 30, 2013 and 2012, respectively.

Inventory consists of raw materials that are used in the manufacturing of ReliAlert™ devices. Completed ReliAlert™ devices are reflected in Monitoring Equipment. As of September 30, 2013 and 2012, respectively, inventory consisted of the following:

	2013	2012
Raw materials	$615,144	$822,566
Reserve for damaged or obsolete inventory	(148,043)	(192,000)
Total inventory, net of reserves	$467,101	$630,566

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets, typically three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the term of the lease. Expenditures for maintenance and repairs are expensed while renewals and improvements are capitalized.

Property and equipment consisted of the following as of September 30, 2013 and 2012, respectively:

	2013	2012
Equipment, software and tooling	$2,002,577	$1,970,327
Automobiles	33,466	33,466
Leasehold improvements	127,162	127,287
Furniture and fixtures	247,218	252,951
Total property and equipment before accumulated depreciation	2,410,423	2,384,031
Accumulated depreciation	(2,092,222)	(1,879,540)
Property and equipment, net of accumulated depreciation	$318,201	$504,491

Property and equipment to be disposed of is reported at the lower of the carrying amount or fair value, less the estimated costs to sell and any gains or losses are included in the results of operations. During the fiscal years ended September 30, 2013 and 2012, the Company disposed of net property and equipment of $4,740 and $5,374, respectively.

Depreciation expense for the fiscal years ended September 30, 2013 and 2012 was $231,853 and $281,791, respectively.

Monitoring Equipment

The Company began leasing monitoring equipment to agencies for offender tracking in April 2006 under operating lease arrangements. The monitoring equipment is depreciated using the straight-line method over an estimated useful life of 3 years. Monitoring equipment as of September 30, 2013 and 2012 is as follows:

	2013	2012
Monitoring equipment	$2,420,042	$3,841,876
Less: accumulated amortization	(1,183,346)	(669,929)
Monitoring equipment, net of accumulated depreciation	$1,236,696	$3,171,947

Amortization expense for the fiscal years ended September 30, 2013 and 2012, was $1,230,293 and $1,231,773, respectively. These expenses were classified as a cost of revenues.

Monitoring equipment to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell. During the fiscal years ended September 30, 2013 and 2012, the Company disposed and impaired lease monitoring equipment and parts of $296,526 and $1,837,664, respectively. These impairment costs were included in cost of revenues.

Impairment of Long-Lived Assets and Goodwill

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable and in the case of goodwill, at least annually. The Company evaluates whether events and circumstances have occurred which indicate possible impairment as of each balance sheet date. The Company uses an equity method of the related asset or group of assets in measuring whether the assets are recoverable. If the carrying amount of an asset exceeds its market value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. Impairment of long-lived assets is assessed at the lowest levels for which there is an identifiable fair market value that is independent of other groups of assets. In reviewing historical financial performance and participating in selling Court Programs, Inc. and Midwest Monitoring & Surveillance, Inc., the Company recorded an impairment expense.

The following summarizes the changes in goodwill during the fiscal years ended September 30, 2013 and 2012:

	Court Programs, Inc.		Midest Monitoring & Surveillance, Inc.
	2013	2012	2013	2012
Gross carrying amount, beginning of period	$-	$2,488,068	$-	$3,026,327
Additions	-	-	-	-
Impairments	-	(2,488,068)	-	(3,026,327)
Gross carrying amount, end of period	$-	$-	$-	$-

Revenue Recognition

The Company’s revenue has historically been from two sources: (i) monitoring services; and (ii) product sales.

Monitoring Services
Monitoring services include two components: (a) lease contracts in which the Company provides monitoring services and leases devices to distributors or end users and the Company retains ownership of the leased device; and (b) monitoring services purchased by distributors or end users who have previously purchased monitoring devices and opt to use the Company’s monitoring services.

The Company typically leases its devices under one-year contracts with customers that opt to use the Company’s monitoring services. However, these contracts may be cancelled by either party at anytime with 30 days notice. Under the Company’s standard leasing contract, the leased device becomes billable on the date of activation or 7 to 21 days from the date the device is assigned to the lessee, and remains billable until the device is returned to the Company. The Company recognizes revenue on leased devices at the end of each month that monitoring services have been provided. In those circumstances in which the Company receives payment in advance, the Company records these payments as deferred revenue.

Product Sales
The Company may sell its monitoring devices in certain situations to its customers. In addition, the Company may sell equipment in connection with the building out and setting up a monitoring center on behalf of its customers. The Company recognizes product sales revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the devices or equipment, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured. When purchasing products (such as TrackerPAL® and ReliAlert™ devices) from the Company, customers may, but are not required to, enter into monitoring service contracts with the Company. The Company recognizes revenue on monitoring services for customers that have previously purchased devices at the end of each month that monitoring services have been provided.

The Company sells and installs standalone tracking systems that do not require ongoing monitoring by the Company. The Company has experience in component installation costs and direct labor hours related to this type of sale and can typically reasonably estimate costs, therefore the Company recognizes revenue over the period in which the installation services are performed using the percentage-of-completion method of accounting for material installations. The Company typically uses labor hours or costs incurred to date as a percentage of the total estimated labor hours or costs to fulfill the contract as the most reliable and meaningful measure that is available for determining a project’s progress toward completion. The Company evaluates its estimated labor hours and costs and determines the estimated gross profit or loss on each installation for each reporting period. If it is determined that total cost estimates are likely to exceed revenues, the Company accrues the estimated losses immediately. All amounts billed have been earned.

Multiple Element Arrangements
The majority of the Company’s revenue transactions do not have multiple elements. However, on occasion, the Company enters into revenue transactions that have multiple elements. These may include different combinations of products or monitoring services that are included in a single billable rate. These products or monitoring services are delivered over time as the customer utilizes the Company's services. For revenue arrangements that have multiple elements, the Company considers whether the delivered devices have standalone value to the customer, there is objective and reliable evidence of the fair value of the undelivered monitoring services, which is generally determined by surveying the price of competitors’ comparable monitoring services, and the customer does not have a general right of return. Based on these criteria, the Company recognizes revenue from the sale of devices separately from the monitoring services provided to the customer as the products or monitoring services are delivered.

Other Matters
The Company considers an arrangement with payment terms longer than the Company’s normal terms not to be fixed or determinable, and revenue is recognized when the fee becomes due. Normal payment terms for the sale of monitoring services and products are due upon receipt to 30 days. The Company sells its devices and services directly to end users and to distributors. Distributors do not have general rights of return. Also, distributors have no price protection or stock protection rights with respect to devices sold to them by the Company. Generally, title and risk of loss pass to the buyer upon delivery of the devices.

The Company estimates its product returns based on historical experience and maintains an allowance for estimated returns, which is recorded as a reduction to accounts receivable and revenue.

Shipping and handling fees charged to customers are included as part of net revenues. The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of revenues.

Geographical Information

The Company recognized revenues from international sources from its products and monitoring services. Revenues are attributed to the geographic areas based on the location of the customers purchasing and leasing the products. The revenues recognized by geographic area for the fiscal years ended September 30, 2013 and 2012, are as follows:

	2013	2012
United States of America	$7,179,043	$7,398,627
Latin American Countries	5,252,960	2,450,984
Caribbean Countries and Commonwealths	3,136,908	3,217,651
Other Foreign Countries	72,151	47,717
Total	$15,641,062	$13,114,979

The long-lived assets, net of accumulated depreciation and amortization, used in the generation of revenues by geographic area as of September 30, 2013 and 2012, were as follows:

	Net Property and Equipment		Net Monitoring Equipment
	2013	2012	2013	2012
United States of America	$318,201	$504,491	$878,823	$2,174,976
Latin American Countries	-	-	-	719,171
Caribbean Countries and Commonwealths	-	-	351,138	263,782
Other Foreign Countries	-	-	6,735	14,018
Total	$318,201	$504,491	$1,236,696	$3,171,947

Research and Development Costs

All expenditures for research and development are charged to expense as incurred. These expenditures in 2013 and 2012 were for the development of the Company’s ReliAlert™ device and associated services. For the fiscal years ended September 30, 2013 and 2012, research and development expenses were $987,934 and $1,248,654, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the fiscal years ended September 30, 2013 and 2012, was $30,782 and $29,141, respectively.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards expected to vest on a straight-line basis over the requisite service period of the award based on their grant date fair value. The Company estimates the fair value of stock options using a Black-Scholes option pricing model which requires management to make estimates for certain assumptions regarding risk-free interest rate, expected life of options, expected volatility of stock and expected dividend yield of stock.

Income Taxes

The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

The tax effects from uncertain tax positions can be recognized in the financial statements, provided the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized, upon ultimate settlement with the relevant tax authority. The Company applied the foregoing accounting standard to all of its tax positions for which the statute of limitations remained open as of the date of the accompanying consolidated financial statements.

The Company’s policy is to recognize interest and penalties related to income tax issues as components of other noninterest expense. As of September 30, 2013 and September 30, 2012, the Company did not record a liability for uncertain tax positions.

Net Loss Per Common Share

Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period.

Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss attributable to common stockholders by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect.

Common share equivalents consist of shares issuable upon the exercise of common stock options and warrants, and shares issuable upon conversion of preferred stock. As of September 30, 2013 and 2012, there were 604,006 and 2,825,171 outstanding common share equivalents, respectively, that were not included in the computation of diluted net loss per common share as their effect would be anti-dilutive. The common stock equivalents outstanding as of September 30, 2013 and 2012, consisted of the following:

	2013	2012
Conversion of debt and accrued interest and loan origination fees	-	863,499
Conversion of Series D Preferred stock	14,040	1,462,890
Exercise of outstanding common stock options and warrants	427,966	336,782
Exercise and conversion of outstanding Series D Preferred stock warrants	162,000	162,000
Total common stock equivalents	604,006	2,825,171

Recent Accounting Pronouncements

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which addresses the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. This guidance requires the netting of unrecognized tax benefits against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. ASU 2013-11 will be effective for us beginning in the first quarter of fiscal 2014. Early adoption is permitted. Since ASU 2013-11 only impacts financial statement disclosure requirements for unrecognized tax benefits, the Company does not expect the adoption of the guidance to have a material impact on the Company's consolidated financial statements.

(3)	Acquisitions and Other Intangible Assets

The following table summarizes the activity of intangible assets for the fiscal year ended September 30, 2013:

	Borinquen Container Corporation	International Surveillance Services Corp.	Patent	Total

Intangible assets:
Patent license agreement	$-	$-	$-	$-
Royalty agreement	11,616,984	5,003,583	50,000	16,670,567
Total intangible assets	11,616,984	5,003,583	50,000	16,670,567
Accumulated amortization	(673,374)	(562,903)	(20,370)	(1,256,647)
Intangile assets, net of accumulated amortization	$10,943,610	$4,440,680	$29,630	$15,413,920

The following table summarizes the activity of intangible assets for the fiscal year ended September 30, 2012:

	Borinquen Container Corporation	International Surveillance Services Corp.	Patent	Total

Intangible assets:
Patent license agreement	$-	$-	$-	$-
Royalty agreement	10,768,555	5,003,583	50,000	15,822,138
Total intangible assets	10,768,555	5,003,583	50,000	15,822,138
Accumulated amortization	-	(312,724)	(14,816)	(327,540)
Intangile assets, net of accumulated amortization	$10,768,555	$4,690,859	$35,184	$15,494,598

The following table summarizes the future maturities of amortization of intangible assets as of September 30, 2013:

Fiscal Year	Borinquen Container Corporation	International Surveillance Services Corp.	Patent	Total

2014	$630,792	$250,179	$5,556	$886,527
2015	630,792	250,179	5,556	886,527
2016	630,792	250,179	5,556	886,527
2017	630,792	250,179	5,556	886,527
2018	630,792	250,179	5,556	886,527
Thereafter	7,789,650	3,189,785	1,850	10,981,285

Total	$10,943,610	$4,440,680	$29,630	$15,413,920

Borinquen Container Corporation
On September 5, 2012, the Company entered into an agreement to redeem the royalty held by Borinquen pursuant to a royalty agreement dated July 1, 2011, as amended. Under the terms of the royalty, Borinquen had the right to receive 20 percent of net revenues derived within certain geographic territories.

As of September 30, 2012, the agreement to redeem the royalty had not yet been completed and as a result the Company capitalized $10,768,555 as a non-current asset and recorded a loan payable to Borinquen to reflect the obligation. On February 1, 2013, the Company completed the redemption of the royalty with Borinquen which was funded under a Loan and Security Agreement (“Loan”) from Sapinda Asia Limited (“Sapinda Asia”), see Note 5. The Company capitalized the total cost of the royalty purchase commitment of $11,616,984, as a non-current asset and will amortize the asset over the remaining term of the royalty agreement, subject to periodic analysis for impairment based on future expected revenues. The Company will annually calculate the amortization based on the effective royalty rate and on the revenues in the geographic territory subject to the royalty. The Company’s analysis will be based on such factors as historical revenue and expected revenue growth in the territory.

During the fiscal years ended 2013 and 2012, the Company recorded $673,374 and $0 of amortization expense for the intangible asset, resulting in a total accumulated amortization of $673,374 and $0, and net intangible assets of $10,943,610, and $10,768,555, respectively.

International Surveillance Services Corp.
Effective July 1, 2011, the Company entered into a stock purchase agreement and purchased ISS, a Puerto Rico corporation, in consideration of 310,000 shares of its common stock, valued at $5,084,000 of which $5,003,583 was recorded as a royalty intangible asset. ISS is an international distributor of electronic monitoring devices to individuals on parole or probation. The Company acquired ISS to utilize the knowledge and connections the company has in Central and South America and to acquire the rights to its territorial commissions that were being paid to ISS.

The Company recorded $250,179 and $250,179 of amortization expense on intangible assets for ISS during the fiscal year ended September 30, 2013 and 2012, resulting in a total accumulated amortization of $562,903 and $312,724, and net intangible assets of $4,440,680 and $4,690,859, respectively.

Patent
On January 29, 2010, the Company and Satellite Tracking of People, LLC (“STOP”) entered into a license agreement whereby STOP granted to Company a non-exclusive license under U.S. Patent No. 6,405,213 and any and all patents issuing from continuation, continuation-in-part, divisional, reexamination and reissues thereof and along with all foreign counterparts, to make, have made, use, sell, offer to sell and import covered products in SecureAlert’s present and future business. The license granted will continue for so long as any of the licensed patents have enforceable rights. The license granted is not assignable or transferable except for sublicenses within the scope of its license to the Company’s subsidiaries. The Company paid $50,000 as consideration for the use of this patent.

During the fiscal years ended 2013 and 2012, the Company recorded $5,554 and $5,557 of amortization expense for the patent, resulting in a total accumulated amortization of $20,370 and $14,816, and net intangible assets of $29,630 and $35,184, respectively.

(4)	Accrued Expenses

Accrued expenses consisted of the following as of September 30, 2013 and 2012:

	2013	2012
Accrued royalties	$714,400	$641,446
Accrued payroll, taxes and employee benefits	473,179	540,931
Accrued consulting	317,300	352,072
Accrued taxes - foreign and domestic	262,880	262,440
Accrued settlement costs	76,000	50,000
Accrued board of directors fees	68,090	265,000
Accrued other expenses	65,903	183,722
Accrued legal costs	57,001	14,628
Accrued cellular costs	55,000	27,662
Accrued outside services	33,022	38,630
Accrued warranty and manufacturing costs	30,622	30,622
Accrued interest	27,394	27,831
Accrued cost of revenues	-	4,467
Total accrued expenses	$2,180,791	$2,439,451

(5)	Certain Relationships and Related Transactions

The Company entered into certain transactions with related parties during the fiscal years ended September 30, 2013 and 2012. These transactions consist mainly of financing transactions and service agreements. Transactions with related parties are reviewed and approved by the independent and disinterested members of the Board of Directors.

Royalty Agreement

On August 4, 2011, with an effective date of July 1, 2011, the Company entered into an agreement (the “Royalty Agreement”) with Borinquen (a shareholder) to purchase its wholly-owned subsidiary ISS for 310,000 shares of the Company’s common stock, valued at the market price on the date of the Royalty Agreement at $16.40 per share, or $5,003,583. As additional consideration, the Company also granted Borinquen a royalty in the amount of 20% of net revenues from the sale or lease of monitoring devices and monitoring services within a territory comprised of South and Central America, the Caribbean, Spain and Portugal, for a term of 20 years. The royalty payments were due quarterly through June 30, 2031.

On February 1, 2013, the Company entered into an agreement with Sapinda Asia and Borinquen (the Settlement and Royalty and Share Buy Back Agreement) to complete the repurchase of the royalty (at a cost of $11,616,984) and to pay accrued royalty expenses (totaling $1,383,016) for a total payment of $13,000,000. To finance this redemption, the Company borrowed $16,700,000 in connection with the Loan from Sapinda Asia. The Company used $13,000,000 toward the redemption of the royalty and to pay off accrued royalty fees and used $3,700,000 of the loan for operating capital. During the fiscal year ended September 30, 2013, the Company recorded a debt discount of $14,296,296 which was recorded as interest expense to account for a beneficial conversion feature in connection with the Loan. Additionally, $605,281 of interest expense was recorded during the fiscal year ended 2013 to record accretion of debt discount. On September 30, 2013, Sapinda Asia converted all outstanding principal and interest in connection with the Loan in the amount of $17,576,627 into 3,905,917 shares of common stock at a rate of $4.50 per share.

Revolving Loan Agreement

On February 1, 2013, the Company entered into a revolving loan agreement with Sapinda Asia (the “Revolving Loan”). Under this arrangement, the Company may borrow up to $1,200,000 at an interest rate of 3% per annum for unused funds and 10% per annum for borrowed funds. As of September 30, 2013, no advances have been made under this loan and the Company had accrued $23,868 in interest liability on the Revolving Loan. On October 24, 2013, the Company drew down the full $1,200,000 for use in a performance bond as required under a contract with an international customer.

Related-Party Service Agreement

During the fiscal year ended September 30, 2013, the Company entered into an agreement with Paranet Solutions, LLC to provide the following primary services: (1) procurement of hardware and software necessary to ensure that vital databases are available in the event of a disaster (backup and disaster recovery system); and (2) providing the security of all data and the integrity of such data against all loss of data, misappropriation of data by Paranet, its employees and affiliates. David S. Boone, a director and member of the Company’s Executive Committee, is the Chief Executive Officer of Paranet.

As consideration for these services, the Company agreed to pay Paranet $4,500 per month. The arrangement can be terminated by either party for any reason upon ninety (90) days written notice to the other party.

Related-Party Loan

During the fiscal year ended 2012, the Company borrowed $500,000 from a former officer. During the fiscal year ended September 30, 2013, the Company established terms for this loan which created a debt discount of $500,000 which was immediately recorded as interest expense to account for a beneficial conversion feature to reflect an adjustment in the conversion rate from $11.00 to $4.50 to equal the conversion rate of the Loan to redeem the royalty. During fiscal year 2013, this debt was converted into 111,112 shares of common stock.

Related-Party Convertible Debenture #1

During the fiscal year ended 2012, the Company borrowed $500,000 from a director with an interest rate of 8% per annum. The debenture was to mature on December 17, 2012 and secured by the domestic patents of the Company. During the fiscal year ended September 30, 2013, the debenture was convertible at $4.50 which created a beneficial conversion feature discount of $110,556 which was to be amortized over the term of the loan, but was accelerated upon the conversion of the debenture into 117,784 shares of common stock.

Related-Party Convertible Debenture #2

During the fiscal year ended 2012, the Company borrowed $2,000,000 from a significant shareholder with an interest rate of 8 percent per annum. The debenture was to mature on December 17, 2012 and secured by the domestic patents of the Company. During the fiscal year ended September 30, 2013, the debenture was convertible at $4.50 which created a beneficial conversion feature discount of $442,222, which was to be amortized over the term of the loan, but was accelerated upon the conversion of the debenture into 472,548 shares of common stock.

Facility Agreement

On January 3, 2014, the Company entered into a loan agreement (“Facility Agreement”) with Tetra House Pte. Ltd., (“Tetra House”) to provide unsecured debt financing to the Company for acquisitions and for other corporate purposes, including working capital. Tetra House is a private company incorporated under the laws of the Republic of Singapore and is controlled by Mr. Guy Dubois who is a director and currently serves as the Chairman of the Company’s Board of Directors. .Under this agreement, the Company may borrow up to $25,000,000, through May 31, 2014. Borrowed amounts under the Facility Agreement bear interest at a rate of 8% per annum and interest is payable in arrears semi-annually. All outstanding principal under the Facility Agreement, together with accrued and unpaid interest, is due and payable on January 3, 2016. The Company may prepay (in minimum amounts of $1,000,000) borrowed amounts without penalty. In consideration of the Facility Agreement, the Company agreed to pay Tetra House an arrangement fee equal to 3% of the aggregate maximum amount under the Facility Agreement ($750,000). The arrangement fee is payable as follows: (i) one percent (1%) due within five business days of signing the Facility Agreement, and (ii) the remaining two percent (2%) being withheld from the first draw down of funds under the Facility Agreement. The Company may draw down funds in increments of not less than $2,000,000 and in integral multiples of $1,000,000 by submitting a Utilization Request to Tetra House. Tetra House has 10 business days in which to fund the Utilization Request upon receipt of such request. The Facility Agreement was reviewed and approved by disinterested and independent members of the Board of Directors, David S. Boone, Winfried Kunz, Dan L. Mabey and George F. Schmitt. As of January 14, 2014, the Company borrowed $10,000,000 under the Facility Agreement.

Additional Related-Party Transactions and Summary of All Related-Party Obligations

	2013	2012

Note payable in connection with the redemption of a royalty agreement for $10,768,555. The note required installment payments and was paid off by the proceeds of the Loan.	$-	$10,050,027

Note payable in connection with the purchase of the remaining ownership of Court Programs, Inc., interest at 12% per annum, with monthly payments of $10,000. This note was assumed through the sale of Court Programs, Inc.	-	46,693

Note payable from a shareholder and former officer. This was converted into 111,112 shares of common stock.	-	500,000

Convertible debenture from a director with an interest rate of 8% per annum. The debenture matured December 17, 2012 and was secured by the domestic patents. The debenture and accrued interest was converted into 117,784 shares of common stock.	-	500,000

Convertible debenture with a significant shareholder with an interest rate of 8% per annum. The debenture matured December 17, 2012 and was secured by the domestic patents. The debenture and accrued interest was converted into 472,548 shares of common stock.	-	2,000,000

Convertible debenture of $16,700,000 from a shareholder with an interest rate of 8% per annum. The debenture matured on August 14, 2014. On September 30, 2013, $16,640,000 plus accrued interest of $936,627 was converted into 3,905,917 shares of common stock. A debt discount of $14,296,296 and $605,281, respectively, was recorded to reflect a beneficial conversion feature. As of September 30, reflect a beneficial conversion feature. As of September 30, 2013, the remaining debt discount was $0. The remaining balance of $60,000 plus accured interest of $3,143 was paid in cash on October 3, 2013.	60,000	1,288,693

Total related-party debt obligations	60,000	14,385,413
Less current portion	(60,000)	(12,654,701)
Long-term debt, net of current portion	$-	$1,730,712

(6)	Debt Obligations

Debt obligations as of September 30, 2013 and 2012, consisted of the following:

	2013	2012

Settlement liability from patent infringement suit and countersuit settled in February 2010. The liability was paid in March 2013.	$-	$200,000

Note issued in connection with the acquisition of a subsidiary and matures in December 2014.	64,111	94,459

Capital leases with effective interest rates that range between 8.51% and 17.44%. Leases mature between August 2013 and November 2015. $154,410 was assumed through the sale of Midwest Monitoring & Surveillance, Inc. to its former owners.	59,266	118,098

Automobile loan with a financial institution secured by the vehicle. Interest rate is 7.06%, due June 2014. $125,614 was assumed through the sale of Midwest Monitoring & Surveillance, Inc. to its former owners.	5,306	12,274

Total debt obligations	128,683	424,831
Less current portion	(88,095)	(339,151)
Long-term debt, net of current portion	$40,588	$85,680

The following table summarizes the Company’s future maturities of debt obligations as of September 30, 2013:

Fiscal Year	Total
2014	$88,095
2015	38,945
2016	1,643
Thereafter	-
Total	$128,683

The following table summarizes the Company’s capital lease obligations included in the schedules of debt and debt obligations above as of September 30, 2013:

Fiscal Year	Total
2014	$36,419
2015	27,721
2016	1,722
2017	-
Thereafter	-
Total minimum lease payments	65,862
Less: amount representing interest	(6,596)
Present value of net minimum lease payments	59,266
Less: current portion	(31,576)
Obligation under capital leases - long-term	$27,690

As of September 30, 2013 and 2012, the Company had total capital lease obligations of $59,266 and $272,508, the current portion being $31,576 and $131,072, respectively. Capital leases are secured by assets with a total original cost of $105,162 and $234,659 with related accumulated depreciation of $40,932 and $83,577 as of September 30, 2013 and 2012, respectively.

(7)	Preferred Stock

The Company is authorized to issue up to 20,000,000 shares of preferred stock, $0.0001 par value per share. The Company's Board of Directors has the authority to amend the Company's Articles of Incorporation, without further shareholder approval, to designate and determine, in whole or in part, the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock.

Series D Convertible Preferred Stock

In July 2011, the Company amended its Articles of Incorporation and increased the total designated shares of Series D Preferred stock from 70,000 to 85,000 shares (“Series D Preferred stock”). During the fiscal years ended September 30, 2013 and 2012, the Company issued 0 and 4,008 shares of Series D Preferred stock under securities purchase agreements for $0 and $2,004,000 in net cash proceeds, respectively.

As of September 30, 2013 and 2012, there were 468 and 48,763 Series D Preferred shares outstanding, respectively.

Dividends
The Series D Preferred stock is entitled to dividends at the rate equal to 8 percent per annum calculated on the purchase amount actually paid for the shares or amount of debt converted. The dividend is payable in cash or shares of common stock at the sole discretion of the Board of Directors. If a dividend is paid in shares of common stock of the Company, the number of shares to be issued is based on the average per share market price of the common stock for the 14-day period immediately preceding the applicable accrual date (i.e., March 31, June 30, September 30, or December 31, as the case may be). Dividends are payable quarterly, no later than 30 days following the end of the accrual period.

During the fiscal year ended September 30, 2013, the Company issued 181,832 shares of common stock to pay $1,663,997 of accrued dividends on the Series D Preferred stock earned for the twelve months between July 1, 2012 and June 30, 2013. Subsequent to September 30, 2013, the Company issued 483 shares of common stock to pay $5,650 of accrued dividends on Series D Preferred stock earned during the three months ended September 30, 2013.

During the fiscal year ended September 30, 2012, the Company issued 210,689 shares of common stock to pay $2,391,568 of accrued dividends on the Series D Preferred stock earned for the twelve months between July 1, 2011 and June 30, 2012. Subsequent to September 30, 2012, the Company issued 103,803 shares of common stock to pay $630,528 of accrued dividends on Series D Preferred stock earned during the three months ended September 30, 2012.

Convertibility
Each share of Series D Preferred stock may be converted into 30 shares of common stock, commencing after ninety days from the date of issue.

In February 2013, and as a condition to a loan agreement, the Company conducted an exchange offer (“Exchange Offer”) of Series D Preferred stock in order to simplify the capitalization structure. The Exchange Offer was conditioned upon at least 90 percent of the cumulative original issue price paid for all of the issued and outstanding shares of Series D Preferred stock. The shareholders were entitled to exchange their shares of Series D Preferred at a premium over the current conversion rate of 30 shares of common stock per Series D Preferred share as follows: 15 shares for each $1,000 of original price paid, 10 shares for each $676 of original price paid, and 8 shares for each $500 of original price paid. During the fiscal year ended September 30, 2013 and under the Exchange Offer, 48,295 shares of Series D Preferred stock converted into 1,894,283 shares of common stock.

During the fiscal year ended September 30, 2012, 90 shares of Series D Preferred stock were converted into 2,700 shares of common stock.

Subsequent to the fiscal year ended September 30, 2013, the Company entered into an Employment Agreement with its Chief Financial Officer. In addition, Mr. Olsen and the Company agreed that he may convert his Series D Preferred shares into common stock at a rate of 155% of each share’s original investment; provided that Mr. Olsen must convert all of his Series D Preferred shares before the next annual shareholder meeting of the Company.

Voting Rights and Liquidation Preference
The holders of the Series D Preferred stock may vote their shares on an as-converted basis on any issue presented for a vote of the shareholders, including the election of directors and the approval of certain transactions such as a merger or other business combination of the Company. As of September 30, 2013 and 2012, there were 468 and 48,763 shares of Series D Preferred stock outstanding, respectively. Additionally, the holders are entitled to a liquidation preference equal to their original investment amount.

In the event of the liquidation, dissolution or winding up of the affairs of the Company (including in connection with a permitted sale of all or substantially all of the Company’s assets), whether voluntary or involuntary, the holders of shares of Series D Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its shareholders, an amount per share equal to original issue price, as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like with respect to the Series D Preferred Stock.

Series D Preferred Stock Warrants
As of September 30, 2012, 5,400 warrants to purchase Series D Preferred stock at an exercise price of $500 per share were issued and outstanding. During the fiscal year ended September 30, 2013, no Series D Preferred stock warrants were issued or exercised.

(8)	Common Stock

Authorized Shares

The Company held an Annual Shareholders meeting on February 28, 2013, at which time the shareholders approved a reverse stock split at a ratio of 200 for 1 and reduced the total authorized shares of common stock to 15,000,000 shares. The retroactive effect of the reverse stock split has been reflected throughout these financial statements.

Common Stock Issuances

During the fiscal year ended September 30, 2013, the Company issued 6,709,021 shares of common stock. Of these shares, 1,894,283 shares were issued upon conversion of 48,295 shares of Series D Preferred stock; 21,884 shares were issued for services rendered to the Company valued at $141,758; 4,607,361 shares were issued in connection with debt and accrued interest of $20,733,118; 181,832 shares were issued to pay dividends from Series D Preferred stock of $1,663,997; and 3,661 shares were issued to pay Board of Director fees of $47,500.

During the fiscal year ended September 30, 2012, the Company issued 578,524 shares of common stock. Of these shares, 2,700 shares were issued upon conversion of 90 shares of Series D Preferred stock; 71,969 shares were issued as part of a royalty agreement, valued at $819,972; 4,315 shares were issued for services rendered to the Company valued at $40,000; 8,449 shares were issued in connection with debt and accrued interest of $118,280; 210,689 shares were issued to pay dividends from Series D Preferred stock of $2,391,568; 121,700 shares were issued to employees for compensation of $732,634; 3,000 shares were issued to pay Board of Director fees of $48,060 and 155,703 shares were issued for $1,033,000 in cash proceeds.

(9)	Stock Options and Warrants

Stock Incentive Plan

At the annual meeting of shareholders on December 21, 2011, the shareholders approved the 2012 Equity Compensation Plan (the “2012 Plan”), which had previously been adopted by the Board of Directors of the Company. The 2012 Plan provides for the grant of incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards and performance-based awards to employees and certain non-employees who have important relationships with the Company. A total of 90,000 shares are authorized for issuance pursuant to awards granted under the 2012 Plan. During the fiscal years ended September 30, 2013 and 2012, 0 and 30,000 options were issued under this 2012 Plan, respectively. As of September 30, 2013, 60,000 shares of common stock were available for future grants under the 2012 Plan.

Re-pricing of Warrants

During the fiscal year ended September 30, 2013, the Company did not re-price any previously issued warrants.

During the fiscal year ended September 30, 2012, the Company re-priced 24,465 previously issued warrants in connection with debt financing agreements with original exercise prices ranging from $20 to $60, revising the exercise price to $15, resulting in additional interest expense of $39,965. Of the 24,465 warrants re-priced, 21,055 warrants were in connection with related-party transactions.

All Options and Warrants

During the fiscal year ended September 30, 2013, the Company granted 143,937 warrants to members of its Board of Directors, valued at $701,062. As of September 30, 2013, $154,378 of compensation expense associated with unvested stock options and warrants issued previously to members of the Board of Directors will be recognized over the next year.

During the fiscal year ended September 30, 2012, the Company granted options and warrants to purchase 54,500 shares of common stock as follows: 18,500 to members of the Board of Directors, valued at $105,041; 30,000 to settle a lawsuit, valued at $253,046; and 6,000 warrants to a consultant, valued at $33,358. The vesting periods for these options and warrants ranged from three to five years. Additionally during the fiscal year ended 2012, the Company cancelled 182,500 of unvested warrants held by executives of the Company and issued 121,700 shares of common stock and accelerated the vesting of 57,500 of warrants for services rendered. The modification of the equity awards resulted in $2,130,694 of compensation expense which includes the immediate recognition of the unamortized portion of the cancelled unvested warrants.

The following are the weighted-average assumptions used for options granted during the fiscal years ended September 30, 2013 and 2012 using the Black-Scholes model, respectively:

	Fiscal Years Ended
	September 30,
	2013	2012
Expected cash dividend yield	-	-
Expected stock price volatility	108%	95%
Risk-free interest rate	0.18%	0.36%
Expected life of options	1.38 Years	2 Years

The fair value of each stock option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model. The expected life of stock options and warrants represents the period of time that the stock options or warrants are expected to be outstanding based on the simplified method allowed under GAAP. The expected volatility is based on the historical price volatility of the Company’s common stock. In fiscal year 2013, the Company changed from a daily to weekly volatility. The risk-free interest rate represents the U.S. Treasury bill rate for the expected life of the related stock options and warrants. The dividend yield represents the Company’s anticipated cash dividends over the expected life of the stock option and warrants.

A summary of the compensation-based options and warrants activity for the fiscal years ended September 30, 2013 and 2012 is presented below:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding as of September 30, 2011	495,891	$26.00
Granted	54,500	$18.00
Expired	(213,609)	$22.00

Outstanding as of September 30, 2012	336,782	$28.00
Granted	143,937	$11.18
Expired / Cancelled	(52,754)	$76.97

Outstanding as of September 30, 2013	427,965	$16.12	1.38 years	$1,802,008.18
Exercisable as of September 30, 2013	392,939	$16.75	1.36 years	$1,435,627.07

The fiscal year end intrinsic values are based on a September 30, 2013 closing price of $19.46 per share.

(10)	Income Taxes

The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary. Interest and penalties related to income tax liabilities, when incurred, are classified in interest expense and income tax provision, respectively.

For the fiscal years ended September 30, 2013 and 2012, the Company incurred net losses for income tax purposes of $3,427,372 and $8,693,769, respectively. The amount and ultimate realization of the benefits from the net operating losses is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance for all deferred income tax assets not offset by deferred income tax liabilities due to the uncertainty of their realization. Accordingly, there is no benefit for income taxes in the accompanying statements of operations.

At September 30, 2013, the Company had net carryforwards available to offset future taxable income of approximately $179,000,000 which will begin to expire in 2020. The utilization of the net loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryforwards can be utilized. The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of these net operating loss carryforwards. As part of a debt conversion to common stock on September 30, 2013 the Company believes a Section 382 ownership change occurred. In general, a Section 382 ownership change occurs if there is a cumulative change in ownership by “5%” shareholders (as defined in the Internal Revenue Code of 1986, as amended) that exceeds 50 percentage points over a rolling three-year period. An ownership change generally affects the rate at which NOLs and potentially other deferred tax assets are permitted to offset future taxable income. Of our federal NOL amount as of September 30, 2013, approximately $79,000,000 is subject to an annual Section 382 limitation of approximately $6,200,000 per year due to the ownership change. Since the Company maintains a full valuation allowance on all of its U.S. and state deferred tax assets, the impact of the ownership change on the future realizability of its U.S. and state deferred tax assets did not result in an impact to our provision for income taxes for the year ended September 30, 2013, or on the Company’s net deferred tax asset as of September 30, 2013.

The deferred income tax assets (liabilities) were comprised of the following for the periods indicated:

	Fiscal Years Ended
	September 30,
	2013	2012
Net loss carryforwards	$72,700,000	$72,200,000
Accruals and reserves	247,000	529,000
Contributions	8,000	6,000
Depreciation	42,000	26,000
Stock-based compensation	5,880,000	5,768,000
Valuation allowance	(78,877,000)	(78,529,000)
Total	$-	$-

Reconciliations between the benefit for income taxes at the federal statutory income tax rate and the Company's benefit for income taxes for the years ended September 30, 2013 and 2012 are as follows:

	Fiscal Years Ended
	September 30,
	2013	2012
Federal income tax benefit at statutory rate	$6,091,000	$5,936,000
State income tax benefit, net of federal income tax effect	591,000	576,000
Change in estimated tax rate and gain (loss) on non-deductible expenses	(5,556,000)	(2,068,000)
Loss of operating losses for entities sold	(778,000)	-
Change in valuation allowance	(348,000)	(4,444,000)
Benefit for income taxes	$-	$-

During the fiscal year ended September 30, 2013, the Company began recognizing revenues from international sources from its products and monitoring services. During the fiscal year ended September 30, 2013, the Company accrued $76,732 in value-added taxes which will be due upon collection.

The Company’s open tax years for its federal and state income tax returns are for the tax years ended September 30, 2010 through September 30, 2013.

(11)	Commitments and Contingencies

Legal Matters

Lazar Leybovich et al v. SecureAlert, Inc. On March 29, 2012, Lazar Leybovich, Dovie Leybovich and Ben Leybovich filed a complaint in the 11th Circuit Court in and for Miami-Dade County, Florida alleging breach of contract with regard to certain Stock Redemption Agreements with the Company. The complaint was subsequently withdrawn by the plaintiffs. An amended complaint was filed by the plaintiffs on November 15, 2012. The Company believes these allegations are inaccurate and intend to defend the case vigorously. The Company has not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Larry C. Duggan v. Court Programs of Florida, Inc. and SecureAlert, Inc. On March 26, 2012, Mr. Duggan filed a complaint in the 9th Circuit Court in and for Orange County, Florida alleging malicious prosecution, abuse of process and negligent infliction of emotional distress against us and our former subsidiary. The case resulted from actions of a former agent of our former subsidiary. The Company intends to defend this matter. The Company has not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Integratechs v. SecureAlert, Inc. On March 14, 2013, Integratechs, Inc. filed a suit in the Fourth Judicial District Court of Utah County, claiming the Company breached a contract for computer services and intentionally interfered with its economic relations. The Company believes the allegations are inaccurate and will defend the case vigorously. No accrual for a potential loss has been made as the Company believes the probability of incurring a material loss is remote.

Christopher P. Baker v. SecureAlert, Inc. In February 2013, Mr. Baker filed suit against the Company in the Third Judicial District Court in and for Salt Lake County, State of Utah. Mr. Baker asserts that the Company breached a 2006 consulting agreement with him and claims damages of not less than $210,000. The Company disputes plaintiff’s claims and will defend the case vigorously. No accrual for a potential loss has been made as the Company believes the probability of incurring a material loss is remote.

SecureAlert, Inc. v. STOP, LLC. On December 17, 2013, the Company filed a claim in the United States District Court, District of Utah, Central Division against STOP, LLC seeking declaratory relief and other claims related to a Settlement Agreement entered into by and between the Company and STOP, effective January 29, 2010. The complaint was filed under seal and is not publicly available. The Company believes the relief sought in the case is warranted based on the language and intent of the parties and we will pursue the matter vigorously.
Operating Lease Obligations

The following table summarizes the Company’s contractual obligations as of September 30, 2013:

Fiscal Year	Total

2014	$237,580
2015	34,721
Thereafter	-

Total	$272,301

The total operating lease obligations of $272,301 consist of the following: $272,301 from facilities operating leases and $0 from equipment leases. During the fiscal years ended September 30, 2013 and 2012, the Company paid approximately $350,073 and $383,187, in lease payment obligations, respectively.

Intellectual Property Settlement

In January 2010, the Company entered into an intellectual property settlement agreement with an entity whereby the Company agreed to begin paying the greater of a 6% royalty or $0.35 per activated device of monitoring revenues, subject to certain adjustments. The Company and other party disagree with the methodology used to calculate such royalty, litigation was filed by the Company in December 2013 to resolve the matter.

Indemnification Agreements

The Company’s Bylaws require the Company to indemnify any individual who is made a party to a proceeding because the individual is or was a director or officer of the Company against any liability or expense incurred in connection with such proceeding to the extent allowed under the Utah Revised Business Corporation Act (the “UBCA”), if the Company has properly authorized indemnification under Section 16.10a-906 of the UBCA. Section 16-10a-906(2) of the UBCA requires that the Company determine, before granting indemnification, that: (i) the individual’s conduct was in good faith; (ii) the individual reasonably believed that the individual’s conduct was in, or not opposed to, the Company’s best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers and directors of the Company.

International Importation Audit

During the fiscal year ended September 30, 2013, the Company was notified that several international importation documents were selected to be audited by a taxing authority. The Company resubmitted documentation to comply with the country’s requirements; and as of the date of this Report, the audit results and potential penalties are uncertain.

(12)	Discontinued Operations

SecureAlert entered into a Stock Purchase Agreement with certain of the former principals of its wholly-owned subsidiary, Midwest Monitoring & Surveillance, Inc. (“Midwest”) whereby they purchased from the Company all of the issued and outstanding capital stock of Midwest. The agreement was effective as of October 1, 2012. Additionally, the Company entered into a Stock Purchase Agreement to sell to a former principal all of the issued and outstanding stock of Court Programs Inc. (“Court Programs”), effective January 1, 2013. Midwest and Court Programs were components of the Company’s consolidated entity, and as a result of the sale of these entities, these financial statements include the applicable discontinued operations reporting treatment.

The following is a summary of the assets and liabilities of Midwest and Court Programs reported as discontinued operations for the fiscal years ended September 30, 2013 and 2012, respectively:

	2013	2012
Current assets:
Cash	$-	$237,082
Accounts receivable, net of allowance for doubtful accounts	-	452,841
Note receivable	-	81,389
Prepaid expenses and other assets	-	218,593
Total current assets	$-	$989,905

Non-current assets:
Property and equipment, net of accumulated depreciation	$-	$173,002
Monitoring equipment, net of accumulated amortization	-	153,163
Deposits	-	9,218
Goodwill	-	375,000
Intangible assets, net of accumulated amortization	-	148,636
Total non-current assets	$-	$859,019

Current liabilities:
Accounts payable	$-	$614,557
Accrued liabilities	-	561,611
Deferred revenue	-	67,613
Current portion of long-term related-party debt	-	138,602
Current portion of long-term debt	-	295,067
Total current liabilities	$-	$1,677,450

Long-term liabilities:
Long-term portion of related-party debt	-	-
Long-term portion of debt	-	364,270
Total long-term liabilities	$-	$364,270

The following is a summary of the operating results of discontinued operations for the fiscal years ended September 30, 2013 and 2012:

	2013	2012
Revenues	$477,298	$6,676,513
Cost of revenues	(163,487)	(4,112,410)
Gross profit	313,811	2,564,103
Selling, general and administrative	(319,976)	(2,782,628)
Loss from operations	(6,165)	(218,525)
Other expense	(295)	(89,294)
Net loss from discontinued operations	$(6,460)	$(307,819)

(13)	Subsequent Events

The Company evaluated subsequent events through the date the accompanying consolidated financial statements were issued. Subsequent to September 30, 2013, the following events occurred:

1)
The Company issued to directors for services rendered during the fourth fiscal quarter ended September 30, 2013, warrants to purchase 6,840 shares of Common Stock with an exercise price of $19.46 per share, valued at the date of grant at $53,091 using the Black-Scholes model.

2)	The Company issued 483 shares of common stock for fourth quarter Series D Preferred stock dividends, valued at $5,650.

3)	The Company issued 760 shares of common stock to several directors for services rendered, valued at $15,000.

4)	The Company issued 500 shares of common stock to a consultant from the exercise of warrants with an exercise price of $16.00 per share which provided cash proceeds to the Company of $8,000.

5)	The Company issued 4,700 shares of common stock to an officer upon the cashless exercise of warrants with exercise prices ranging from $15.00 to $16.66 per share.

6)
The Company entered into an Employment Agreement with its Chief Financial Officer. The term of this agreement commenced on November 14, 2013 and continues until the earlier of (i) 30 days following the closing of an acquisition of or by the Company; or (ii) November 13, 2014. Thereafter, the agreement will be reviewed and renewed upon the mutual agreement by the parties. If Mr. Olsen’s employment terminates as a result of an involuntary termination other than for cause or at the end of the term of the agreement, he will be entitled to receive separation benefits which include payment of salary of $192,000 paid over a 120-day period and other benefits as outlined in the agreement. In addition, Mr. Olsen and the Company agreed that he may convert his Series D Preferred shares into common stock at a rate of 155% of each share’s original investment; provided that Mr. Olsen must convert all of his Series D Preferred shares before the next annual shareholder meeting of the Company.

7)
On November 15, 2013, the Company entered into a 41-month agreement with the Gendarmeria de Chile (the Republic of Chile’s uniformed prison service) to provide electronic (GPS and residential) monitoring of offenders and other services to the Chilean government. The agreement calls for the Company to put into service up to 9,400 electronic monitoring (GPS) devices over the contract. The Company was required under the agreement, to post a performance bond in the amount of $3,382,082 U.S. Dollars. In addition, the Company will design and construct a real-time monitoring and data center to be staffed by Chilean government employees. Training from the monitoring center personnel will also be provided by the Company. The maximum sum to be paid for the services provided by the Company is approximately $70,000,000 U.S. Dollars, at current exchange rates, over the term of the agreement.

8)	The Company drew down an advance of $1,200,000 from a line-of-credit to be used with other available cash on hand to issue a bond for an international customer in the amount of $3,382,082.

9)	The Company borrowed $1,500,000 from a shareholder for working capital. The unsecured loan bears interest at a rate of 8% per annum and matures on November 18, 2014.

10)
On December 17, 2013, the Company filed a claim in the United States District Court, District of Utah, Central Division against STOP, LLC seeking declaratory relief and other claims related to a Settlement Agreement entered into by and between the Company and STOP, effective January 29, 2010. The complaint was filed under seal and is not publicly available. The Company believes the relief sought in the case is warranted based on the language and intent of the parties and we will pursue the matter vigorously.

11)
On December 17, 2013, the Company entered into a non-binding letter of intent to acquire all of the issued and outstanding stock of GPS Global, an Israeli corporation located in Tel Aviv. The parties are currently negotiating a definitive agreement for the stock purchase; compensation for the stock will be a combination of cash and our common stock. It is the intent of the parties to close the transaction as soon as possible.

12)
On January 3, 2014, the Company entered into an unsecured Facility Agreement with Tetra House Pte. Ltd., a related-party entity, controlled by the Company’s Chairman, Guy Dubois. Under this agreement, the Company may borrow up to $25,000,000 for working capital and acquisitions purposes. The loan bears interest at a rate of 8% per annum, payable in arrears semi-annually, with all principal and accrued and unpaid interest due on January 3, 2016. In addition, the Company agreed to pay Tetra House an arrangement fee equal to 3% of the aggregate maximum amount under the loan. As of January 14, 2014, the Company borrowed $10,000,000 under the Facility Agreement.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	September 30,
Assets	2014	2013
Current assets:
Cash	$7,365,884	$3,382,428
Accounts receivable, net of allowance for doubtful accounts of $3,952,000 and $3,968,000, respectively	3,151,155	3,721,964
Notes receivable, current portion	259,045	176,205
Prepaid expenses and other	2,564,949	1,783,805
Inventory, net of reserves of $478,827 and $148,043, respectively	489,695	467,101
Total current assets	13,830,728	9,531,503

Property and equipment, net of accumulated depreciation of $2,195,849 and $2,092,222, respectively	591,941	318,201
Monitoring equipment, net of accumulated amortization of $1,065,534 and $1,183,346, respectively	1,786,524	1,236,696
Note receivable, net of current portion	-	28,499
Intangible assets, net of accumulated amortization of $1,730,471 and $1,256,647, respectively	19,440,096	15,413,920
Acquisition purchase commitment	5,740,451	-
Other assets	3,416,297	170,172
Total assets	$44,806,037	$26,698,991

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$744,603	$348,074
Accrued liabilities	1,711,906	2,180,791
Dividends payable	5,103	9,427
Deferred revenue	5,617	8,674
Current portion of long-term related-party debt	2,700,000	60,000
Current portion of long-term debt	2,321,094	88,095
Total current liabilities	7,488,323	2,695,061
Long-term debt, net of debt discount, net of current portion	11,229,534	40,588
Total liabilities	18,717,857	2,735,649

Stockholders’ equity:
Preferred stock:
Series D 8% dividend, convertible, voting, $0.0001 par value: 85,000 shares designated; 10 and 468 shares outstanding, respectively (aggregate liquidation preference of $15,500)	1	1
Common stock, $0.0001 par value: 15,000,000 shares authorized; 10,066,321 and 9,805,503 shares outstanding, respectively	1,006	980
Additional paid-in capital	294,932,850	290,391,698
Accumulated other comprehensive income	145,972	-
Accumulated deficit	(268,991,649)	(266,429,337)
Total equity	26,088,180	23,963,342
Total liabilities and stockholders’ equity	$44,806,037	$26,698,991

The accompanying notes are an integral part of these statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

`	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Revenues:
Products	$145,925	$165,253	$211,536	$299,047
Monitoring and other related services	2,309,864	4,643,071	4,903,547	10,097,349
Total revenues	2,455,789	4,808,324	5,115,083	10,396,396

Cost of revenues:
Products	58,349	58,373	121,070	113,012
Monitoring and other related services	1,035,418	1,984,697	2,371,526	4,908,576
Total cost of revenues	1,093,767	2,043,070	2,492,596	5,021,588

Gross profit	1,362,022	2,765,254	2,622,487	5,374,808

Operating expenses:
Selling, general and administrative (including $123,785, $125,166, $263,981 and $132,510,respectively, of compensation expense paid in stock, stock options / warrant or as a result of amortization of stock-based compensation)	2,564,015	2,124,965	4,735,423	4,162,987
Settlement expense	-	-	-	350,000
Research and development	403,175	197,603	722,745	399,197

Income (loss) from continuing operations	(1,605,168)	442,686	(2,835,681)	462,624

Other income (expense):
Currency exchange rate gain (loss)	2,803	(54,187)	(4,232)	(62,391)
Loss on disposal of equipment	-	-	-	(1,365)
Interest income	12,883	156,360	24,106	156,360
Interest expense (including $95,398, $2,109,543, $97,516, and $2,809,927, respectively, paid in stock, stock options / warrants, and accretion of debt discount)	(327,367)	(2,358,727)	(371,285)	(3,201,951)
Other income (expense), net	624,730	175,083	624,780	167,100
Net loss from continuing operations	(1,292,119)	(1,638,785)	(2,562,312)	(2,479,623)
Gain on disposal of discontinued operations	-	139,564	-	424,819
Net loss from discontinued operations	-	-	-	(6,460)
Net loss	(1,292,119)	(1,499,221)	(2,562,312)	(2,061,264)
Dividends on Series D Preferred stock	(5,103)	(393,815)	(14,530)	(1,024,145)
Net loss attributable to SecureAlert, Inc. common stockholders	$(1,297,222)	$(1,893,036)	$(2,576,842)	$(3,085,409)
Net loss per common share, basic and diluted from continuing operations	$(0.13)	$(0.40)	$(0.26)	$(0.68)
Net loss per common share, basic and diluted from discontinued operations	$-	$-	$-	$-
Weighted average common shares outstanding, basic and diluted	9,830,000	4,102,000	9,819,000	3,638,000

The accompanying notes are an integral part of these statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(2,562,312)	$(2,061,264)
(Income) loss from discontinued operations	-	(418,359)
Loss from continuing operations	(2,562,312)	(2,479,623)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	960,267	1,303,355
Vesting and re-pricing of stock options for services	142,500	14,688
Issuance of warrants with related parties	83,981	45,844
Issuance of common stock for services	37,500	71,978
Accretion interest expense in connection with debt discount related to notes payable	97,516	1,757,149
Beneficial conversion feature recorded as interest expense	-	1,052,778
Impairment of monitoring equipment and parts	150,000	300,000
Loss on disposal of property and equipment	-	1,490
Fractional shares of common stock paid in cash	-	(1,996)
Loss on disposal of monitoring equipment and parts	17,388	54,360
Change in assets and liabilities:
Accounts receivable, net	570,809	(3,097,825)
Notes receivable	45,659	47,102
Inventories	87,348	194,775
Prepaid expenses and other assets	(722,175)	(160,230)
Accounts payable	396,529	(1,092,333)
Accrued expenses	(304,505)	2,367,622
Deferred revenue	(3,057)	(339,894)
Net cash provided by (used in) operating activities	(1,002,552)	39,240

Cash flow from investing activities:
Purchases of property and equipment	(377,368)	(17,607)
Purchases of monitoring equipment and parts	(1,209,973)	(466,784)
Investment in GPS Global Tracking & Surveillance System Ltd.	(1,240,451)	-
Cash deposited in escrow to secure international bond	(3,346,622)	-
Net cash used in investing activities	(6,174,414)	(484,391)

Cash flow from financing activities:
Borrowings on related-party notes payable	2,700,000	2,800,000
Principal payments on related-party notes payable	(60,000)	-
Redemption of Series D Preferred stock for cash	(312,007)	-
Proceeds from note payable, net of fees	9,250,000	-
Principal payments on notes payable	(425,571)	(254,319)
Cash received from the exercise of warrants	8,000	-
Net cash provided by financing activities	11,160,422	2,545,681

Cash flow from discontinued operations:
Net cash provided by operating activities	-	126,715
Net cash used in investing activities	-	-
Net cash used in financing activities	-	18,475
Net cash provided by discontinued operations	-	145,190

Net increase in cash	3,983,456	2,245,720
Cash, beginning of period	3,382,428	458,029
Cash, end of period	$7,365,884	$2,703,749

The accompanying notes are an integral part of these statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)

	Six Months Ended
	March 31,
	2014	2013
Cash paid for interest	$106,403	$220,445

Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock in connection with Series D Preferred stock dividends	18,854	1,260,858
Series D Preferred stock dividends earned	14,530	1,024,145
License agreement with STOP through debt obligation	4,500,000	-
Cancellation of accrued royalties	832,531	-
Issuance of common stock shares for settlement of debt	-	3,156,493
Issuance of common stock shares from the conversion of shares of Series D
Preferred stock	2	189
Beneficial conversion feature recorded with convertible debt	-	15,619,444
Issuance of common stock in connection with an acquisition purchase	4,500,000	-
commitment
Issuance of debt to repurchase royalty agreement	-	11,898,455

The accompanying notes are an integral part of these statements.

SECUREALERT, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)           BASIS OF PRESENTATION

The unaudited interim condensed consolidated financial information of SecureAlert, Inc. and subsidiaries (collectively, the “Company” or “SecureAlert”) has been prepared in accordance with Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”).  Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to such rules and regulations.  In the opinion of management, the accompanying interim consolidated financial information contains all adjustments, consisting only of normal recurring adjustments necessary to present fairly the Company’s financial position as of March 31, 2014, and results of its operations for the three and six months ended March 31, 2014 and 2013.  These financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto that are included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013.  The results of operations for the six months ended March 31, 2014 may not be indicative of the results for the fiscal year ending September 30, 2014.

(2)           PRINCIPLES OF CONSOLIDATION

The condensed consolidated financial statements include the accounts of SecureAlert and its subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

(3)           RECENTLY ISSUED ACCOUNTING STANDARDS

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

(4)           IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable and in the case of goodwill, at least annually. The Company evaluates whether events and circumstances have occurred which indicate possible impairment as of each balance sheet date. If the carrying amount of an asset exceeds its fair value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset.  Impairment of long-lived assets is assessed at the lowest levels for which there is an identifiable fair value that is independent of other groups of assets.  The Company recorded $75,000 and $150,000 of impairment expenses related to monitoring equipment for the three months ended March 31, 2014 and 2013, respectively. Additionally, the Company recorded $150,000 and $300,000 of impairment expenses related to monitoring equipment for the six months ended March 31, 2014 and 2013, respectively.

(5)           ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The Chilean Peso is the functional currency of the operating subsidiary SecureAlert Chile, SpA. The balance sheet of SecureAlert Chile has been translated into United States Dollars (USD) at the exchange rate prevailing at March 31, 2014. Additionally, the average exchange rates prevailing during the six months ended March 31, 2014 had an immaterial effect on the statements of operations. Comprehensive loss includes net loss as currently reported under U.S. GAAP and other comprehensive loss. Other comprehensive loss considers the effects of additional economic events, such as foreign currency translation adjustments, that are not required to be recorded in determining net loss, but rather are reported as a separate component of stockholders’ equity.

(6)           GEOGRAPHIC INFORMATION

During the six months ended March 31, 2014, the Company recognized revenues from international sources from its products and monitoring services.  Revenues are attributed to the geographic areas based on the location of the customers purchasing and leasing the products and services.  The revenues recognized by geographic area for the three and six months ended March 31, 2014 and 2013, are as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
United States of America	$1,728,547	$1,778,884	$3,613,510	$3,547,250
Latin American Countries	-	2,234,483	-	5,252,960
Caribbean Countries and Commonwealths	710,762	782,482	1,467,440	1,569,012
Other Foreign Countries	16,480	12,475	34,133	27,174
Total	$2,455,789	$4,808,324	$5,115,083	$10,396,396

The long-lived assets, net of accumulated depreciation, used in the generation of revenues by geographic area as of March 31, 2014 and September 30, 2013, were as follows:

	Net Property and Equipment		Net Monitoring Equipment
	March 31, 2014	September 30, 2013	March 31, 2014	September 30, 2013
United States of America	$552,498	$318,201	$1,451,657	$878,823
Latin American Countries	13,477	-	144,474	-
Caribbean Countries and Commonwealths	16,011	-	183,343	351,138
Other Foreign Countries	9,955	-	7,050	6,735
Total	$591,941	$318,201	$1,786,524	$1,236,696

(7)           NET LOSS PER COMMON SHARE

Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period.

Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss attributable to common shareholders by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding.  The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect.

Common share equivalents consist of shares issuable upon the exercise of common stock options and warrants, and shares issuable upon conversion of preferred stock.  As of March 31, 2014 and 2013, there were 453,151 and 4,334,688 outstanding common share equivalents, respectively, that were not included in the computation of Diluted EPS as their effect would be anti-dilutive.  No reconciliation for discontinued operations was provided since the impact was immaterial. The common stock equivalents outstanding as of March 31, 2014 and 2013 consisted of the following:

	March 31, 2014	March 31, 2013
Conversion of debt and accrued interest	-	3,771,116
Conversion of Series D Preferred stock	300	14,040
Exercise of outstanding common stock options and warrants	410,851	387,532
Exercise and conversion of outstanding Series D Preferred
stock warrants	42,000	162,000
Total common stock equivalents	453,151	4,334,688

(8)           PREPAID AND OTHER EXPENSES

The carrying amounts reported in the balance sheets for prepaid expenses and other current assets approximate their fair market value based on the short-term maturity of these instruments. As of March 31, 2014 and September 30, 2013, the outstanding balance of prepaid and other expenses was $2,564,949 and $1,783,805, respectively.  The $2,564,949 is comprised of a $1,488,778 bond posted as a requirement for doing business in Latin America which the Company anticipates to repatriate by June 30, 2014.

(9)           INVENTORY

Inventory is valued at the lower of the cost or market.  Cost is determined using the first-in, first-out (“FIFO”) method.  Market is determined based on the estimated net realizable value, which generally is the item’s selling price.  Inventory is periodically reviewed in order to identify obsolete, damaged items or impaired items.

Inventory consists of raw materials that are used in the manufacturing of TrackerPAL™ and ReliAlert™ devices.  Completed TrackerPAL™ and ReliAlert™ devices are reflected in Monitoring Equipment.  As of March 31, 2014 and September 30, 2013, respectively, inventory consisted of the following:

	March 31,	September 30,
	2014	2013
Raw materials	$968,522	$615,144
Reserve for damaged or obsolete inventory	(478,827)	(148,043)
Total inventory, net of reserves	$489,695	$467,101

(10)         PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2014 and September 30, 2013, were as follows:

	March 31,	September 30,
	2014	2013
Equipment, software and tooling	$2,379,944	$2,002,577
Automobiles	33,466	33,466
Leasehold improvements	127,162	127,162
Furniture and fixtures	247,218	247,218
Total property and equipment before accumulated depreciation	2,787,790	2,410,423
Accumulated depreciation	(2,195,849)	(2,092,222)
Property and equipment, net of accumulated depreciation	$591,941	$318,201

Depreciation expense for the six months ended March 31, 2014 and 2013 was $103,629 and $128,077, respectively.  Property and equipment to be disposed of is reported at the lower of the carrying amount or fair value, less the estimated costs to sell the property. Any gains or losses are recognized in the results of operations.  During the six months ended March 31, 2014 and 2013, the Company disposed of property and equipment with a net book value of $0 and $1,365, respectively.

(11)         MONITORING EQUIPMENT

Monitoring equipment as of March 31, 2014 and September 30, 2013, was as follows:

	March 31,	September 30,
	2014	2013
Monitoring equipment	$2,852,058	$2,420,042
Less: accumulated depreciation	(1,065,534)	(1,183,346)
Monitoring equipment, net of accumulated depreciation	$1,786,524	$1,236,696

The Company began leasing monitoring equipment to agencies for offender tracking in April 2006 under operating lease arrangements.  The monitoring equipment is amortized using the straight-line method over an estimated useful life of three years.

Depreciation expense for the six months ended March 31, 2014 and 2013 was $382,814 and $668,081, respectively.  Additionally, as of March 31, 2014, the Company reserved $150,000 for future monitoring equipment impairment. These expenses were recognized in cost of revenues.

Assets to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell the assets.  During the six months ended March 31, 2014 and 2013, the Company recorded in cost of revenues disposal of lease monitoring equipment and parts of $17,388 and $54,360, respectively.

(12)         INTANGIBLE ASSETS

The following table summarizes the activity of intangible assets for the second fiscal quarter ended March 31, 2014:

	Borinquen Container Corporation	International Surveillance Services Corp.	Satellite Tracking of People, LLC	Patent	Total

Intangible assets:
Patent license agreement	$-	$-	$4,500,000	$50,000	$4,550,000
Royalty agreement	11,616,984	5,003,583	-	-	16,620,567
Total intangible assets	11,616,984	5,003,583	4,500,000	50,000	21,170,567
Accumulated amortization	(988,767)	(687,994)	(30,562)	(23,148)	(1,730,471)
Intangible assets, net of accumulated amortization	$10,628,217	$4,315,589	$4,469,438	$26,852	$19,440,096

Borinquen Container Corporation
On September 5, 2012, the Company entered into an agreement to redeem the royalty held by Borinquen Container Corporation (“Borinquen”) pursuant to a royalty agreement dated July 1, 2011, as subsequently amended.  Under the terms of the royalty agreement, Borinquen had the right to receive 20% of net revenues derived within certain geographic territories.

On February 1, 2013, the Company redeemed the royalty from Borinquen and the Company capitalized the total cost of the royalty purchase commitment of $11,616,984, as a non-current asset and amortizes the asset over the remaining term of the royalty agreement, subject to periodic analysis for impairment based on future expected revenues.  Annually, the Company evaluates the relative amortization based on the effective royalty rate and compares the revenues in the geographic territory subject to the royalty, historical revenue, and expected revenue growth in the territory.

As of March 31, 2014, the Company had a balance of $11,616,984 of intangible assets, as noted in the table above. The Company recorded $315,393 of amortization expense on intangible assets for Borinquen during the six months ended March 31, 2014, resulting in a total accumulated amortization of $988,767 and intangible assets, net of accumulated amortization of $10,628,217.

International Surveillance Services Corp.
Effective July 1, 2011, the Company entered into a stock purchase agreement and purchased all of the issued and outstanding shares of International Surveillance Services Corp. (“ISS”), a Puerto Rico corporation, to utilize the knowledge and connections of ISS in Central and South America and to acquire the rights to certain territorial commissions that were payable by the Company to ISS.

As of March 31, 2014, the Company had a balance of $5,003,583 of intangible assets. The Company recorded $125,091 of amortization expense on intangible assets for ISS during the six months ended March 31, 2014, resulting in a total accumulated amortization expense of $687,994 and intangible assets, net of accumulated amortization of $4,315,589.

Satellite Tracking of People, LLC
On March 1, 2014, the Company entered into an agreement with Satellite Tracking of People, LLC (“STOP”) whereby the Company was granted a non-exclusive, irrevocable, perpetual and royalty-free license to certain patents held by STOP.  Under the terms of the agreement, the Company was released from its obligations to make certain royalty payments under prior agreements.  During the three months ended March 31, 2014, these obligations were removed and the amounts were offset to cost of revenues and other income. The Company agreed to pay STOP a non-refundable payment of $4,500,000 over two years, in 24 equal monthly installments of $187,500. The Company recorded an intangible asset in the amount of $4,500,000, as a non-current asset and will amortize the asset over the estimated useful term of the patents, 10 years, subject to periodic analysis for impairment based on future expected revenues.

As of March 31, 2014, the Company had a balance of $4,500,000 of intangible assets, as noted in the table above. The Company recorded $30,562 of amortization expense related to this license agreement during the six months ended March 31, 2014, resulting in a total accumulated amortization of $30,562 and net other intangible assets of $4,469,438.

Patent License
On January 29, 2010, the Company and Satellite Tracking of People, LLC (“STOP”) entered into a license agreement whereby STOP granted to the Company a non-exclusive, perpetual license under U.S. Patent No. 6,405,213 and any and all patents issuing from continuation, continuation-in-part, divisional, reexamination and reissues thereof and along with all foreign counterparts, to make, have made, use, sell, offer to sell and import covered products in the Company’s present and future business.  The license is not assignable or transferable except for sublicenses within the scope of the license to the Company’s subsidiaries. The license will continue indefinitely so long as any of the licensed patents have enforceable rights.

The Company paid $50,000 as consideration for the use of this patent. The Company recorded $2,778 of amortization expense for the patent during the six months ended March 31, 2014, resulting in a total accumulated amortization relating to the patent of $23,148 and net intangible assets of $26,852.

(13)         OTHER ASSETS

As of March 31, 2014 and 2013, the outstanding balance of other assets was $3,416,297 and $170,172, respectively.  The $3,416,297 balance of other assets is comprised largely of $3,346,622 held in Chilean Pesos, which secures a performance bond for an international customer.  The Company anticipates this restricted cash will be unrestricted and available to the Company on March 16, 2018.

(14)         ACCRUED EXPENSES

Accrued expenses consisted of the following as of March 31, 2014 and September 30, 2013:

	March 31,	September 30,
	2014	2013
Accrued payroll, taxes and employee benefits	$499,201	$473,179
Accrued consulting	306,011	317,300
Accrued interest	292,276	27,394
Accrued cellular costs	179,000	55,000
Accrued legal costs	109,318	57,001
Accrued taxes - foreign and domestic	99,321	262,880
Accrued settlement costs	64,000	76,000
Accrued board of directors fees	60,000	68,090
Accrued outside services	49,276	33,022
Accrued travel	39,864	50,000
Accrued other expenses	13,639	15,903
Accrued royalties	-	714,400
Accrued warranty and manufacturing costs	-	30,622
Total accrued expenses	$1,711,906	$2,180,791

(15)         DEBT OBLIGATIONS

Debt obligations as of March 31, 2014 and September 30, 2013, respectively, are comprised of the following:

	March 31,	September 30,
	2014	2013

Unsecured facility agreement with an entity whereby the Company may borrow up to $25 million bearing interest at a rate of 8 percent per annum, payable in arrears semi-annually, with all principal and accrued and unpaid interest due on January 3, 2016. A $750,000 orgination fee or 3% on the total amount under the agreement was paid and recorded as a debt discount and will be amortized as interest expense over the term of the loan. As of March 31, 2014, the remaining debt discount was $656,249.	$9,343,751	$-

The Company entered into an agreement whereby the Company was granted a non-exclusive, irrevocable, perpetual and royalty-free license to certain patents with an entity. The Company agreed to pay $4,500,000 over two years or $187,500 per month through February 2016.	4,125,000	-

Note issued in connection with the acquisition of a subsidiary and matures in December 2014.	37,877	64,111

Capital leases with effective interest rates that range between 8.51% and 17.44%. Leases mature between June 2015 and November 2015.	44,000	59,266

Automobile loan with a financial institution secured by the vehicle. Interest rate is 7.06% and was paid off during the quarter ended March 31, 2014.	-	5,306

Total debt obligations	13,550,628	128,683
Less current portion	(2,321,094)	(88,095)
Long-term debt, net of current portion	$11,229,534	$40,588

The following table summarizes the Company’s future maturities of debt obligations as of March 31, 2014

Fiscal Year	Total
2015	$2,321,094
2016	11,229,534

Total	$13,550,628

(16)           RELATED-PARTY TRANSACTIONS

The Company entered into transactions with certain related parties during the six months ended March 31, 2014. These transactions consist largely of financing transactions and service arrangements. All transactions with related parties are reviewed and approved by the Company’s Board of Directors.

Loan Agreement

On February 1, 2013, the Company entered into a loan agreement with Sapinda Asia (the “Loan”).  Under the agreement, the Company may borrow up to $1,200,000 at an interest rate stated at three percent per annum for unused funds and 10% per annum for borrowed funds. On October 24, 2013 the Company drew down $1,200,000 for use in a performance bond required under a sales contract with an international customer. As of March 31, 2014, the Company owed $1,200,000 of principal and $79,550 of accrued interest on the Loan.  The Loan matures on June 30, 2014.

Related-Party Promissory Note

On November 19, 2013, the Company borrowed $1,500,000 from Sapinda Asia.  The unsecured note bears interest at a rate of 8% per annum and matures on November 18, 2014. As of March 31, 2014, the Company owed $1,500,000 of principal and $43,726 of accrued interest on the note.

Related-Party Service Agreement

During the fiscal year ended September 30, 2013, the Company entered into an agreement with Paranet Solutions, LLC (“Paranet”) to provide the following primary information technology (“IT”) services:  (1) procurement of hardware and software necessary to ensure vital backup and disaster recovery services; and (2) providing the security of all data and the integrity of such data against all loss of data, misappropriation of data, by its employees and affiliates.   During the six months ended March 31, 2014, Paranet invoiced the Company $276,084.  This amount consisted of $238,349 for computer equipment and $37,735 for services.  For the six months ended March 31, 2013, Paranet invoiced the Company $4,052 for services.  David S. Boone, a Director and member of the Company’s Executive Committee, is also the Chief Executive Officer of Paranet.

Facility Agreement

On January 3, 2014, the Company entered into a loan agreement (“Facility Agreement”) with Tetra House Pte. Ltd.(“Tetra House”) to provide unsecured debt financing to the Company for acquisitions and working capital.  In consideration of the Facility Agreement, the Company paid Tetra House an arrangement fee equal to 3% of the aggregate maximum amount under the Facility Agreement or $750,000. Tetra House is a private company incorporated under the laws of the Republic of Singapore and is controlled by Mr. Guy Dubois who is a director and member of the Company’s Executive Committee, and currently serves as the Chairman of the Company’s Board of Directors. Under this agreement, the Company may borrow up to $25,000,000, through May 31, 2014. Borrowed amounts under the Facility Agreement bear interest at a rate of 8% per annum and interest is payable in arrears semi-annually.  All outstanding principal under the Facility Agreement, together with accrued and unpaid interest, is due and payable on January 3, 2016. The Company may prepay, without penalty, in minimum amounts of $1,000,000, the borrowed amounts.  The Company may draw down funds in increments of not less than $2,000,000 and in integral multiples of $1,000,000 by submitting a utilization request to Tetra House.  Tetra House has 10 business days in which to fund the utilization request upon receipt of such request.

On January 14, 2014 the Company was informed that Tetra House had assigned all of its rights and interests in the Facility Agreement to Conrent Invest, S.A, acting through its compartment Safety II, a securitization company established under the Luxembourg Law of 22 March 2004.  Conrent Invest, S.A., acting through its compartment Safety II is not a related party.  As of March 31, 2014, the Company had borrowed $10,000,000 of principal and $168,767 of interest had accrued on the Facility Agreement, which amounts are due and payable on January 3, 2016.

Summary of All Related-Party Debt

	March 31,	September 30,
	2014	2013

Loan from a significant shareholder with an interest rate of 10% per annum. Principal and interest due at maturity on June 30, 2014.	$1,200,000	$-

Promissory note with a significant shareholder with an interest rate of 8% per annum. Principal and interest due at maturity on November 19, 2014.	1,500,000	-

Convertible debenture of $16,700,000 from a significant shareholder with an interest rate of 8% per annum. On September 30, 2013, $16,640,000 plus accrued interest of $936,627 was converted into 3,905,917 shares of common stock and in October 2013, the Company paid $60,000 in cash to pay off the debenture.	-	60,000

Total related-party debt obligations	2,700,000	60,000
Less current portion	(2,700,000)	(60,000)
Long-term debt, net of current portion	$-	$-

(17)           PREFERRED STOCK

The Company is authorized to issue up to 20,000,000 shares of preferred stock, $0.0001 par value per share. The Company's Board of Directors has the authority to amend the Company's Articles of Incorporation, without further shareholder approval, to designate and determine, in whole or in part, the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock.

Series D Convertible Preferred Stock

In July 2011, the Company amended its Articles of Incorporation and increased the total designated shares of Series D Preferred stock from 70,000 to 85,000 shares (“Series D Preferred stock”).  During the six months ended March 31, 2014 and 2013, the Company did not issue any additional new shares of Series D Preferred stock.

As of March 31, 2014 and September 30, 2013, there were 10 and 468 Series D Preferred shares outstanding, respectively.

Dividends
The Series D Preferred stock is entitled to dividends at the rate equal to 8% per annum calculated on the purchase amount actually paid for the shares or amount of debt converted.  The dividend is payable in cash or shares of common stock at the sole discretion of the Board of Directors. If a dividend is paid in shares of common stock of the Company, the number of shares to be issued is based on the average per share market price of the common stock for the 14-day period immediately preceding the applicable accrual date (i.e., March 31, June 30, September 30, or December 31, as the case may be).  Dividends are payable quarterly, no later than 30 days following the end of the accrual period.

During the six months ended March 31, 2014 and 2013, the Company issued 979 and 148,942 shares of common stock to pay $18,854 and $1,260,858 of accrued dividends on the Series D Preferred stock earned during the six months ended March 31, 2014 and 2013, respectively.  Subsequent to March 31, 2014, the Company issued 270 shares of common stock to pay $5,103 of accrued dividends on Series D Preferred stock earned during the three months ended March 31, 2014.

Convertibility
Each share of Series D Preferred stock may be converted into thirty (30) shares of common stock, commencing 90 days after the date of issue. During the six months ended March 31, 2014 and 2013, 197 and 48,295 shares of Series D Preferred stock were converted into 16,053 and 1,828,283 shares of common stock, respectively. During fiscal year 2013, the Company entered into an employment agreement with an officer. In addition, the officer and the Company mutually agreed that the conversion of the Series D Preferred shares held by the officer will convert into common stock at a rate of 155% of each share’s original investment; provided that the officer must convert all of his Series D Preferred shares before the next annual shareholder meeting of the Company. As of April 30, 2014, there were no Series D Preferred shares outstanding.

Redemption
On January 16, 2014, the Company sent out notices to Series D Preferred shareholders regarding the Company’s election under the Amended and Restated Designation of the Rights and Preferences to redeem 261 shares of Series D Preferred stock at 120% of the aggregate original investment of $260,007 through the payment of cash totaling $312,007.  The redemption date was February 13, 2014.

Voting Rights and Liquidation Preference
The holders of the Series D Preferred stock may vote their shares on an as-converted basis on any issue presented for a vote of the shareholders, including the election of directors and the approval of certain transactions such as a merger or other business combination of the Company.  As of March 31, 2014 and September 30, 2013, there were 10 and 468 shares of Series D Preferred stock outstanding, respectively. Additionally, the holders are entitled to a liquidation preference equal to their original investment amount.

In the event of the liquidation, dissolution or winding up of the affairs of the Company (including in connection with a permitted sale of all or substantially all of the Company’s assets), whether voluntary or involuntary, the holders of shares of Series D Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its shareholders, an amount per share equal to original issue price, as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like with respect to the Series D Preferred Stock.

Series D Preferred Stock Warrants
As of March 31, 2014, 1,400 warrants to purchase Series D Preferred stock at an exercise price of $500 per share were issued and outstanding. During the six months ended March 31, 2014, no Series D Preferred stock warrants were issued or exercised.

(18)         COMMON STOCK

Common Stock Issuances

During the six months ended March 31, 2014, the Company issued the following shares of common stock: 16,053 shares upon the conversion of 197 shares of Series D Preferred stock, 979 shares to pay $18,854 of accrued dividends on Series D Preferred stock, 1,933 shares for Board of Director fees, 5,384 shares upon the exercise of options and warrants for total cash proceeds of $8,000, and 236,469 shares in connection with the acquisition of GPS Global Tracking & Surveillance System Ltd.

(19)         STOCK OPTIONS AND WARRANTS

Stock Incentive Plan

At the annual meeting of shareholders on December 21, 2011, the shareholders approved the 2012 Equity Compensation Plan (the “2012 Plan”), which had previously been adopted by the Board of Directors of the Company.  The 2012 Plan provides for the grant of incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards and performance-based awards to employees and certain non-employees who have important relationships with the Company. A total of 90,000 shares are authorized for issuance pursuant to awards granted under the 2012 Plan.  During the six months ended March 31, 2014 and 2013, respectively, no options were issued under this 2012 Plan.  As of March 31, 2014, 60,000 shares of common stock were available for future grants under the 2012 Plan.

All Options and Warrants

The fair value of each stock option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company granted warrants to purchase 27,700 and 64,984 shares of common stock during the six months ended March 31, 2014 and 2013, respectively.  These warrants vested immediately and expire two years from grant date.  The Company recorded $160,862 and $53,188 of expense for the six months ended March 31, 2014 and 2013, respectively, and $106,915 and $53,188 of expense for the three months ended March 31, 2014 and 2013, respectively, related to the issuance and vesting of all stock options and warrants.  As of March 31, 2014, $11,878 of compensation expense associated with unvested stock options and warrants issued previously to employees will be recognized over the remaining fiscal year.

The option and warrant grants for six months ended March 31, 2014 and 2013 were valued using the Black-Scholes model with the following weighted-average assumptions:

	Six Months Ended March 31,
	2014	2013
Expected cash dividend yield	-	-
Expected stock price volatility	77%	102%
Risk-free interest rate	0.12%	0.14%
Expected life of options/warrants	2 Years	2 Years

The expected life of stock options (warrants) represents the period of time that the stock options or warrants are expected to be outstanding based on the simplified method allowed under GAAP. The expected volatility is based on the historical price volatility of the Company’s common stock. The risk-free interest rate represents the U.S. Treasury bill rate for the expected life of the related stock options (warrants). The dividend yield represents the Company’s anticipated cash dividends over the expected life of the stock options (warrants).

A summary of stock option activity for the six months ended March 31, 2014 is presented below:

	Shares Under Option/ Warrant	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding as of September 30, 2013	427,965	$16.12
Granted	27,700	$19.33
Expired / Cancelled	(8,249)	$32.58
Exercised	(36,565)	$16.44
Outstanding as of March 31, 2014	410,851	$15.97	.98 years	$1,458,325
Exercisable as of March 31, 2014	408,156	$16.02	.98 years	$1,432,055

The intrinsic value of options outstanding and exercisable is based on the Company’s share price of $18.75 at March 31, 2014.

(20)         CHANGES IN EQUITY

A summary of the composition of equity of the Company as of March 31, 2014, and the changes during the six months then ended is presented in the following table:

Total Equity
Balance at September 30, 2013	$23,963,342
Issuance of common stock for:
Dividends from Series D Preferred stock	18,854
Board of Director fees	37,500
Exercise of options and warrants	8,000
An acquisition purchase commitment	4,500,000
Vesting of stock options and warrants	142,500
Series D Preferred dividends	(14,530)
Issuance of warrants for Board of Director fees	160,862
Accumulated other comprehensive income	145,972
Redemption of Series D Preferred stock	(312,007)
Net loss	(2,562,312)
Balance at March 31, 2014	$26,088,180

(21)         COMMITMENTS AND CONTINGENCIES

Legal Matters

Lazar Leybovich et al v. SecureAlert, Inc.  On March 29, 2012, Lazar Leybovich, Dovie Leybovich and Ben Leybovich filed a complaint in the 11th Circuit Court in and for Miami-Dade County, Florida alleging breach of contract with regard to certain Stock Redemption Agreements.  The complaint was subsequently withdrawn by the plaintiffs.  An amended complaint was filed by the plaintiffs on November 15, 2012.  The Company believes these allegations are inaccurate and intend to defend the case vigorously. The Company has not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Larry C. Duggan v. Court Programs of Florida, Inc. and SecureAlert, Inc.  On March 26, 2012, Mr. Duggan filed a complaint in the 9th Circuit Court in and for Orange County, Florida alleging malicious prosecution, abuse of process and negligent infliction of emotional distress against the Company and its former subsidiary.  The case resulted from actions of a former agent of the subsidiary.  The Company intends to vigorously defend this matter. The Company has not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Integratechs v. SecureAlert, Inc.  On March 14, 2013, Integratechs, Inc. filed a suit in the Fourth Judicial District Court of Utah County, claiming the Company had breached a contract for computer services and intentionally interfered with its economic relations.  The parties reached a settlement in March 2014, and the Company agreed to pay $20,000 to Integratechs; neither party admitted any wrongdoing or liability and the lawsuit was dismissed with prejudice.
Christopher P. Baker v. SecureAlert, Inc.  In February 2013, Mr. Baker filed suit against the Company in the Third Judicial District Court in and for Salt Lake County, State of Utah.  Mr. Baker asserts that the Company breached a 2006 consulting agreement with him and claims damages of not less than $210,000.  The Company disputes the plaintiff’s claims and will defend the case vigorously.  No accrual for a potential loss has been made as management believes the probability of incurring a material loss is remote.

SecureAlert, Inc. v. STOP, LLC.  On December 17, 2013, the Company filed a complaint in the United States District Court, District of Utah, Central Division against Satellite Tracking of People, LLC (a.k.a. STOP, LLC) asserting claims for declaratory relief, reimbursement for overpayment and unjust enrichment related to a Settlement Agreement entered into by and between the Company and STOP, effective January 29, 2010.  On February 14, 2014, STOP filed an answer denying our claims and asserted counterclaims for breach of contract against the Company related to the same Settlement Agreement.  On March 1, 2014, the parties entered into a Supplemental Settlement Agreement that included a stipulation and dismissal of all claims and counterclaims in this litigation.  Under the terms of the settlement, both parties restructured their relationship and provided reciprocal licenses for all patents listed in the Settlement Agreement effective January 29, 2010.  In addition, each party provided the other with a reciprocal license for future patents awarded the respective party, but excluding patents held by or acquired by SecureAlert related to: (i) GPS or cellular tracking by a device not attached to a person’s limb, (ii) related to alcohol/drug monitoring, (iii) any patent held by an entity acquired by SecureAlert for so long as that entity is paying or owes STOP a royalty or fee until such time as any royalty or fee is no longer owed to STOP, unless STOP already has a right to those patents, and (iv) any patent not used in the electronic monitoring and tracking services, using cellular and/or GPS technologies, for governmental law enforcement agencies (e.g. offender tracking).  In addition, the Company agreed to pay STOP a total of $4,500,000 in 24 equal monthly installments of $187,500 in exchange for the granting of a non-exclusive, irrevocable, perpetual and royalty-free license to certain patents held by STOP.

The parties also agreed that if the Company pays in full the above amounts they shall have no further payment obligations under the prior agreement and will receive a fully paid-up, non-exclusive, perpetual, and royalty-free license to the STOP Patents. This includes additional patents that were not in the prior agreement. Based on the terms of the agreement, the Company has accounted for this agreement as a separate transaction and as such removed prior accrued royalty amounts into current operations. If the Company does not make the required payments under the current agreement STOP shall have the right to seek enforcement of the royalty and payment obligations of the Company under the prior agreement; provided, however, that the Company shall receive partial credit for all prior payments made. The Company has made the first two installment payments under the agreement as of March 31, 2014.

SecureAlert, Inc. v. Derrick Brooks and STOP, LLC.  On February 21, 2014, the Company filed a complaint in the Third Judicial District Court, Salt Lake County, State of Utah, against Derrick Brooks and STOP, asserting claims for declaratory relief, breach of contract, tortious interference with prospective economic relations, tortious interference with contract, misappropriation of trade secrets, injurious falsehood/trade libel/business disparagement, defamation, respondeat superior, injunctive relief and punitive damages.  On March 20, 2014, the Company entered into a settlement agreement with STOP and all of the claims between the Company and STOP in the litigation have been dismissed with prejudice.  On April 9, 2014, Mr. Brooks filed an answer denying the Company’s claims and asserting counterclaims for constructive discharge, interference with contract, interference with prospective economic relations and blacklisting.  In his counterclaim, Mr. Brooks seeks to recover “not less than $150,000” on each of his claims.  The Company has not yet responded to Mr. Brooks’ counterclaims, but management believes them to be without merit and the Company intends to vigorously defend against them.

 (22)        SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the accompanying consolidated financial statements were issued.  Subsequent to March 31, 2014, the following events occurred:

1)	2,431 shares of common stock were issued to five members of the Board of Directors for services.

2)	270 shares of common stock were issued for Series D Preferred stock dividends, valued at $5,103.

3)	10 shares of Series D Preferred stock were converted into 854 shares of common stock, resulting in zero shares of Series D Preferred stock issued and outstanding.

4)	6,556 shares of common stock were issued to four employees for services, valued at $120,000 or $18.30 per share.

5)	Warrants to purchase 2,432 shares of common stock for two years with an exercise price of $18.75 per share, valued at $8,684 on April 1, 2014, the date of the grant.

6)	2,693 shares of common stock were issued to a director from the exercise of cashless warrants previously granted for services.

7)	46 shares of common stock were issued to two employees from the exercise of cashless warrants previously granted for services.

8)
Effective April 1, 2014, the Company entered into a Share Purchase Agreement to purchase all the issued and outstanding shares of GPS Global Tracking and Surveillance System Ltd., a company formed under the laws of and operating in the State of Israel (“GPS”). The Company agreed to purchase GPS for $7,811,044 payable in cash and shares of common stock.  Of the total amount $311,404 was paid in cash and 236,469 shares of common stock valued at $4,500,000 were paid at closing prior to March 31, 2014.   See 8-K filed on March 12, 2014, for complete details related to the acquisition of GPS.

SECUREALERT, INC.

236,469 Shares of Common Stock

PROSPECTUS

June __, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, payable by us in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount to
be Paid
SEC registration fee	$548
Printing and engraving expenses	$5,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$15,000
Transfer agent and registrar fees and expenses	$1,000
Miscellaneous expenses	$1,000

Total	$52,548

Item 14.

Indemnification of Directors and Officers.

Section 16-10a-841 of the Utah Revised Business Corporation Act (the “UBCA”) allows a Utah corporation to provide, in its articles of incorporation, bylaws or by shareholder resolution, for the elimination or limitation of personal liability of a director to the corporation or to its shareholders for monetary damages for any action or omission, as a director, except (i) liability for a financial benefit received by a director to which he was not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) an unlawful distribution to shareholders in violation of the UBCA, and (iv) intentional violation of criminal law.

Section 16-10a-902 of the UBCA provides that a Utah corporation may indemnify any individual made a party to a proceeding because he or she is or was a director, against liability incurred in the proceeding, if: (a) the director’s conduct was in good faith, (b) the director reasonably believed that his or her conduct was in, or not opposed to, the corporation’s best interests; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe such conduct was unlawful; provided, however, that a corporation may not indemnify a director under Section 16-10a-902 if the director was adjudged liable to the corporation in a proceeding by or in the right of the corporation or adjudged liable for deriving an improper personal benefit.  All indemnification is limited to reasonable expenses only.

Section 16-10a-903 of the UBCA provides that, unless limited by its articles of incorporation, a Utah corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which the director was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection with the proceeding or claim with respect to which the director has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 6-10a-905 of the UBCA provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

Under Section 16-10a-904 of the UBCA, a Utah corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his or her good faith belief that the director has met the applicable standard of conduct, provides a written undertaking personally binding the director to pay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making a determination would not preclude indemnification.  The director’s undertaking need not be secured and may be accepted without reference to financial ability to make repayment.  Section 16-10a-906 prohibits a corporation from making any discretionary indemnification, payment or reimbursement of expenses unless a determination has been made that the director has met the applicable standard of conduct.

The determination required under Sections 16-10a-904 and 16-10a-906 of the UBCA must be made as follows: (1) by a majority vote of a quorum of the board of directors who are not parties to the proceeding; (2) if a quorum cannot be obtained as contemplated by (1), above, by a majority vote of a committee of two or more members of the board of directors who are not parties to the proceeding and are designated by the board of directors; (3) by special legal counsel selected by a quorum of the board of directors or its committee composed of persons determined in the manner prescribed in (1) or (2), above, or if a disinterested quorum of the board of directors or committee is not possible, then selected by a majority vote of the full board of directors, or (4) by a majority of the shareholders entitled to vote by person or proxy at a meeting.

Section 16-10a-907 of the UBCA provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as a director, (ii) a corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 16-10a-908 of the UBCA provides that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify him or her against the same liability under Sections 902, 903 or 907 of the UBCA.

Section 16-10a-909 of the UBCA provides that a provision treating a corporation’s indemnification of or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its stockholders or board of directors or in a contract, (except an insurance policy), or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the Revised Act.  If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

The Company’s Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Revised Act or any other applicable law, a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for any action taken or failure to take any action as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Company or its shareholders, (c) a violation of Section 16-10a-842 of the Revised Act (regarding unlawful distributions) or (d) an intentional violation of criminal law.

The Amended and Restated Articles of Incorporation also provide that, to the fullest extent permitted by the Revised Act or other applicable law, (a) the Company will indemnify a person made or threatened to be made a party to any action for all liabilities and expenses incurred by such person in connection with such action because such person is or was a director or officer of the Company or served at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of another entity and (b) the Company will advance expenses to such person in advance of a final disposition of such action.

The Amended and Restated Articles of Incorporation further provide that neither an amendment nor repeal of the such provisions of the Company’s Amended and Restated Articles of Incorporation, nor the adoption of a provision of the Company’s Amended and Restated Articles of Incorporation that is inconsistent with such provisions, will eliminate or reduce the effect of such provisions with respect to any matter that occurs or action or proceeding that accrues or arises prior to such amendment or repeal of such provisions or the adoption of a provision that is inconsistent with such provisions.

The Company’s Bylaws require the Company to indemnify any individual who is made a party to a proceeding because the individual is or was a director or officer of the Company against any liability or expenses incurred in connection with such proceeding to the maximum extent allowed under Utah law, and to advance expenses to any such individual.

The Company has also entered into Indemnification Agreements with each of its directors and executive officers.  In such agreements, the Company agrees to hold harmless and indemnify, including with respect to expenses, the respective officer or director to the fullest extent authorized or permitted by the Revised Act, the Company’s Amended and Restated Articles of Incorporation or the Company’s Bylaws.  The Company also agrees to pay the entire amount of liabilities and expenses, without requiring the contribution of the respective officer or director, in any action in which the Company is held jointly liable with such officer or director.  The Indemnification Agreements further require the Company to advance expenses to such officer or director to the maximum extent as may be permitted under the Revised Act.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

Item 15.

Recent Sales of Unregistered Securities.

During the fiscal year ended September 30, 2013, we sold the securities described below without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon exemptions from registration available under Section 4(a)(2) of the Securities Act and rules and regulations promulgated under the Securities Act, including Regulation D and Regulation S.

Common Stock

We issued the following shares of Common Stock: 181,832 shares of Common Stock as payment of dividends on our Series D Convertible Preferred stock; 21,884 shares of Common Stock for services, valued at $141,758; 3,661 shares of Common Stock for the payment of board of director fees, valued at $47,500; 4,607,361 shares of Common Stock for conversion of debt totaling $20,733,118; and 1,894,283 shares of Common Stock upon the exchange or conversion of 48,295 shares of Series D Preferred stock.

In each of the transactions listed above, the securities were issued in private transactions, solely to accredited investors without general solicitation and without registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and the rules and regulations promulgated under the Securities Act, as indicated above.

In each of the transactions listed above, the shares of Common Stock were issued without registration under the Securities Act in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder. The Company’s reliance on Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale or issuance of the securities took place directly between the offerees and the Company.

Purchases of Equity Securities

Neither the Company nor any affiliated purchaser as defined in Rule 10b-18(3) of the Exchange Act made any purchases of shares of the Company’s Common Stock during the year ended September 30, 2012.

Item 16.

Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Title of Document

3(i)(1)	Articles of Incorporation (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

3(i)(2)	Amendment to Articles of Incorporation for Change of Name (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2001).

3(i)(3)	Amendment to Articles of Incorporation Amending Rights and Preferences of Series A Preferred Stock (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2001).

3(i)(4)	Amendment to Articles of Incorporation Adopting Designation of Rights and Preferences of Series B Preferred Stock (previously filed as Exhibit on Form 10- QSB for the six months ended March 31, 2002).

3(i)(5)
Certificate of Amendment to the Designation of Rights and Preferences Related to Series A 10% Cumulative Convertible Preferred Stock of SecureAlert, Inc. (incorporated by reference to our annual report on Form 10-KSB for the fiscal year ended September 30, 2001).

3(i)(6)
Certificate of Amendment to the Designation of Rights and Preferences Related to Series C 8% Convertible Preferred Stock of SecureAlert, Inc. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on March 24, 2006).

3(i)(7)	Articles of Amendment to Articles of Incorporation filed July 12, 2006 (previously filed as exhibits to our current report on Form 8-K filed July 18, 2006, and incorporated herein by reference).

3(i)(8)
Articles of Amendment to the Fourth Amended and Restated Designation of Right and Preferences of Series A 10% Convertible Non-Voting Preferred Stock of SecureAlert, Inc. (previously filed as Exhibit on Form  10-QSB for the nine months ended June 30, 2007, filed in August 2007).

3(i)(9)
Articles of Amendment to the Designation of Right and Preferences of Series A Convertible Redeemable Non-Voting Preferred Stock of SecureAlert, Inc. (previously filed as Exhibit on Form 10-QSB for the nine months ended June 30, 2007, filed in August 2007).

3(i)(10)
Articles of Amendment to the Articles of Incorporation and Certificate of Amendment to the Designation of Rights and Preferences Related to Series D 8% Convertible Preferred Stock of SecureAlert, Inc. (previously filed as Exhibit on Form 10-K filed in January 2010).

3(i)(11)	Articles of Amendment to the Articles of Incorporation filed March 28, 2011 (previously filed as Exhibit on Form 8-K filed April 4, 2011).

3(i)(12)	Articles of Amendment to the Articles of Incorporation of SecureAlert, Inc., filed August 1, 2011 (previously filed as Exhibit on Form 10-Q filed August 15, 2011).

3(i)(13)	Articles of Amendment to the Articles of Incorporation of SecureAlert, Inc., filed December 28, 2011 (previously filed as Exhibit to Definitive Proxy Statement, filed October 25, 2011)

3(i)(14)	Articles of Amendment to the Articles of Incorporation of SecureAlert, Inc., filed April 11, 2013 (previously filed as Exhibit on Form 10-Q filed May 15, 2013).

3(ii)	Bylaws (incorporated by reference to our Registration Statement on Form 10-SB, effective December 1, 1997).

3(iii)	Amended and Restated Bylaws (previously filed in February 2011 as an Exhibit to the Form 10-Q for the three months ended December 31, 2010).

4.01	2006 Equity Incentive Award Plan (previously filed in August 2006 as an Exhibit to the Form 10- QSB for the nine months ended June 30, 2006).

4.02	2012 Equity Incentive Award Plan (previously filed as Exhibit to Definitive Proxy Statement, filed October 25, 2011).

5.1	Opinion of Durham Jones & Pinegar

10.01	Distribution and Separation Agreement (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

10.02	1997 Stock Incentive Plan of the Company, (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

10.03	1997 Transition Plan (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

10.04	Securities Purchase Agreement for $1,200,000 of Series A Preferred Stock (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

10.05	Loan Agreement (as amended) dated June 2001 between ADP Management and the Company (incorporated by reference to our annual report on Form 10-KSB for the fiscal year ended September 30, 2001).

10.06
Loan Agreement (as amended and extended) dated March 5, 2002 between ADP Management and the Company, effective December 31, 2001 (filed as an Exhibit to our quarterly report on Form 10-QSB for the quarter ended December 31, 2001).

10.07	Agreement with ADP Management, Derrick and Dalton (April 2003) (previously filed as Exhibit on Form 10-QSB for the six months ended March 31, 2003)

10.08	Security Agreement between Citizen National Bank and the Company (previously filed with Form 8-K in July 2006).

10.09	Promissory Note between Citizen National Bank and the Company (previously filed with Form 8-K in July 2006).

10.10	Common Stock Purchase Agreement dated as of August 4, 2006 (previously filed as an Exhibit to our current report on Form 8-K filed August 7, 2006 and incorporated herein by reference).

10.11	Change in Terms Agreement between Citizen National Bank and the Company (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2006)

10.12	Securities Purchase Agreement between the Company and VATAS Holding GmbH, a German limited liability company (previously filed with Form 8-K in November 2006).

10.13
Common Stock Purchase Warrant between the Company and VATAS Holding GmbH dated November 9, 2006 (previously filed as Exhibit on Form 10-QSB for the three months ended December 31, 2006, filed in February 2007).

10.14
Settlement Agreement and Mutual Release between the Company and Michael Sibbett and HGR Enterprises, LLC, dated as of February 1, 2007 (previously filed as Exhibit on Form 10-QSB for the three months ended December 31, 2006, filed in February 2007).

10.15
Distributor Sales, Service and License Agreement between the Company and Seguridad Satelital Vehicular S.A. de C.V., dated as of February 5, 2007 (previously filed as Exhibit on Form 10-QSB for the three months ended December 31, 2006, filed in February 2007).

10.16
Distributor Agreement between the Company and QuestGuard, dated as May 31, 2007.  Portions of this exhibit were redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (previously filed as Exhibit on Form 10-QSB for the nine months ended June 30, 2007, filed in August 2007).

10.17
Stock Purchase Agreement between the Company and Midwest Monitoring & Surveillance, Inc., dated effective December 1, 2007 (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2007, filed in January 2008).

10.18
Stock Purchase Agreement between the Company and Court Programs, Inc., Court Programs of Florida Inc., and Court Programs of Northern Florida, Inc., dated effective December 1, 2007 (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2007, filed in January 2008).

10.19
Sub-Sublease Agreement between the Company and Cadence Design Systems, Inc., a Delaware corporation, dated March 10, 2005 (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.20
Patent Assignment Agreement between Futuristic Medical Devices, LLC, dated September 14, 2007 (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.21
Patent Assignment Agreement between Futuristic Medical Devices, LLC, dated September 14, 2007 (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.22
Patent Assignment Agreement between Futuristic Medical Devices, LLC, dated September 14, 2007 (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.23
Patent Assignment Agreement between Futuristic Medical Devices, LLC, dated December 20, 2007 (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.24
Stock Purchase Agreement (sale of Volu-Sol Reagents Corporation shares to Futuristic Medical, LLC), dated January 15, 2008, including voting agreement (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.25
Distribution and License Agreement between euromicron AG, a German corporation, and the Company, dated  ay 28, 2009 (previously filed as Exhibit on Form 10-Q for the nine months ended June 30, 2009, filed in August 2009).

10.26
Agreement for Monitoring & Associated Services among I.C.S. of the Bahamas Co., Ltd., SecureAlert, Inc., International Surveillance Services Corp and The Ministry of National Security, dated November 19, 2010 (previously filed with Form 8-K in November 2010).

10.27	Agreement and Royalty Agreement between Borinquen Container Corporation and SecureAlert, effective July 1, 2011 (previously filed with Form 8-K in August 2011).

10.28
Addendum to the Royalty Agreement between Borinquen Container Corporation and SecureAlert, effective July 1, 2011 (previously filed as Exhibit on Form 10-Q for the six months ended March 31, 2012, filed in May 2012).

10.29	Stock Purchase Agreement between Gary Shelton, Larry and Sue Gardner and SecureAlert, effective October 1, 2012 (previously filed on Form 8-K in December 2012).

10.30	Loan and Security Agreement between Sapinda Asia Limited and SecureAlert, effective December 3, 2012 (previously filed on Form 8-K in December 2012).

10.31	Stock Purchase Agreement between David Rothbart and SecureAlert, effective February 8, 2013 (previously filed on Form 10-Q in February 2012).

10.32	Settlement and Royalty and Share Buy Back among Borinquen Container Corporation, Sapinda Asia Limited, and SecureAlert, effective February 4, 2013 (previously filed on Form 8-K in February 2013).

10.33	Acknowledgement and Agreement between Sapinda Asia Limited, and SecureAlert, dated August 13, 2013.

14.1	Code of Ethics (previously filed on Form 10-K in January 2014).

23.1	Consent of Hansen, Barnett & Maxwell, P.C. (incorporated herewith)

23.2	Consent of Eide Bailly, LLP (incorporated herewith)

23.3	Consent of Durham Jones & Pinegar (included in Exhibit 5)

99.1	Insider Trading Policy Adopted (previously filed on Form 10-K in January 2014).

101.INS*	XBRL INSTANCE DOCUMENT

101.SCH*	XBRL TAXONOMY EXTENSION SCHEMA

101.CAL*	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE

101.DEF*	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE

101.LAB*	XBRL TAXONOMY EXTENSION LABEL LINKBASE

101.PRE*	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE

* Filed herewith

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.

Undertakings.

The undersigned registrant undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.
That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
4.
That, for the purpose of determining our liability under the Securities Act to any purchaser, each Prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or control persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each Prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandy, Utah, on the 19th day of June, 2014.

SECUREALERT, INC.
By:	/s/ Guy Dubois
Guy Dubois, member, Executive Committee

By:	/s/ John R. Merrill
John R. Merrill, Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Guy Dubois	Director, Member Executive Committee	June 19, 2014
Guy Dubois	(Acting Principal Executive Officer)

/s/ *	Director	June 19, 2014
David S. Boone

/s/John R. Merrill	Chief Financial Officer and (Principal Financial	June 19, 2014
John R. Merrill	Officer and Principal Accounting Officer

/s/ *	Director	June 19, 2014
Rene Klinkhammer

/s/ *	Director	June 19, 2014
Winfried Kunz

/s/ *	Director	June 19, 2014
Dan L. Mabey

/s/ *	Director	June 19, 2014
George F. Schmitt

* By: /s/ Guy Dubois
Attorney-in-fact